UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FAMILYMEDS GROUP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☒    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction: $60,000,000.00 (estimated and not including subsequent transactions)

(5)	Total fee paid: $18,420.00

☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Familymeds Group, Inc. 312 Farmington Avenue Farmington, Connecticut 06032

March [__], 2007

Dear Stockholder:

You are cordially invited to attend a Special Meeting of the holders of shares of Familymeds Group, Inc. (with our wholly owned subsidiaries, the “Company”, “Familymeds”, “we”, “us” or “our”), to be held at the Company’s corporate office, 312 Farmington Avenue, Farmington, Connecticut 06032, on [_______], 2007 at 10:00 a.m., Eastern Time (the “Special Meeting”) for the following purposes:

At the Special Meeting, you will be asked to consider and vote upon two proposals, including a proposal to approve the sale by us of a majority of our pharmacy assets to Walgreen Co. and Walgreen Eastern Co., Inc. (together with Walgreen Co., “ Walgreens”) (the “Asset Sale” Proposal No. 1 in the proxy statement), and a proposal to approve and adopt a Plan of Complete Liquidation and Dissolution of the Company and to approve the transactions contemplated thereby pursuant to which the Company will be dissolved and liquidated (Proposal No. 2 in the proxy statement).

As discussed in more detail in the accompanying proxy statement, in the event we receive stockholder approval of and consummate the asset sale and execute the Plan of Complete Liquidation and Dissolution of the Company, we estimate that the aggregate amount of cash distributions to our stockholders may be in the range of $2.35 to $2.55 per share of Familymeds common stock. However, uncertainties as to the precise net value of our assets, the ultimate amount of our liabilities, the amount of operating costs during this process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to our stockholders or the timing of any such distribution.

Details of the proposals, the background and the reasons for the proposals are set forth in the enclosed proxy statement, which you are urged to read carefully. The Board of Directors believes that the proposals are in our and your best interests. In arriving at its decision to recommend the proposals, the Board of Directors carefully reviewed and considered the terms and conditions of the proposals and the factors described in the enclosed proxy statement. The Board of Directors will continue to assess and sell or close underperforming locations as necessary while we seek stockholder approval for the asset sale to Walgreens and the Plan of Complete Liquidation and Dissolution of the Company. We are not seeking stockholder approval for these other sales.

The Board of Directors has approved each of the proposals and recommends that the holders of common stock vote “FOR” the approval of each of the proposals.

The Board of Directors has fixed [_________], 2007 as the record date for the Special Meeting. Only stockholders of record at the close of business on that date will receive notice of and be entitled to vote at the Special Meeting. All stockholders are cordially invited to attend the Special Meeting.

If you attend the Special Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Simply attending the Special Meeting, however, will not revoke your proxy; you must vote at the Special Meeting. If you do not attend the Special Meeting, you may still revoke your proxy at any time prior to the Special Meeting by providing a later dated proxy or by providing written notice of your revocation to our Corporate Secretary. The notice and proxy statement are first being mailed to our stockholders on or about [_________], 2007. Please follow the voting instructions on the enclosed proxy card to vote. Your prompt cooperation will be greatly appreciated.

By Order of the Board of Directors

Edgardo A. Mercadante President and Chief Executive Officer

THIS PROXY STATEMENT IS DATED [                        ], 2007
AND IS BEING MAILED TO STOCKHOLDERS
ON OR ABOUT [                        ], 2007

Familymeds Group, Inc. 312 Farmington Avenue Farmington, Connecticut 06032

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[_________], [_________], 2007

Notice is hereby given that a Special Meeting of stockholders of Familymeds Group, Inc. (with our wholly owned subsidiaries, the “Company”, “Familymeds”, “we”, “us” or “our”) will be held at the Company’s corporate office, 312 Farmington Avenue, Farmington, Connecticut 06032, on _______, 2007 at 10:00 a.m., Eastern Time (the “Special Meeting”) for the following purposes:

1.
To ratify and approve the Asset Purchase Agreement substantially in the form of Appendix A attached to the accompanying proxy statement, including the sale of a majority of the Company’s pharmacy assets to Walgreen Co. and Walgreen Eastern Co., Inc.;

2.
To approve and adopt the Plan of Complete Liquidation and Dissolution of the Company, substantially in the form of Appendix B attached to the accompanying proxy statement, including the liquidation and dissolution of the Company contemplated thereby; and

3.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

Your attention is directed to the proxy statement accompanying this notice for a more complete description of the matters to be acted upon at the Special Meeting. Stockholders of record at the close of business on March [__], 2007 are entitled to receive notice of and to vote at the Special Meeting and any adjournment thereof.

The Board of Directors has approved each of the proposals and recommends that the holders of common stock vote “FOR” the approval of each of the proposals.

If you attend the Special Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Simply attending the Special Meeting, however, will not revoke your proxy; you must vote at the Special Meeting. If you do not attend the Special Meeting, you may still revoke your proxy at any time prior to the Special Meeting providing a later dated proxy or by providing written notice of your revocation to our Corporate Secretary.  The notice and proxy statement are first being mailed to our stockholders on or about [__________], 2007. Please note that attendance at the Special Meeting will be limited to stockholders of the Company as of the record date (or their duly authorized representatives). If your shares are held by a bank or broker, you must obtain and bring to the Special Meeting a proxy signed by your bank or broker appointing you as the bank’s or broker’s proxy to vote the shares at the Special Meeting.

By Order of the Board of Directors,

Allison D. Kiene
Senior Vice President, General Counsel and Corporate Secretary
Farmington, Connecticut
March [__], 2007

TABLE OF CONTENTS

Background and Reason for the Asset Sale	1

Summary	6
Overview of the Transaction	6
Proposal No. 1 To Approve the Asset Sale	7
Proposal No. 2 To Approve The Plan of Complete Liquidation and Dissolution	16

Questions and Answers About the Special Meeting	19
What is the Purpose of the Special Meeting?	19
Who may vote?	19
How many votes do I have?	19
What vote is required?	19
How do I vote my shares?	19
May I revoke my proxy?	20
Can I still vote in person if I have already granted my proxy?	20
Is the Asset Sale Conditioned upon the Liquidation being Approved?	20
What will happen if the Asset Sale is not Ratified and Approved?	20
What will happen if the Plan of Liquidation and Dissolution is Ratified and Approved?	21
When will Stockholders receive Payment from the Liquidation?	21
What is the Amount of the Payment that Stockholders will Receive from the Liquidation?	21
Can I Still Sell My Shares of Company Common Stock?	23
What if Other Matters are Presented for Determination at the Special Meeting?	23
Who Pays the Expenses Incurred in Connection with the Solicitation of Proxies?	23

Cautionary Statements Concerning Forward-Looking Information	24

Factors to be Considered by Stockholders in Deciding Whether to Approve the Proposals	25

The Asset Sale - Proposal No. 1	30
Background and Reason for the Proposed Asset Sale	30
The Fairness of the Proposed Asset Sale	34
Information about the Parties	34
The Asset Purchase Agreement	35
Regulatory Approvals	42
Dissenters’ Rights	42
Closing of the Asset Sale Not Conditioned on Walgreens obtaining Financing	42
Accounting Treatment	42
Certain Federal Tax Consequences	42
Opinion of JMP Securities to the Board of Directors	43
Interests of Certain Persons in the Asset Sale	48
Effect of the Asset Sale and the Plan of Complete Liquidation and Dissolution on the Company and our Stockholders	52
Required Vote and Board Recommendation	53

v

Plan of Complete Liquidation and Dissolution- Proposal No. 2
General	54
Cessation of Business Activities	54
Certificate of Dissolution; Effective Date	54
Contingent Reserves	55
Distributions and Procedures	55
Liquidating Trusts	56
Modification; Amendment; Abandonment	56
Dissenters’ Rights	56
Accounting Treatment	57
Regulatory Approvals	57
Material United States Federal Income Tax Consequences	57
Required Vote and Board Recommendation	59

Security Ownership of Certain Beneficial Owners and Management	61

Market for Common Stock	65

Stockholder Proposals	65

Householding	66

Other Matters	66

APPENDIX A (Asset Purchase Agreement, dated as of February 14, 2007, by and among
Walgreen Co., Walgreen Eastern Co., Inc., Familymeds Group, Inc., Familymeds, Inc. and
Arrow Prescription Leasing Corp,)

APPENDIX B (Plan of Complete Liquidation and Dissolution of the Company)

APPENDIX C (Opinion of JMP Securities)

APPENDIX D ((Form of Proxy Card for Special Meeting of Stockholders)

FAMILYMEDS GROUP, INC.
312 FARMINGTON AVENUE
FARMINGTON, CT 06032

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [             ], 2007

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Familymeds Group, Inc. for use at our Special Meeting of Stockholders, which we refer to as the “Special Meeting,” to be held on [     ], 2007 at 10:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at our principal executive offices at 312 Farmington Avenue, Farmington, CT 06032. Our telephone number at our principal executive offices is (860) 676-1222.

These proxy solicitation materials were mailed on or about [        ], 2007 to all stockholders entitled to vote at the Special Meeting.

On February 14, 2007, Familymeds Group, Inc. together with its wholly owned subsidiaries Familymeds, Inc. and Arrow Prescription Corp., entered into the Asset Purchase Agreement with Walgreen Co., an Illinois corporation, Walgreen Eastern Co., Inc., a New York corporation (together with Walgreen Co., “Walgreens”), pursuant to which we will, subject to certain terms and conditions including approval by our stockholders at the Special Meeting, sell up to 53 of our locations and related assets to Walgreens (the “Asset Sale”). Of the 53 locations, 31 of the clinic and Worksite locations will remain open and continue to operate in place. As consideration for this sale, Walgreens will assume only certain of our liabilities, including certain automobile and certain real estate leases, and will pay us approximately $60.0 million for pharmacy assets, customer accounts receivable and inventories related to those locations.

BACKGROUND AND REASON FOR THE ASSET SALE

On February 7, 2007, our Board of Directors approved the Asset Purchase Agreement and the Plan of Complete Liquidation and Dissolution of the Company.  Its decision was based on a review of the Company’s past performance, projected future growth, ongoing liquidity, vendor relations, industry outlook, and strategic alternatives.

Familymeds is a pharmacy and drug distribution provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc.  Familymeds Group, Inc. was formerly known as DrugMax, Inc. and on July 10, 2006, the Company amended its Articles of Incorporation to change its name from DrugMax, Inc. to Familymeds Group, Inc. As of March 2, 2007, we operated 74 Company- owned locations including 71 pharmacies, one health and beauty location, one non-pharmacy mail order center, and a drug distribution business primarily focused on the direct distribution of specialty pharmaceuticals to physicians, medical clinics and other health care providers known as Familymeds Medical Supply.  The Company also franchises 7 pharmacies.  During the first quarter of 2007, we have sold 3 underperforming pharmacy locations and we expect to sell 5 additional locations by the end of March 2007 pursuant to a signed asset purchase agreement.  In addition, we have a signed letter of intent to sell or assign 13 additional locations which we expect will close during the second quarter of 2007.  Our pharmacies are located in 13 states and operate under the Familymeds Pharmacy, Arrow Pharmacy & Nutrition Center, and Worksite PharmacySM brand names.

As of December 31, 2005, the Company had a net stockholders’ deficit of $11.3 million and had incurred net losses of $54.9 million, $39.8 million and $12.2 million for the years ended December 31, 2005, January 1, 2005, and December 27, 2003, respectively.  As of September 30, 2006, the Company had a net stockholders’ deficit of $7.4 million.

The Company has taken significant steps in its attempt to improve its operating results, reduce costs and improve its financial performance. These include the sale of common stock for net proceeds of $47.4 million, the refinancing of the senior credit facility with a new $65.0 million facility, which allowed for additional borrowing availability, and the sale and discontinuation of a majority of the Company’s full-line wholesale drug distribution operations, which had incurred significant losses.

Further, during the second quarter of 2006, the Company entered into a Note and Warrant Purchase Agreement and certain other agreements described below, each effective as of June 23, 2006, with Deerfield Special Situations Fund, L.P. and Deerfield Special Situations Fund International, Limited (collectively, “Deerfield”), pursuant to which Deerfield purchased two secured promissory notes in the aggregate principal amount of $10 million (one note in the principal amount of $3.32 million and the second note in the amount of $6.68 million, collectively the “Notes”) and eight warrants to purchase an aggregate of 1.65 million shares of Company common stock (the “Warrants”), for an aggregate purchase price of $10 million.  The $10 million purchase price for the Notes and Warrants was used entirely for an early repayment, settlement and termination of approximately $23 million in outstanding subordinated debt and accrued unpaid interest with the Company’s former supplier AmerisourceBergen Drug Corporation.

Also during the third and fourth quarters of 2006, the Company closed or sold underperforming stores and continued to evaluate its ongoing operations to improve results.  Despite these efforts, the Company continued to experience a reduction in gross margins due to the increased number of participants enrolled in Medicare Part D plans and the increased pressure by other third parties to reduce prescription reimbursement rates.   We anticipate that this trend coupled with the announcement that reimbursement for generic prescriptions paid for by state Medicaid agencies would soon be determined as a percentage of Average Manufacturer’s Price or “AMP” will result in further decreases in gross margin.  Based upon a study performed by the National Association of Chain Drug Stores, we estimate the negative impact on gross margin of the implementation of AMP to Familymeds will be approximately $5.60 per generic Medicaid prescription filled or approximately $1.0 million annually.

In addition, a proposed settlement announced during the fourth quarter of 2006 in a case filed against First Databank, Inc. and McKesson Corp. may also have a negative impact on the Company’s ability to become profitable.  AWP is the basis for determining reimbursement from most third party payors.  If the proposed settlement is accepted, it is expected that AWP will be reduced by approximately 5%.  This decrease in AWP, we expect, will result in a decrease in prescription revenue of approximately 3.6% or $7.6 million annually.

Further, the introduction of Medicare Part D in 2006 and the resulting decrease in cash paying customers has negatively impacted our cash flow.  Our suppliers typically require payment 7 days from the date of purchase; however, payment from Medicare Part D providers and other third party payors is typically received on a 14 to 30 day basis.  As more of our customers continue to enroll in managed care plans such as Medicare Part D, the Company will continue to experience a decline in its cash availability.

These negative pressures on gross margin coupled with the increasing demand for pharmacists, rising salary requirements, increasing health care costs and professional liability insurance costs, will continue to negatively impact the Company’s ability to become profitable.

During the 2nd half of 2006 the Company implemented significant selling and general administrative expense reduction measures, including a workforce reduction of 33 employees at the Company headquarters in Farmington, Connecticut in July 2006, directed at reducing costs and improving overall liquidity.

In addition, during the second, third and fourth quarters of 2006, the Company also contacted various banking and investment firms in an effort to improve liquidity, provide capital for growth and improve financial results either through a private investment in a public company, the refinancing of the current credit facility or through a subordinated tranche B type loan.  These financing alternatives were determined to be very expensive and highly dilutive to current stockholders.

The continued gross margin pressure on prescription drug sales, among other factors, has created a more urgent need for a larger scaled enterprise for its clinic and Worksite Pharmacy business model. The Company exhaustively sought new capital; however, such financing opportunities were highly dilutive.

Familymeds strategic plan has been to seek long term sustainable profits by increasing sales through organic growth, continued focus on same store sales growth and expansion of new pharmacies in clinic and Worksite settings. However, in light of the factors noted above, the current competitive environment and the Company’s highly leveraged capital structure, the Board of Directors believes that the Company lacks the capital resources necessary in the long-term to compete effectively in its industry.  In an effort to maximize the value of the stockholders’ investment in the Company, the Board of Directors decided to examine certain financial and strategic alternatives to the Company remaining independent.

In October 2006, the Board of Directors retained JMP Securities LLC (“JMP Securities”) as its financial advisor to examine these alternatives and to contact certain potential strategic and financial partners with respect to a transaction with the Company.  With the Board of Directors frequent consultation and guidance throughout a process extending many months, management and JMP Securities considered a number of strategic alternatives for the Company and its business.  This included an analysis of the operating history and prospects for growth of the Company as a whole.

In the course of the review, with the assistance of JMP Securities, we contacted a total of 17 strategic buyers and 13 financial buyers.  They were provided with an executive summary of the business. Of the total buyers contacted, 12 strategic buyers and 9 financial buyers executed a confidentiality agreement and were provided with copies of the Company’s confidential information memorandum.

As a result of the contacts with potentially interested parties, the Company received a number of expressions of interest in evaluating a transaction with Familymeds. The Company then commenced due diligence with those parties, including Walgreens.

In November 2006, JMP Securities sent preliminary process letters to prospective buyers requesting indications of interest for the Company or its assets. The process letter asked prospective bidders to identify in their indication of interest the form and amount of consideration offered, the structure of a proposed transaction, the timing required to complete due diligence, additional due diligence requirements, and other items that may have bearing on the transaction. Bidders were advised that the decision to select potential parties would take into consideration the level of stated interest in entering into a transaction with Familymeds, the total value placed on Familymeds or selected assets, the form and structure of the transaction under contemplation, and the ability to consummate the transaction expeditiously and other relevant issues.

By December 2006, the Company received several written indications of interest and verbal expressions of continued interest.  The proposals were in the form of financing commitments, stock exchanges, and others in the form of asset purchases, including the proposal submitted by Walgreens.    These proposals were presented to the Board of Directors on December 4, 2006.

The Board of Directors instructed JMP Securities to clarify the indications of interest.  From December 5, 2006 through December 20, 2006, the Company and / or JMP Securities held conference calls and management meetings with seven companies, including Walgreens.

On December 5, 2006, Mr. Jugal K. Taneja, a Familymeds Director and former Chairman of the Board, informed Mr. Mercadante, the Company’s Chairman of the Board and Chief Executive Officer, of his interest in pursuing an acquisition of the Company through GeoPharma, Inc.  Mr. Taneja is the Chairman of the Board of GeoPharma.  GeoPharma is a pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products. According to GeoPharma, their growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry.

During the following weeks, Mr. Mercadante and JMP Securities provided Mr. Taneja and GeoPharma with due diligence materials requested and met in person and via several conference calls with Mr. Taneja, GeoPharma management, and their advisors to discuss a potential transaction.

On December 8, 2006, JMP Securities sent final process letters to those interested in pursuing a transaction with Familymeds. The final process letter asked prospective bidders to identify in their final indication of interest the form and amount of consideration offered, the structure of a proposed transaction, material items required in a definitive purchase agreement, sources of financing to consummate the transaction, employment agreement and other management incentives, approvals required to consummate the transaction, the timing required to complete due diligence, additional due diligence requirements, and other items that may have bearing on the transaction. Final bidders were advised that the factors that would be taken into consideration in selecting the designated purchaser(s) would include: the value of the consideration to be paid for the stock or assets of the Company, the assets to be purchased and liabilities assumed if an asset sale is contemplated, any material proposed terms and conditions required in a definitive purchase agreement, the availability of funds and certainty of financing for the proposed transaction, any conditions relating to current employees of the Company, requirements and timing to complete diligence and sign the purchase agreement, any conditions to closing, and other items that may be material to the evaluation.

Subsequently, JMP Securities received a handful of final indications of interest for the assets of the Company, including Walgreens, and an indication of interest from GeoPharma.

On December 20, 2006, the Board of Directors, other than Mr. Taneja, met via conference call with management and JMP Securities to discuss the final bids submitted.  JMP Securities reminded the Board of Directors of the process undertaken to maximize value to stockholders, then described the five offers submitted, including the offers from Walgreens and GeoPharma.

The Board of Directors carefully considered each of the offers in light of the current industry issues, the ongoing liquidity issues and the strategic alternatives available to the Company.  The Board of Directors considered the value of each offer, the certainty of closure, the availability of financing to consummate the transaction, the currency offered and the value to stockholders.  After thorough discussions and extensive debate, the Board of Directors agreed to pursue the Walgreens offer and authorized Mr. Mercadante to negotiate and sign a letter of intent with Walgreens.

On December 28, 2006, the Company and Walgreens entered into a nonbinding letter of intent with respect to the proposed Asset Sale, which granted Walgreens an exclusivity period extending until January 15, 2007.  On January 10, 2007, Walgreens provided the Company with a proposed form of Asset Purchase Agreement.  The parties negotiated the terms of the proposed Asset Purchase Agreement over the next several weeks and exchanged numerous drafts of the Agreement.  The parties met in Chicago, Illinois, on January 30, 2007 and January 31, 2007 to negotiate the terms of the Agreement, and continued to discuss the terms of the Asset Purchase Agreement on subsequent conference calls.

Following the expiration of the exclusivity period with Walgreens, GeoPharma re-approached the Company with a new offer that contemplated the sale of $15.0 million of Class B Convertible Preferred Stock convertible into Company common stock at a conversion price initially representing 49.0% of the fully-diluted equity capital of Familymeds.  The new offer also required Board of Director control by GeoPharma and required a 10% dividend on the Class B Convertible Preferred Stock. The closing of the $15.0 million investment had numerous conditions to closing.

On February 7, 2007, the Board of Directors met in New York City to consider the Asset Purchase Agreement with Walgreens, the Plan of Complete Liquidation and Dissolution, as well as, the new offer that had been submitted to the Company by GeoPharma on January 30, 2007.

Mr. Taneja and his financial advisors attended the meeting, provided the Board of Directors with an overview of their proposal, and responded to questions posed by the Board of Directors and JMP Securities.  Following the presentation, Mr. Taneja departed after the presentation from the meeting and did not vote on the matters before the Board of Directors.

The Board of Directors then considered the two proposals before them.  When reviewing the proposal set forth by Mr. Taneja on behalf of GeoPharma, they considered certainty of closure, the significant dilution to the shareholders, the impact on liquidity, the ability of the Company to reduce operating costs further, the ability of the Company to sell underperforming stores, the impact of GeoPharma’s proposed strategy on the Company going forward, and the conditions to closing required by the GeoPharma proposal.

JMP Securities then reviewed its financial analysis of the Plan of Complete Liquidation and Dissolution, including the Asset Sale.  JMP Securities then rendered its oral opinion to the Board of Directors with respect to the Asset Sale, subsequently confirmed in its opinion attached hereto as Appendix C, that, as of February 7, 2007, based upon and subject to certain assumptions, qualifications, limitations and factors described in the JMP Securities opinion, the consideration to be received by the holders of Familymeds common stock pursuant to the liquidation was fair, from a financial point of view, to such holders as of the date of the opinion. After discussion, the Board of Directors approved the Asset Sale to Walgreens and the transactions contemplated thereby, subject to stockholder approval.

From February 8, 2007 to February 14, 2007, the Company and Walgreens had several discussions to reach an agreement on the remaining open issues and finalize the Asset Purchase Agreement and related documents. On February 14, 2007, the Asset Purchase Agreement was entered into by the parties and the Company subsequently issued a press release on February 15, 2007 announcing the Asset Sale.

SUMMARY

The following summary highlights the material terms of the proposed Asset Sale and the plan of complete liquidation and dissolution. We have included page references to direct you to more complete information which appears elsewhere in this proxy statement. This summary is not a complete statement of all information, facts or materials to be voted on at the Special Meeting. You should read this proxy statement, the Asset Purchase Agreement, the Plan of Complete Liquidation and Dissolution and the other materials attached to this proxy statement in their entirety to fully understand the proposals and their consequences to you.

In this proxy statement, references to the “Company”, “Familymeds”, “we”, “us” or “our” refer to Familymeds Group, Inc., a Nevada corporation, and its subsidiaries. This summary should only be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information contained in this proxy statement and the Appendices hereto.

Overview of the Transaction

On February 14, 2007, we entered into the Asset Purchase Agreement with Walgreen Co., an Illinois corporation, Walgreen Eastern Co., Inc., a New York corporation (together with Walgreen Co., “Walgreens”), pursuant to which we will, subject to certain terms and conditions, including approval by our stockholders at the Special Meeting, sell up to 53 of our locations and related assets to Walgreens. Of the 53 locations, 31 of the clinic and Worksite locations will remain open and continue to operate in place. However, if the Company fails to receive certain landlord or client consents, Walgreens may choose not to purchase the corresponding locations and the purchase price will be reduced accordingly. As consideration for this sale, Walgreens will assume only certain of our liabilities, including certain automobile and certain real estate leases, and will pay us approximately $60.0 million for pharmacy assets, customer accounts receivable and inventories related to those locations.

We intend to sell our remaining assets to several other national and regional pharmacy operators for total estimated consideration of approximately $19.0 million in cash and assumption of certain real estate leases, subject to closing physical inventory counts. We have signed asset purchase agreements for the sale of 8 locations, 3 locations have closed and we expect the remaining 5 locations to close by the end of the first quarter of 2007 for a total estimated purchase price of $2.68 million plus the value of our inventory estimated at approximately $1.75 million. Additionally, we have a letter of intent to purchase or assign an additional 13 locations for a total estimated purchase price of $4.2 million plus the value of our inventory at those locations estimated at $1.62 million, and the assumption of certain real estate leases of $0.3 million. We expect to close this transaction during the second quarter of 2007. The Company is not seeking stockholder approval for these transactions and intends to complete these transactions as soon as possible.

We are also in preliminary discussions with Walgreens and other parties to sell certain assets not included in the Asset Sale or any existing letters of intent.  In addition, we may request that Walgreens permit us to accelerate the sale to Walgreens of an immaterial portion of the assets included in the Asset Sale if circumstances so require and doing so would not require regulatory or shareholder approval.

You are being asked to approve the Asset Sale to Walgreens. If this proposal is approved, we will, after the Asset Sale to Walgreens is completed, apply the proceeds of the Asset Sale to satisfy our liabilities and obligations.

In the event we receive stockholder approval of and consummate the Asset Sale and execute the Plan of Complete Liquidation and Dissolution of the Company, we estimate that the aggregate amount of cash distributions to our stockholders may be in the range of $2.35 to $2.55 per share of Familymeds common stock. However, uncertainties as to the precise net value of our assets, the ultimate amount of our liabilities, the amount of operating costs during this process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to our stockholders or the timing of any such distribution.

We estimate that the amounts that will be paid out of the proceeds of the asset sales to discharge our senior and junior indebtedness and other liabilities, obligations and expenses will be approximately $72.2 million, including approximately $3.0 million in contractual employee obligations including retention and severance agreements payable to approximately 190 persons including Mr. Jugal K. Taneja, our former Co-Chairman of the Board, our officers, key personnel and pharmacists.

PROPOSAL NO. 1

TO APPROVE THE PROPOSED ASSET SALE

The Asset Sale (Proposal No. 1)

The Asset Purchase Agreement (See pages 30-53)

Walgreen Co., an Illinois corporation, Walgreen Eastern Co., Inc., a New York corporation (together with Walgreen Co., “Walgreens”), Familymeds Group, Inc., together with its wholly owned subsidiaries, Familymeds, Inc., and Arrow Prescription Corp., entered into an Asset Purchase Agreement, dated as of February 14, 2007 (the “Asset Purchase Agreement”), pursuant to which we will, subject to certain terms and conditions, including approval by our stockholders at the Special Meeting, sell up to 53 of our locations and related assets to Walgreens. Of the 53 locations, 31 of the clinic and Worksite locations will remain open and continue to operate in place. However, if the Company fails to receive certain landlord or client consents, Walgreens may choose not to purchase the corresponding locations and the purchase price will be reduced accordingly. The closings on the sale of the various locations will be done on a staggered basis. As consideration for this sale, Walgreens will assume only certain of our liabilities, including certain automobile and certain real estate leases, and will pay us approximately $60.0 million for pharmacy assets, customer accounts receivable and inventories related to those locations.

Representations and Warranties (See page 36)

The Asset Purchase Agreement contains customary representations and warranties from each of the parties relating to, among other things, their authority to enter into the Asset Purchase Agreement and, in the case of Familymeds, various aspects of the Familymeds business. These representations and warranties were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to in negotiating the terms of the Asset Purchase Agreement.

Certain Covenants (See page 37)

The Asset Purchase Agreement contains customary covenants from each of the parties, including agreements by us to conduct our business in the ordinary course in accordance with past practices and to refrain from certain actions between the time of signing the Asset Purchase Agreement and the closing of the Asset Sale and to use commercially reasonable efforts to obtain the requisite approval of our stockholders.

Superior Proposals (See page 38)

The Asset Purchase Agreement provides that if at any time prior to obtaining our stockholders’ approval, the Board of Directors receives a superior proposal and determines in good faith, after consultation with our outside legal counsel, that the failure of the Board of Directors to do so would be reasonably likely to result in a breach of the directors’ exercise of their fiduciary obligations to our stockholders, the Board of Directors may (subject to certain notice and timing conditions and after giving Walgreens the option to match any superior proposal): (i) withdraw or modify its approval or recommendation of the Asset Purchase Agreement or the Asset Sale, (ii) approve or recommend a superior proposal or (iii) terminate the Asset Purchase Agreement and pay a termination fee to Walgreens, in order to accept a superior proposal or enter into an alternative agreement with respect to a superior proposal.

Indemnification (See page 39)

The Asset Purchase Agreement provides that the parties will indemnify each other for any losses and expenses incurred by, among other things, breaches of representations, warranties and covenants, subject to specified dollar and time limitations. To secure the Company’s indemnity obligations, the Asset Purchase Agreement provides that $3.0 million of the purchase price shall be placed into escrow until the earlier of one year from the closing date or the final distribution of assets to the Company’s stockholders or dissolution of Familymeds.

Conditions to Closing (See page 40)

The obligations of the parties to consummate the Asset Sale are subject to certain customary closing conditions, including, among other things, that the Asset Sale has been approved by our stockholders and that the waiting period under federal antitrust rules has terminated. In addition, Walgreens’ obligation to consummate the Asset Sale is subject to the execution and delivery of a consulting and non-competition agreement with Edgardo A. Mercadante, the Company’s President and Chief Executive Officer.

Termination (See page 41)

The Asset Purchase Agreement can be terminated:

•	by the mutual written consent of the parties;

•	by either party if the other party has breached the Asset Purchase Party and not cured such breach within 30 days;

•	by either party if any governmental body shall have issued a final and non-appealable order restraining, enjoining or otherwise prohibiting the consummation of the Asset Sale;

•	by either party if the closing of the Asset Sale shall not have occurred on or before August 14, 2007 (or such later date as the parties may agree);

•	by either party if our stockholders do not approve the Asset Purchase Agreement;

•
by Walgreens if: (a) our Board of Directors withdraws or modifies its approval or recommendation of the Asset Purchase Agreement or the Asset Sale, approves or recommends another acquisition proposal or an alternative proposal, fails to confirm its current recommendation of the Asset Sale upon Walgreen’s request, or approves or recommends that our stockholders tender their Company common stock in any tender or exchange offer; (b) the Company fails to call and hold the Special Meeting or a fails to prepare and mail this proxy statement; or (c) prior to the record date of the Special Meeting, any party acquires beneficial ownership of a majority of our outstanding Company common stock; or

•
by us if the Board of Directors is required by its fiduciaries duties to withdraw or modify its approval or recommendation of the Asset Purchase Agreement or the Asset Sale or approve or recommend a superior proposal, if we receive a superior proposal and Walgreens does not make an offer that the Board of Directors determines to be at least as favorable to our stockholders as such superior offer.

All parties to the Asset Purchase Agreement have agreed that each party will pay its own expenses, but that the aggregate filing fees under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and costs and expenses related to appraisers and data converters will be split equally. However, Familymeds is obligated to pay Walgreens a termination payment of $2.5 million and assume and pay all of Walgreens’ reasonable, out-of-pocket expenses in connection with the Asset Purchase Agreement, but not in excess of $0.5 million, under certain circumstances, including if the Asset Purchase Agreement is terminated in connection with receipt of a superior proposal. If we fail to obtain stockholder approval for any reason unrelated to our receipt of a superior proposal, we are obligated to pay all of Walgreens’ reasonable, out-of-pocket expenses in connection with the Asset Purchase Agreement, but not in excess of $0.5 million

Regulatory Approvals (See page 42)

We believe that no state or federal regulatory approval is required in connection with the Asset Sale other than the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. However, Walgreens shall have obtained all pharmacy licenses and pharmacy permits required to operate the pharmacy business following the Asset Sale.

Dissenters’ Rights (See page 42)

Under Nevada law, our stockholders are not entitled to dissenters’ rights for their shares in connection with the Asset Sale.

Closing of Asset Sale Not Conditioned on Walgreens Obtaining Financing (See page 42)

The purchase price for the Asset Sale is estimated to be approximately $60.0 million. However, if the Company fails to receive certain landlord or client consents, Walgreens may choose not to purchase the corresponding locations and the purchase price will be reduced accordingly. Walgreens has indicated that it plans to fund this through its working capital and does not require a financing condition.

Accounting Treatment (See page 42)

We will record the Asset Sale in accordance with accounting principles generally accepted in the United States. Upon completion of the disposition, we will recognize a financial reporting gain equal to the net proceeds (sum of purchase price less expenses of the sale) less the book value of the assets sold and liabilities assumed.

Certain Federal Income Tax Consequences (See page 42)

The Asset Sale will be a taxable transaction for the Company. The Company will realize gain or loss with respect to each asset sold measured by the difference between the proceeds received by us on such sale and our tax basis in the assets sold. For purposes of calculating the amount of our gain or loss, the proceeds received by the Company and its affiliates will include the cash received, the amount of our indebtedness and other liabilities that are assumed, and any other consideration the Company receives for its assets. It is anticipated that the Company will have sufficient losses (including net operating loss carryforwards and built in gains) to offset the gain expected to be realized from the Asset Sale for regular federal income tax purposes, subjecting the Company only to federal alternative minimum tax.

The Company may be subject to state income taxes to the extent that gains exceed losses for state tax law purposes, however, we do not estimate that such taxes will be greater than $0.5 million. The Company does not expect that the Asset Sale will result in any federal income tax consequences to our stockholders.

The Company’s Belief Regarding the Fairness of the Proposed Asset Sale (See pages 34, 43-48)

On February 7, 2007, JMP Securities rendered its oral opinion, subsequently confirmed in writing, that, as of February 7, 2007, based upon and subject to certain assumptions, qualifications, limitations and factors described in the JMP Securities opinion, the cash consideration to be received by the holders of common stock of the Company following the consummation of the Asset Sale and the Plan of Complete Liquidation and Dissolution of the Company was fair, from a financial point of view, to such holders.

The opinion of JMP Securities is addressed solely to the Board of Directors for benefit and use by Familymeds Group, Inc., is directed only to the consideration to be received by the holders of common stock of the Company following the consummation of the Asset Sale and the Plan of Complete Liquidation and Dissolution of the Company, and does not constitute a recommendation to the Board of Directors or you as to how to vote in connection with the Asset Sale, the Plan of Complete Liquidation and Dissolution of the Company or any other matter. The opinion of JMP Securities does not address our underlying business decision to pursue the Asset Sale or the Plan of Complete Liquidation and Dissolution of the Company, the relative merits of the Asset Sale or the Plan of Complete Liquidation and Dissolution of the Company as compared to any alternative business strategies that might exist for us, or the effects of any other asset sale in which we might engage. The full text of the opinion of JMP Securities, dated February 7, 2007, with respect to the Asset Sale, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with such opinion, is attached as Appendix C to this proxy statement and is described more fully under “The Asset Sale — Opinion of JMP Securities to the Board of Directors”.

Interests of Certain Persons in the Asset Sale

When considering the recommendation of our Board of Directors, you should be aware that the members of our Board of Directors and our executive officers have interests in the Asset Sale other than their interests as Familymeds stockholders generally. These interests arise under certain of our existing agreements and, in the case of Mr. Mercadante, pursuant to an agreement we expect he will enter into, with Walgreens. These interests may be different from, or in conflict with, your interests as a Familymeds stockholder. The members of our Board of Directors were aware of these additional interests, and considered them, when they approved the Asset Sale and the Asset Purchase Agreement.

The following table summarizes the estimated payments that may be made by the Company to its Board of Directors:

	Payments in Respect
Name of Director	of Common Stock(1)	All Other Payments	Total Payments
Dr. Philip P. Gerbino	$23,733(3)	$28,000(9)	$51,733
Peter J. Grua	$19,908(4)	$28,000(9)	$47,908
Mark T. Majeske	$19,143(5)	$28,000(9)	$47,143
Dr. Rakesh K. Sharma	$19,143(6)	$28,000(9)	$47,143
Jugal K. Taneja	$401,049(7)	$367,594(2)	$786,643
Laura L. Witt	$22,458(8)	$28,000(9)	$50,458

(1)	Assumes total estimated distributions with respect to common stock equal to $2.55 per common share.

(2)
The Company entered into an employment agreement with Mr. Taneja who was the former co-chairman of Familymeds Group, Inc. (formerly known as DrugMax, Inc.). This agreement calls for severance costs (consisting principally of regular payroll) of $15,131 payable bi-weekly, or $393,406 annually, beginning on November 30, 2005 and ending on November 30, 2007. In addition, the Company paid $10,000 for life insurance for Mr. Taneja during 2006. The amount listed in “All other payments” column consists of severance payments remaining to be paid through November 30, 2007.

(3)
Consists of (i) anticipated distributions of $23,733 with respect to 9,307 shares of restricted common stock, of which 5,503, are vested and held by Dr. Gerbino as of February 22, 2007 and (ii) zero for Dr. Gerbino ’s existing “out of the money” options to purchase 6,500 shares of common stock, of which 6,500 are vested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(4)
Consists of (i) anticipated distributions of $765 with respect to 300 shares to common stock purchased by Mr. Grua and owned as of February 22, 2007 (ii) anticipated distributions of $19,143 with respect to 7,507 shares of restricted common stock, of which 3,703 are vested and held by Mr. Grua as of February 22, 2007 and (iii) zero for Mr. Grua ’s existing “out of the money” options to purchase 10,026 shares of common stock, of which 10,026 are vested. All unvested securities will accelerate upon the liquidation and dissolution of the Company. Mr. Grua disclaims beneficial ownership of all such securities held by HLM/UH Fund L.P., except to the extent of his proportionate pecuniary interests therein. See section on Beneficial Ownership.

(5)
Consists of (i) anticipated distributions of $19,143 with respect to 7,507 shares of restricted common stock, of which 3,703, are vested and held by Mr. Majeske as of February 22, 2007 and (ii) zero for Mr. Majeske’s existing “out of the money” options to purchase 5,500 shares of common stock, of which 5,500 are vested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(6)
Consists of (i) anticipated distributions of $19,143 with respect to 7,507 shares of restricted common stock, of which 3,703, are vested and held by Dr. Sharma as of February 22, 2007 and (ii) zero for Dr. Sharma’s existing “out of the money” options to purchase 5,500 shares of common stock, of which 5,500 are vested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(7)
Consists of (i) anticipated distributions of $385,731 with respect to 151,267 shares of common stock purchased by Mr. Taneja and owned as of February 22, 2007, (ii) anticipated distributions of $15,318 with respect to 6,007 shares of restricted common stock, of which 2,703, are vested and held by Mr. Taneja as of February 22, 2007 and (iii) zero for Mr. Taneja’s existing “out of the money” options to purchase 17,750 shares of common stock, of which 17,750 are vested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(8)
Consists of (i) anticipated distributions of $22,458 with respect to 8,807 shares of restricted common stock, of which 5,003, are vested and held by Mrs. Witt as of February 22, 2007 and (ii) zero for Mr. Witt’s existing “out of the money” options to purchase 10,500 shares of common stock, of which 10,500 are vested. All unvested securities will accelerate upon the liquidation and dissolution of the Company. Mrs. Witt disclaims beneficial ownership of all such securities held by ABS Capital Partners III, L.P., except to the extent of her proportionate pecuniary interests therein. See section on Beneficial Ownership.

(9)	Consists of estimated Board of Directors’ fees payable to Directors for their services and meeting attendance as members of the Board of Directors.

To date, the executive officers of the Company have not been offered comparable positions by any of the companies acquiring the pharmacy assets of the Company. Further, it is expected that each of the executive officers will be terminated on the final closing date of the Asset Sale or shortly thereafter, the following table summarizes the estimated payments that may be made by the Company to its executive officers:

Name of Executive Officer	Payments in Respect of Common Stock(1)		All Other Payments		Total Payments
Edgardo A. Mercadante	$125,251	(2) (12)	$792,932	(7)	$918,183
James E. Searson	$35,190	(3)	$300,000	(8)	$335,190
James A. Bologa	$25,500	(4)	$265,000	(9)	$290,500
James S. Beaumariage	$12,750	(5) (12)	$211,889	(10)	$224,639
Allison D. Kiene	$5,100	(6) (12)	$195,000	(11)	$200,100

(1)	Assumes total estimated distributions with respect to common stock equal to $2.55 per common share.

(2)
Consists of (i) anticipated distributions of $7,650 with respect to 3,000 shares of common stock purchased by Mr. Mercadante and owned as of February 22, 2007, (ii) anticipated distributions of $117,601 with respect to 46,118 shares of restricted common stock, of which 39,451, are vested and held by Mr. Mercadante as of February 22, 2007 and (iii) zero for Mr. Mercadante’s existing “out of the money” options to purchase 164,668 shares of common stock, of which 151,335 are vested and 13,333 are unvested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(3)
Consists of (i) anticipated distributions of $5,865 with respect to 2,300 shares to common stock purchased by Mr. Searson and owned as of February 22, 2007, (ii) anticipated distributions of $29,325 with respect to 11,500 shares of restricted common stock, of which 7,667, are vested and held by Mr. Searson as of February 22, 2007 and (iii) zero for Mr. Searson’s existing “out of the money” options to purchase 65,000 shares of common stock, of which 28,333 are vested and 36,667 are unvested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(4)
Consists of (i) anticipated distributions of $25,500 with respect to 10,000 shares of restricted common stock, of which zero, are vested and held by Mr. Bologa as of February 22, 2007, and (ii) zero for Mr. Bologa’s existing “out of the money” options to purchase 10,000 shares of common stock, of which zero are vested and 10,000 are unvested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(5)
Consists of (i) anticipated distributions of $12,750 with respect to 5,000 shares of restricted common stock, of which 5,000, are vested and held by Mr. Beaumariage as of February 22, 2007 and (ii) zero for Mr. Beaumariage’s existing “out of the money” options to purchase 26,832 shares of common stock, of which 22,665 are vested and 4,167 are unvested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(6)
Consists of (i) anticipated distributions of $5,100 with respect to 2,000 shares of restricted common stock, of which 2,000, are vested and held by Ms. Kiene as of February 22, 2007 and (ii) zero for Ms. Kiene’s existing “out of the money” options to purchase 34,668 shares of common stock, of which 14,168 are vested and 20,500 are unvested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(7)
Mr. Mercadante serves as the Company’s Chairman of the Board, President and Chief Executive Officer. On March 31, 2006, the Company entered into an employment agreement with Mr. Mercadante. The initial term of Mr. Mercadante’s agreement terminates on November 30, 2008. The agreement provides an initial salary of approximately $346,000, which represents no change from fiscal year ended December 31, 2005. If the employment agreement is terminated other than for cause prior to November 30, 2009, or if the Company fails to renew the agreement at least through November 30, 2009, the Company is required to continue to pay to Mr. Mercadante (or to his estate in the event of termination due to his death) two year’s severance equal to the amount of the compensation and other benefits, to which he was entitled at the time of termination, subject to the terms of the agreement. Also, in accordance with a proposed consulting and non-competition agreement between Mr. Mercadante and Walgreens, Mr. Mercadante will provide transition assistance to Walgreens and will be paid by Walgreens $90,000 for each three month period in which he provides such service. This agreement may be unilaterally extended by Walgreens for one additional three month period on the same terms and conditions as the preceding three month period. Pursuant to this agreement, Mr. Mercadante will agree to be subject to certain non-competition restrictions for a period of at least one year after the end of the consulting period. If Walgreens elects to maintain the services of Mr. Mercadante for a period beyond the initial three-month term, the non-competition restrictions will survive an additional six month term for each three month extension of the consulting term. The consulting fee of $90,000 for the first three month period of service which will be paid by Walgreens has not been included in the table above. If Walgreens extends this arrangement for another three month period then another $90,000 would be paid to Mr. Mercadante by Walgreens.

(8)
Mr. Searson currently serves as the Company’s Senior Vice President and Chief Operating Officer. On August 14, 2006, the Company entered into an employment agreement with Mr. Searson. The initial term of Mr. Searson’s agreement terminates on May 2, 2008, and is subject to successive, automatic two-year renewals, provided that either party may terminate the agreement at any time by providing 90-days prior written notice. The agreement provides for an initial annual base salary of $275,000. If the employment agreement is terminated other than for cause, the Company is required to continue to pay to Mr. Searson one year’s severance equal to the amount of the compensation and other benefits, to which he was entitled at the time of termination, subject to the terms of the agreement.

(9)
Mr. Bologa serves as the Company’s Senior Vice President and Chief Financial Officer. On March 30, 2006, the Company entered into an employment agreement with Mr. Bologa. The initial term of the agreement ends on April 12, 2009. Pursuant to the agreement, Mr. Bologa will receive a base salary of $240,000. Mr. Bologa’s employment agreement contains standard termination provisions for disability, for cause, and for good reason, and it also contains non-compete and confidentiality provisions that prohibit him from disclosing certain information belonging to the Company. If the employment agreement is terminated other than for cause, the Company is required to continue to pay to Mr. Bologa one year’s severance equal to the amount of the compensation and other benefits, to which he was entitled at the time of termination, subject to the terms of the agreement.

(10)
Mr. Beaumariage is the Senior Vice President of Operations for Familymeds, Inc. (a wholly-owned subsidiary). In May 1998, Familymeds, Inc. entered into an employment agreement with Mr. Beaumariage, which was amended August 8, 2002 and August 13, 2004. The amended agreement provides for a two-year term and is subject to automatic one-year renewals. The agreement provides a minimum annual base salary of $191,889. If the employment agreement is terminated other than for cause, the Company is required to continue to pay to Mr. Beaumariage one year’s severance equal to the amount of the compensation and other benefits, to which he was entitled at the time of termination, subject to the terms of the agreement.

(11)
Ms. Kiene serves as the Company’s Senior Vice President, General Counsel and Secretary. In September 2002, Familymeds Group, Inc. entered into an employment agreement with Ms. Kiene. The amended agreement provides a two-year term and automatic one-year renewals. The agreement provides a minimum annual base salary of $175,000. If the employment agreement is terminated other than for cause, the Company is required to continue to pay to Ms. Kiene one year’s severance equal to the amount of the compensation and other benefits, to which she was entitled at the time of termination, subject to the terms of the agreement.

(12)
In 2004, in connection with the merger of DrugMax, Inc. and Familymeds Group, Inc., Mr. Mercadante, Mr. Beaumariage, and Ms, Kiene waived in writing any and all rights they may have had, by way of their employment agreements or otherwise, to obtain a change of control bonus caused by the merger of DrugMax, Inc. and Familymeds Group, Inc. Instead, Mr. Mercadante, Mr. Beaumariage, and Ms. Kiene, were granted 26,118, 5,000, and 2,000 restricted shares and 122,168, 14,332, and 3,168 options, respectively. All of the options are “out of the money.”

Effect of the Asset Sale and the Plan of Complete Liquidation and Dissolution on Familymeds and Our Stockholders (See page 52)

In the event we receive stockholder approval to consummate the Asset Sale, the Board of Directors currently expects the closing of the Asset Sale to occur on a staggered basis, beginning promptly after the date of the Special Meeting, which is currently scheduled for [_________], 2007, provided all conditions to closing are satisfied or waived.

Assuming the Special Meeting is held as scheduled on [_________], 2007, and the Asset Sale and the sale of the remaining assets are consummated at substantially the same time, we currently expect that an initial distribution to stockholders would be made in the third quarter of 2007. The initial distribution will be less than the total estimated distribution per share. We estimate that the aggregate amount of cash distributions to our stockholders may be in the range of $2.35 to $2.55 per share of Familymeds common stock. However, uncertainties as to the precise net value of our assets, the ultimate amount of our liabilities, the amount of operating costs during this process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to our stockholders or the timing of any such distribution.

If the sale of the remaining assets is not consummated at substantially the same time as the Asset Sale, the Board of Directors will consider the anticipated length of time and will exercise its discretion in determining whether to await the consummation of all asset sales before making an initial distribution to stockholders.

Notwithstanding the foregoing, uncertainties as to the precise value of our assets and the ultimate amount of our liabilities make it impossible to predict with certainty the aggregate amounts that will ultimately be distributed to stockholders or the timing of any such distribution. Such amounts and timing will depend on a number of factors, several of which cannot be determined at this time, including:

•	the total proceeds of the Asset Sale and any residual sales of our assets;

•	the ultimate amount of our known, unknown and contingent debts and liabilities;

•	the operating costs to support ongoing operations incurred during the interim periods prior to closing which is dependent on the timing of such Asset Sale and any residual sales of our assets;

•	costs to complete the Asset Sale depend on the amount of total proceeds and the time necessary to complete the Asset Sale and any residual sales of our assets; and

•	whether the purchasers of our assets meet their obligations to perform and discharge the Familymeds’ obligations and liabilities assumed by them.

As a result, the amount of cash remaining following completion of our liquidation and dissolution could vary significantly higher or lower from our current estimates.

Assuming the proposed Plan of Complete Liquidation and Dissolution is approved by our stockholders and implemented by the Board of Directors, we will pursue those steps necessary to wind down and liquidate any remaining assets and operations in accordance with the Plan of Complete Liquidation and Dissolution and, after paying or making provision for all of our liabilities, distribute our remaining assets to our stockholders. In order to provide for contingent liabilities which cannot be determined until the expiry of statutory and contractual time limits, we expect to make such distributions of assets over a course of time, rather than in a single distribution. We expect to make distributions over the next 2 years. However such distributions could be made over a longer or shorter period of time depending on the factors mentioned above.

If we successfully complete the Asset Sale, we expect that we will no longer be engaged in significant business activities unrelated to the wind-down of our corporation. In order to reduce expenses, and, if permitted by applicable law, we may seek to deregister our common stock from the public company reporting obligations under federal securities laws. Upon deregistration, our stockholders will no longer be entitled to receive annual reports, quarterly reports, current reports or other similar information from us under the federal securities laws. However, subsequent to any such deregistration, we and/or any liquidating trust to which our assets may be transferred to may make financial information available to stockholders or holders of interests in any such trust, as the case may be, through press releases or other appropriate means, in the discretion of the Board of Directors or the trustees of any such trust.

If we fail to obtain stockholder approval to consummate the Asset Sale, then the Board of Directors will not seek to dissolve Familymeds and liquidate its assets. In such event, the Board of Directors will consider all strategic alternatives available to Familymeds and its prospects at such time, including the continued operation of Familymeds or the possible entry into a strategic transaction at a later time, but there can be no assurance that Familymeds would succeed in its efforts to continue to successfully conduct its business or undertake any other strategic transaction.

If stockholder approval is obtained to consummate the Asset Sale, but the Plan of Complete Liquidation and Dissolution is not approved by stockholders or the Board of Directors fails to implement it, then Familymeds will not dissolve under applicable law and will evaluate the viability and desirability of continued operations after consummation of the Asset Sale.

Required Vote and Board Recommendation (See page 53)

All holders of Company common stock as of the record date are entitled to vote on Proposal No. 1. The Asset Sale is a sale being treated as a sale of all of the Company’s assets under Section 78.565 of the Nevada Revised Statutes notwithstanding that substantially all of the assets are held by Familymeds, Inc., a Connecticut corporation. Such transactions require the approval of a majority of the Company’s stockholders at a stockholders meeting called for that purpose. Abstentions and broker “non-votes” will have the same effect as votes against Proposal No. 1.

The Board of Directors has concluded that the Asset Purchase Agreement and the Asset Sale are in the best interests of our stockholders and recommends that you approve the Asset Purchase Agreement and the Asset Sale and that you vote “FOR” the approval of Proposal No. 1.

 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY AND APPROVE THE SALE OF A MAJORITY OF THE COMPANY’S PHARMACY ASSETS TO WALGREENS

PROPOSAL NO. 2

TO APPROVE THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

Plan of Complete Liquidation and Dissolution (Proposal No. 2)

General (See page 54)

The Board of Directors approved the proposed Plan of Complete Liquidation and Dissolution of the Company (referred to herein as the “Plan of Complete Liquidation and Dissolution”) on February 7, 2007, subject to the approval of our stockholders at the Special Meeting. The Plan of Complete Liquidation and Dissolution provides that upon its approval by our stockholders, the Board of Directors, without further action by our stockholders, may:

•	dissolve the Company;

•	liquidate our assets;

•	pay, or provide for the payment of, any remaining, legally enforceable obligations of the Company; and

•	distribute any remaining assets to our stockholders.

A copy of the proposed Plan of Complete Liquidation and Dissolution is attached as Appendix B to this proxy statement.

Cessation of Business Activities (See page 54)

Following approval of the Plan of Complete Liquidation and Dissolution by our stockholders, we will not engage in any business activities except to the extent necessary to preserve the value of our assets (which may include operating certain locations pending sale of the associated assets), wind up our business affairs and distribute our assets in accordance with the Plan of Complete Liquidation and Dissolution and applicable law.

Certificate of Dissolution; Effective Date (See page 54)

Following approval of the Plan of Complete Liquidation and Dissolution by our stockholders, we expect to file, at such time as the Board of Directors, in its absolute discretion, deems appropriate or advisable, a Certificate of Dissolution with the Secretary of State for the State of Nevada. The date of such filing, or such other date as is determined by the Board of Directors, shall be deemed the “effective date” of the dissolution.

Contingent Reserves (See page 55)

In conducting our liquidation and dissolution, we will pay and discharge, or make provisions reasonably likely to provide sufficient compensation for, all of our claims and obligations, including pending, contingent, conditional, or unmatured claims as well as claims that have not arisen but that are likely to arise after our dissolution.

Stockholder Distributions; Record Date (See page 55)

Distributions to our stockholders pursuant to the Plan of Complete Liquidation and Dissolution shall be in complete satisfaction and cancellation of all of the outstanding Company common stock. As a condition to receipt of any distribution, we may require our stockholders to surrender their certificates or furnish evidence of the loss, theft or destruction of their certificates and post a surety bond or other security.

De Minimis Distributions; Donations (See page 55)

Under the Plan of Complete Liquidation and Dissolution, we will not make an interim or final distribution to a stockholder if the aggregate of such distribution is not ten dollars ($10.00) or more, subject to carryover. In addition, if, after we have made final distributions, we hold assets with an aggregate value that the Board of Directors deems insufficient to pay all expenses associated with a supplemental distribution (such amount shall not exceed $25,000), we may abandon such assets or transfer such assets to a nonprofit organization or a tax exempt organization that provides health or health-related services primarily in or around the Hartford, Connecticut metropolitan area.

Undeliverable Distributions (See page 56)

If any distribution to a stockholder cannot be made, the distribution to which such stockholder is entitled (unless transferred to the Liquidating Trust described below) shall be transferred, at such time we make the final liquidating distribution, to the applicable government official authorized to receive the proceeds of such distribution.

The proceeds of such distribution shall be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to us or become our property.

Sale or Other Disposition of Assets (See page 56)

Adoption of the Plan of Complete Liquidation and Dissolution shall constitute the approval of our stockholders of the sale, exchange or other disposition in liquidation of all of our remaining property and assets, including any sale, exchange or other disposition in liquidation of less than a majority of our property and assets (i.e. after closing the Asset Sale) to our affiliates, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of the Plan of Complete Liquidation and Dissolution.

Liquidating Trusts (See page 56)

Although no decision has been made, the Board of Directors may, in its absolute discretion, transfer some or all of our assets to one or more liquidating trusts in connection with our liquidation and dissolution.

Modification; Amendment; Abandonment (See page 56)

The Board of Directors may modify, amend or abandon the Plan of Complete Liquidation and Dissolution and the transactions contemplated hereby without further action by our stockholders to the extent permitted by Nevada law.

Dissenters’ Rights (See page 51)

Under Nevada law, our stockholders are not entitled to dissenters’ rights for their shares in connection with the Plan of Complete Liquidation and Dissolution.

Accounting Treatment (See page 39)

Upon our dissolution, we plan to change our basis of accounting from the going-concern basis which contemplates realization of assets and satisfaction of liabilities in the normal course of business to the liquidation basis.

The valuation of assets and liabilities will necessarily require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the Plan of Complete Liquidation and Dissolution. The estimated net realizable value of assets and estimated settlement amounts for liabilities are expected to differ from estimates recorded in interim statements.

Regulatory Matters (See page 57)

We are not subject to any federal or state regulatory requirements, nor are we required to obtain any federal or state approval in order to consummate the dissolution.

Material U.S. Federal Income Tax Consequences of the Dissolution (See page 57)

Each stockholder will generally recognize a capital gain or loss equal to the difference between the aggregate amount of the distribution made to the stockholder in connection with our liquidation and the adjusted tax basis of such stockholder’s shares.

Required Vote and Board Recommendation (See page 59)

All holders of Company common stock as of the record date are entitled to vote on Proposal No. 2. The Plan of Complete Liquidation and Dissolution requires the approval of a majority of the stockholders entitled to vote on the dissolution under Section 78.580 of the Nevada Revised Statutes. Abstentions and broker “non-votes” will have the same effect as votes against Proposal No. 2.

The Board of Directors has concluded that the Plan of Complete Liquidation and Dissolution and the liquidation and dissolution proposal are in the best interests of our stockholders and recommends that you approve the Plan of Complete Liquidation and Dissolution and the liquidation and dissolution proposal and that you vote “FOR” the approval of Proposal No. 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL
TO RATIFY AND APPROVE THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
OF THE COMPANY

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

This proxy statement is furnished by the Board of Directors and management of the Company in connection with the solicitation of proxies to be voted at the Special Meeting, which will be held at 10:00 a.m., Eastern Time on [________], [________], 2007, at the Company’s corporate office, 312 Farmington Avenue, Farmington, Connecticut 06032. The Board of Directors is soliciting your proxy to vote at the Special Meeting (or at any adjournment of the Special Meeting). This proxy statement summarizes the information you need to know to vote at the Special Meeting.

We began mailing this proxy statement and the enclosed proxy card on or about [__________], 2007 to all stockholders entitled to vote.

What is the purpose of the Special Meeting?

At the Special Meeting, stockholders will act upon the matters described in the accompanying notice of Special Meeting, including the sale of a majority the Company’s pharmacy assets to Walgreens and the Plan of Complete Liquidation and Dissolution.

Who may vote?

We have one class of voting shares outstanding. Only stockholders of record of Company common stock at the close of business on the record date, March [__], 2007, are entitled to receive notice of the Special Meeting and to vote the shares of common stock that they held on the record date, at the Special Meeting, or any postponement or adjournment of the Special Meeting. As of the close of business on the record date, [________] shares were issued and outstanding and entitled to vote.

How many votes do I have?

Each share of Company common stock that you own entitles you to one vote on each matter to be voted on at the Special Meeting.

What vote is required?

A quorum of stockholders is necessary to hold a valid Special Meeting. The presence in person or by proxy at the Special Meeting of holders of shares representing a majority of the votes of the common stock entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker “non-vote” occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given. Proposal No. 1 requires the approval of a majority of the Company’s stockholders at a stockholders meeting called for the purpose of approving the Asset Sale. Proposal No. 2 requires the approval of a majority of the Company’s stockholders entitled to vote on the dissolution.

How do I vote my shares?

Whether or not you plan to attend the Special Meeting, we urge you to vote. You may vote by mailing your signed proxy card in the postage-paid envelope provided. Returning the proxy card by mail will not affect your right to attend the Special Meeting and change your vote, if desired.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, or vote by telephone or the Internet, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board of Directors’ recommendations and vote your shares:

•	“FOR” the proposal to ratify and approve the Asset Sale (as described beginning on page 27); and

•
“FOR” the proposal to ratify and approve the Plan of Complete Liquidation and Dissolution of the Company, including the liquidation and dissolution of the Company contemplated thereby (as described beginning on page 49).

If any other matter is presented at the Special Meeting, your proxy will vote in accordance with your proxy’s best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the Special Meeting.

May I revoke my proxy?

You may revoke your proxy at any time before it is exercised at the Special Meeting by any one of the following three ways:

• sending in another signed proxy card with a later date;

•	notifying our Corporate Secretary in writing before the Special Meeting that you have revoked your proxy; or

•	attending the Special Meeting and voting in person. Please note that attending the Special Meeting alone will NOT revoke your proxy.

Can I still vote in person if I have already granted my proxy?

All stockholders as of the record date, or their duly appointed proxies, may attend the Special Meeting of stockholders on [________], 2007. Granting your proxy will not affect your right to attend the Special Meeting and vote in person. If you intend to attend the Special Meeting and vote in person, we will give you a ballot at the meeting. If your shares are held in the name of your broker, bank or other nominee, you must bring a proxy issued in your name from your broker, bank or other nominee indicating that you were the beneficial owner of the shares on the record date.

Is the Asset Sale conditioned upon the Plan of Complete Liquidation and Dissolution being approved?

No. The Asset Sale is not conditioned upon the Plan of Complete Liquidation and Dissolution being approved. If our stockholders approve the Asset Sale, but do not approve the Plan of Complete Liquidation and Dissolution, the Company will complete the sale of a majority of its assets to Walgreens subject to the terms and conditions of the Asset Purchase Agreement.

What will happen if the Asset Sale is not ratified and approved?

If the Asset Sale is not ratified and approved, the Company will not complete the Asset Sale and the Plan of Complete Liquidation and Dissolution will be abandoned. However, we believe that our existing cash and amounts available under our senior credit facility and cash generated from operating activities may not be sufficient to meet our vendor terms and anticipated cash needs for the next 12 months.

If the Company does not complete the Asset Sale, it will be required to raise additional financing to continue funding its operations. If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity securities or debt securities or obtain other debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict our operations. We have explored obtaining additional financing and there is no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

In the absence of such financing, the Company may not able to service its debts and may be required to continue to scale back or terminate operations and/or seek protection under applicable United States bankruptcy laws.

What will happen if the Plan of Complete Liquidation and Dissolution is ratified and approved?

If the Plan of Complete Liquidation and Dissolution is ratified and approved, we will (subject to stockholder approval of the Asset Sale) complete the proposed sale of assets to Walgreens, file a Certificate of Dissolution with Nevada Secretary of State, complete the liquidation of our remaining assets, satisfy our remaining obligations, and make distributions to our stockholders of available liquidation proceeds.

When will stockholders receive any payment from the liquidation?

Although the Board of Directors has not established a firm timetable for distribution to stockholders, subject to stockholder ratification and approval of the Plan of Complete Liquidation and Dissolution, we intend to make such distributions as promptly as practical. However, distribution of our assets, if any, to our stockholders could be delayed by, among other things, the timing of sales of our assets, claim settlements with creditors and pending (or subsequently filed) litigation matters.

If the stockholders approve the Asset Sale on [     ], 2007, we expect to make distributions to the stockholders as follows:

Stockholder Meeting	[ ], 2007
Closing of the Asset Sale • Pay off balances due to Senior and Junior lenders • Pay employment obligations for terminated employees	Estimated to be 30-45 days following the Stockholder Meeting
Initial estimated settlement of vendor liabilities, lease obligations, and taxes	Estimated to be 45-60 days following the Stockholder Meeting
Initial estimated distribution to stockholders	Estimated to be 75-90 days following the Stockholder Meeting
Second estimated distribution to stockholders	Estimated to be 6 months from initial estimated distribution date
Release of Walgreens Escrow and Third estimated distribution to stockholders	Estimated to be 12 months from initial estimated distribution date
Dissolution of the Company and final estimated distribution to stockholders	Estimated to be 2 years from date of initial estimated distribution date

What is the amount of the payment that stockholders will receive from our liquidation?

We estimate that the aggregate amount of cash distributions to our stockholders may be in the range of $2.35 to $2.55 per share of Familymeds common stock. However, uncertainties as to the precise net value of our assets, the ultimate amount of our liabilities, the amount of operating costs during this process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to our stockholders or the timing of any such distribution.

The following is a table showing management’s estimate of cash proceeds and disbursements and of our ultimate cash distribution to common stockholders as of February 23, 2007. Management consulted with external legal counsel, tax counsel, and an independent liquidation valuation consultant to confirm its assumptions and estimates used in the analysis below. The following estimates are not guarantees and they do not reflect the total range of possible outcomes resulting from expected negotiations. The table assumes that we complete the proposed Asset Sale to Walgreens on or around April 15, 2007. As indicated in the notes, the amounts shown are estimates and may vary higher or lower, in some cases significantly.

Estimated Liquidation Analysis:

(amounts in thousands)

Cash consideration for the business locations acquired	$49,338
Estimated proceeds from sale of inventories	21,658
Estimated proceeds from collection of accounts receivables	12,724
Estimated proceeds from other asset sales, including 7 franchisees	6,195
Estimated gross cash proceeds	89,915

Estimated obligations and expenses
Estimated senior, secured revolving line of credit (1)	36,506
Estimated junior secured term notes (2)	9,000
Estimated investment banking fees (3)	1,400
Estimated professional fees (4)	640
Estimated income taxes resulting from transaction (5)	1,540
Estimated liabilities at closing (6)	16,313
Estimated lease liabilities at closing (7)	1,311
Estimated operating expenses during interim periods and from closing of asset sales through liquidation (8)	2,471
Estimated contractual employee obligations, key personnel and pharmacist and other employee retention and severance obligations for approximately 190 employees (9)	2,976
Total estimated obligations and expenses:	72,157
Estimated net cash available from sales of assets	17,758
Estimated cash balance at closing	-
Estimated cash to distribute to common shareholders	17,758
Common stock outstanding at January 31, 2007	6,963
Estimated per share distribution (10)	$2.55

(1) Estimated payment to settle our revolving line of credit agreement with Wells Fargo Retail Finance LLC including prepayment penalty to be negotiated.

(2) Estimated payment to settle our two term notes payable to Deerfield Special Situations and Deerfield Special Situations International not including any amounts to be negotiated. Deerfield has asserted a right to compel Familymeds Group, Inc. to purchase 1.65 million warrants. The Company disputes that it has any obligation to purchase these warrants.

(3) Estimated payment of fees for shareholder maximization services and fairness opinion fees provided by JMP Securities.

(4) Estimated payments of fees for services provided by attorneys, accountants and others to complete asset sales.

(5) Estimated income tax payments resulting from the application of federal alternative minimum tax rules and estimated state income taxes.

(6) Estimated payments to the Company's unsecured creditors, based on assumed settlement values, for trade payables and accrued expenses consisting of principally of items such as outstanding litigation, interest, employee compensation and benefits, severance to Jugal K. Taneja, former co-chairman of the Board of Directors and taxes, other than income due to various governmental agencies subject to settlement negotiations.

(7) Estimated net lease obligations due to Company's lessors subject to negotiation including lease assumptions from buyers of approximately $3.8 million.

(8) Estimated interim and post closing operating expenses to be reserved to wind down and liquidate the Company.

(9) Estimated contractual employment obligations and estimated retention and severance payments for approximately 190 employees including executive officers (See Interests of Certain Persons in the Asset Sale which amounts are included herein page 10), pharmacists and other key employees.

(10) The Company estimates that approximately $1.40 million, or $.20 cents per share, of reduced proceeds from the asset sales and, or additional obligations or expenses could occur if the Company does not complete the asset sales as planned or at amounts lower than estimated.

Can I still sell my shares of Company common stock?

Yes. We expect that our common stock will continue to be quoted on the Over-the-Counter Bulletin Board prior to the Special Meeting. However, we anticipate that we will request that our common stock be deregistered immediately prior to the filing of the Certificate of Dissolution with Nevada Secretary of State, which (subject to stockholder approval of the Plan of Complete Liquidation and Dissolution) we anticipate will occur in or around [__________], 2007.

What if other matters are presented for determination at the Special Meeting?

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the Special Meeting other than those referred to herein. If any other matters properly come before the Special Meeting calling for a vote of stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

Who pays the expenses incurred in connection with the solicitation of proxies?

The cost of soliciting proxies will be borne by the Company. The solicitation of proxies may be made by mail, telephone, facsimile or telegraph or in person by directors, officers and regular employees of the Company, without additional compensation for such services. Arrangements will be made with brokers, banks and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such brokers, banks and other custodians, nominees and fiduciaries, and the Company will reimburse them for reasonable out of pocket expenses incurred by them in so doing. We have retained Georgeson, Inc., 17 State Street, 10th Floor, New York, New York 10004, as proxy solicitor, for a fee of $7,500 plus out-of-pocket expenses including direct telephone solicitation.

Where can I find more information?

You may obtain more information from various sources as explained in the section “Where You Can Find Additional Information” beginning on page 67.

Who can answer further questions?

If you have additional questions about the proposals, you may call our proxy solicitor, Georgeson, Inc., toll-free at (866) 314-4665. If you would like additional copies of this proxy statement or a new proxy card, you may contact us in writing at Familymeds Group, Inc., 312 Farmington Avenue, Farmington, Connecticut, 06032, Attention: Allison D. Kiene, Corporate Secretary.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Familymeds bases these forward-looking statements on its expectations and projections about future events, which Familymeds has derived from the information currently available to it. In addition, from time to time, Familymeds or its representatives may make forward-looking statements orally or in writing. Furthermore, forward-looking statements may be included in Familymeds’ filings with the Securities and Exchange Commission or press releases or oral statements made by or with the approval of one of Familymeds’ executive officers. For each of these forward-looking statements, Familymeds claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or Familymeds’ future performance, including but not limited to:

•	expected closing and timing of the closing of the asset sales and the liquidation;

•	Expected cash to be received from asset sales and cash to be disbursed to settle our obligations and liabilities, both known and unknown;

•	expected cash distribution amounts and the timing of these distributions;

•	expected expenses in connection with the Asset Sale and the liquidation;

•	possible or assumed future results of operations; and

•	future revenue and earnings.

Forward-looking statements are those that are not historical in nature, particularly those that use terminology such as may, could, will, should, likely, expects, anticipates, contemplates, estimates, believes, plans, projected, predicts, potential or continue or the negative of these or similar terms. The statements contained in this proxy statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Familymeds’ expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors with respect to Familymeds:

•	the satisfaction of conditions to complete the Asset Sale, including the receipt of required stockholder approval, regulatory approvals and third party consents;

•	the amount of costs, fees and expenses related to the Asset Sale, interim operations, sales of the other remaining assets, prior to closing and subsequent liquidation and dissolution of Familymeds;

•	the uncertainty of general business and economic conditions;

•	the amount to be recovered for inventories and other assets and the amount collected from accounts receivable and the amount paid to settle our obligations and liabilities;

•	the loss of key personnel including pharmacists;

•	the impact of competition, both expected and unexpected;

•	adverse developments, outcomes and expenses in legal proceedings; and

•	other risk factors as further described in this proxy statement.

Forward-looking statements are only predictions as of the date they are made and are not guarantees of performance. All forward-looking statements included in this document are based on information available to Familymeds on the date of this proxy statement. Readers are cautioned not to place undue reliance on forward-looking statements. The forward-looking events discussed in this proxy statement and other statements made from time to time by Familymeds or its representatives may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about Familymeds including without limitation those discussed elsewhere in this proxy statement and the risks discussed in our Securities and Exchange Commission filings. Except for its ongoing obligations to disclose material information as required by the federal securities laws, Familymeds is not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement and in other statements made from time-to-time by Familymeds or its representatives might not occur.

FACTORS TO BE CONSIDERED BY STOCKHOLDERS
IN DECIDING WHETHER TO APPROVE THE PROPOSALS

There are many factors that our stockholders should consider when deciding whether to vote to approve the proposals. Such factors include those risk factors set forth below and those risk factors set forth in our other filings with the Securities and Exchange Commission.

We have a history of losses. Our independent registered public accounting firm has issued an opinion with an explanatory paragraph discussing the substantial doubt about our ability to continue as a going concern.

As of December 31, 2005, the Company had a net stockholders’ deficit of $11.3 million and had incurred net losses of $54.9 million, $39.8 million and $12.2 million for the years ended December 31, 2005, January 1, 2005, and December 27, 2003, respectively.  As of September 30, 2006, the Company had a net stockholders’ deficit of $7.4 million.  The opinion from the independent registered public accounting firm on our consolidated financial statements as of December 31, 2005 and January 1, 2005 and for each of the three years in the period ended December 31, 2005 was modified with respect to the substantial doubt surrounding our ability to continue as a going concern.

Failure to complete the Asset Sale may seriously affect our liquidity and ability to continue as a going concern.

The Board of Directors approved the Asset Sale and the Plan of Complete Liquidation in part because, we believe that our existing cash and amounts available under our senior credit facility and cash generated from operating activities may not be sufficient to meet our vendor terms and anticipated cash needs for the next 12 months.

If the Company does not complete the Asset Sale, then it will be required to raise additional financing to continue funding its operations. If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity securities or debt securities or obtain other debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict our operations. We have explored obtaining additional financing and there is no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

In the absence of such financing, the Company may not able to service its debts and may be required to continue to scale back or terminate operations and/or seek protection under applicable United States bankruptcy laws.

If our expectations regarding the conversion of our assets into cash are inaccurate, the amount we distribute to our stockholders may be reduced.

The amount of cash we can distribute to shareholders depends, in part, on the amount of cash received from the liquidation of our assets. The ultimate amount that we receive is subject to uncertainties. While we have executed asset purchase agreements and letters of intent, the sales prices contemplated by those agreements and letters of intent are subject to adjustments based on various factors, including our ability to receive certain consents and to maintain current business operations. The sales prices also are conditioned on there being no material adverse effects relating to the pharmacy assets being sold. If a material adverse change should occur or we fail to satisfy a closing condition, we may not realize the estimated amounts related to the sale of our assets. Further, the letters of intent are generally non-binding and thus are still subject to change. Additionally, the ultimate cash distributed to shareholders is also subject to the following:

•
The sale to Walgreens and others is based in part on the value of our inventory being sold. We have estimated the inventory value. These estimates may change depending on a number of factors including: the actual inventory value or mix on the date of closing, inventory price inflation or deflation during the interim period prior to closing, potential shrinkage of product during the interim period prior to closing, ongoing purchases and sales of inventory during the interim period prior to closing, and certain contractual exclusions, among other factors.

•
The estimated $60.0 million purchase price for the Asset Sale is based on the assumption that we will obtain all required landlord and client consents. To the extent we cannot obtain such consents, Walgreens may choose not to purchase the corresponding locations and the purchase price will be reduced accordingly.

•
When estimating the amount of cash to be distributed to shareholders, we have estimated the net realizable value of our accounts receivable that we expect to receive in cash from our customers, third party payors and others. These estimates may change depending on a number of factors including: the actual claims outstanding on the date of closing, increases or decreases in drug reimbursement rates during the interim period prior to closing, uncollectible accounts greater than our estimates, and ongoing sales and cash collections during the interim period prior to closing among other factors.

•
We have estimated the net realizable value of the sale of our remaining assets, which include a number of assumptions and estimates including the actual sales price of the assets to be sold and liabilities to be assumed, if any. These estimated may prove to be inaccurate.

•	The timing of the sales of our assets could have an impact on the actual cash proceeds we receive when these assets are sold and liabilities are assumed, if any.

If our expectations regarding our liquidation expenses are inaccurate, the amount we distribute to our stockholders may be reduced.

The amount of cash ultimately distributed to shareholders also depends on the ultimate amount of our liabilities and the amount of operating costs during the liquidation process. We have attempted to estimate such liabilities and costs. However, those estimated may be inaccurate. Factors that could impact our estimated include the following:

•
If any of the estimates regarding our plan of liquidation, including our ability to settle our real estate, equipment and other leases; the recovery of our estimated asset amounts, and the settlement of our outstanding obligations during the liquidation process, are inaccurate, the amount we distribute to our stockholders may be reduced. For instance, if claims asserted against us are successful, we will have to pay these claims before making distributions to our stockholders.

•
We have made certain estimates regarding the cost of personnel required and other operating costs necessary to liquidate and dissolve the Company, many of which could vary significantly and are dependent on the timing of closing of the Asset Sale and the sale of our remaining assets. If the timing differs from our plans, then we may incur additional costs above our current estimates and may distribute less in cash to our stockholders.

•
We have assumed that most of the contract rights that we are attempting to sell will be effectively transferred. If we are unable to obtain any required consents with the counterparties to those contracts, our recoveries may be materially lower.

•
We will remain subject to the reporting obligations of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” after the completion of our dissolution. Although we intend to request relief from these obligations after the closing of the Asset Sale, we may not receive this relief. If we do not receive this relief, our liquidation expenses will be higher than we expect, which will reduce the amount we are able to distribute to our common stockholders.

•
We are required to obtain certain third party consents and approvals as a condition to closing the Asset Sale. Currently, we do not expect that the cost of these consents and approvals will be significant. However, if our expectation is incorrect, the amount we distribute to our common stockholders may be reduced.

Distributions to our common stockholders could be reduced if our expectations regarding liabilities and operating expenses are inaccurate.

Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, insurance, payroll taxes, rent, utilities, claims processing fees, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we seek to close the Asset Sale and wind down operations. Any unexpected claims, liabilities or expenses or claims, liabilities or expenses that exceed our estimates or if the timing of the closing is longer than planned, could reduce the amount of cash available for ultimate distribution to common stockholders. If available cash and amounts received on the sale of a majority of our assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute any cash at all, to our common stockholders.

Distributions to our common stockholders could be delayed.

All or a portion of the distribution could be delayed, depending on many factors, including the following:

•      If lease conditions change, or if we become aware of other factors that we believe could affect our ability to discharge our real property lease obligations, we may be required to withhold additional amounts from our initial distribution until we are able to resolve these obligations.

•          The Walgreens Asset Purchase Agreement requires that we escrow $3.0 million for a period of one year to satisfy any indemnification obligations under the Asset Purchase Agreement. Further, if Walgreens makes any claims under the indemnification provisions in the Asset Purchase Agreement, we could be required to continue to withhold up to $3.0 million from our final distribution to satisfy such claim, or higher amounts if the claim is based on fraud or intentional misrepresentations. See “Proposal No. 1 to Approve the Proposed Asset Sale—Material Provisions of the Asset Purchase Agreement—Indemnification” on page 57.

•           At the time of our initial distribution to common stockholders, we will not have all of the information we need to estimate our remaining Exchange Act filing obligation expenses accurately. Although we intend to request relief from the SEC regarding these obligations, we will likely not have obtained this relief at the time of our initial distribution.

Additionally, a creditor could seek an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for distribution to our common stockholders. As a result of these and other factors, we may need to hold back, for distribution at a later date, if at all, some or all of the estimated amounts that we expect to distribute to common stockholders.

Our assumptions regarding the federal and state tax consequences of the transaction may be inaccurate.

The proposed Asset Sale will be a taxable transaction to us for United States federal income tax purposes and we will recognize a gain if the Asset Sale is completed. We do not believe, however, that there will be material tax payable by us, other than approximately $1.1 million of federal Alternative Minimum Tax (“AMT”) as a result of limitations on the use of net operating losses under AMT rules. We believe we have sufficient usable net operating losses to offset a majority of the income or gain recognized by us for “regular” federal income tax purposes as a result of the Asset Sale (i.e., other than AMT). We expect that our aggregate gain for federal income tax purposes related to the Asset Sale will be less than $55.0 million. Therefore, we will not set aside any material amounts of cash specifically for the payment of any tax liability, other than the $1.1 million AMT payment that we will make. However, there can be no assurance that the Internal Revenue Service or relevant state tax authorities will ultimately assent to our tax treatment of the Asset Sale or the net operating losses. To the extent the Internal Revenue Service or any relevant state tax authorities ultimately prevail in recharacterizing the tax treatment of the Asset Sale or the net operating losses, there may be adverse tax consequences to us and our stockholders, including that we could owe income taxes on up to the entire purchase price and our common stockholders would not receive any distributions or be required to return any distributions they have received.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, our stockholders could be held liable for payment to our creditors of each such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

If the plan of liquidation and dissolution is approved by our stockholders, we will file a certificate of dissolution with the State of Nevada, dissolving Familymeds. Pursuant to Nevada law, we will continue to exist for two years after the dissolution becomes effective or for such longer period as the Nevada courts shall direct, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. Under Nevada law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities during this two-year period, each stockholder could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

However, the liability of any stockholder would be limited to the amounts previously received by such stockholder from us (and from any liquidating trust or trusts) in the dissolution. Accordingly, in such event a stockholder could be required to return all distributions previously made to such stockholder, and in such event, a stockholder could receive nothing from us under Plan of Complete Liquidation and Dissolution of the Company. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the contingency reserve established by us will be adequate to cover any expenses and liabilities.

Our stockholders could approve the Asset Purchase Agreement but vote against the Plan of Complete Liquidation and Dissolution of the Company.

After the Asset Sale to Walgreens, we will have limited operations or assets with which to generate revenues and cash, and will have retained only those employees required to wind down our corporate existence. We do not intend to invest in another operating business. If the Plan of Complete Liquidation and Dissolution of the Company is not approved, we will proceed with the sale of the majority of our pharmacy assets to Walgreens, pay all of our liabilities which are not assumed by Walgreens, and, as a result of the Plan of Complete Liquidation and Dissolution of the Company not being approved, use some of the cash received from the Asset Sale to pay ongoing operating expenses instead of distributing it to our stockholders pursuant to the Plan of Complete Liquidation and Dissolution of the Company, which would decrease the cash distribution to be made to our stockholders. If the Plan of Complete Liquidation and Dissolution of the Company is not approved, we may make a second attempt to solicit a vote of the stockholders to approve the Plan of Complete Liquidation and Dissolution of the Company.

The directors and officers of Familymeds will receive additional benefits from the stockholders as a result of the Asset Sale and liquidation.

Following the filing of the certificate of dissolution with the Nevada Secretary of State, we will continue to indemnify each of our current and former directors and officers to the extent required under Nevada law and our articles of incorporation and bylaws as in effect immediately prior to the filing of the certificate of dissolution. In addition, we intend to maintain our current directors’ and officers’ insurance policy through the date of dissolution and to obtain runoff coverage for an additional three to six years after filing the certificate of dissolution. Our executive officers and directors have interests in the Asset Sale other than or in addition to their interests as Familymeds stockholders generally. See “Proposal No.1—To Approve the Asset Sale—Interests of Certain Persons in the Asset Sale” on page 10.

Our stock transfer books will close on the date we file the certificate of dissolution with the Nevada Secretary of State, after which it will not be possible for stockholders to publicly trade our stock.

We intend to close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the date we file the certificate of dissolution with the Nevada Secretary of State, which we refer to as the “final record date.” Thereafter, certificates representing our common stock shall not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our stockholders will be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by us will be made solely to the stockholders of record at the close of business on the final record date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we intend to, after filing our certificate of dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief were granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant any such relief and we will be required to continue to incur the costs associated with these reporting requirements which will reduce the cash available for distribution to our stockholders.

If we fail to retain the services of certain key personnel, Plan of Complete Liquidation and Dissolution of the Company may not succeed.

The success of the Plan of Complete Liquidation and Dissolution of the Company depends in large part upon our ability to retain the services of certain of our current officers. We expect certain officers to remain as employees to assist in the liquidation after the closing at their current base salaries, without bonus. Failure to retain these personnel could harm the implementation of the Plan of Complete Liquidation and Dissolution of the Company. If we fail to retain the services of these personnel, we will need to hire others to oversee our liquidation and dissolution, which could involve additional compensation expenses, if such other personnel are available at all.

Our common stock was delisted from the NASDAQ.

On January 17, 2007, Familymeds received a letter from The NASDAQ Stock Market notifying Familymeds that NASDAQ had determined to delist Familymeds’ shares of common stock from the NASDAQ Capital Market effective as of the open of business on January 18, 2007 as a result of Familymedfailure to maintain compliance with 4310(c)(2)(B) (the requirement to maintain a minimum stockholders equity, market value of listed securities, or net income from continuing operations).

On January 18, 2007, Familymeds’ common stock began being quoted on the Over-the-Counter Bulletin Board, which we refer to as the “OTC Bulletin Board,” under the symbol “FMRX.OB.” The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. As a result of our common stock being delisted from the Nasdaq Capital Market, your ability to resell your shares of our common stock could be adversely affected.

THE ASSET SALE

Proposal No. 1

Background and Reason for the Asset Sale

On February 7, 2007, our Board of Directors approved the Asset Purchase Agreement and the Plan of Complete Liquidation and Dissolution of the Company.  Its decision was based on a review of the Company’s past performance, projected future growth, ongoing liquidity, vendor relations, industry outlook, and strategic alternatives.

Familymeds is a pharmacy and drug distribution provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc.  Familymeds Group, Inc. was formerly known as DrugMax, Inc. and on July 10, 2006, the Company amended its Articles of Incorporation to change its name from DrugMax, Inc. to Familymeds Group, Inc. As of March 2, 2007, we operated 74 Company-owned locations including 71 pharmacies, one health and beauty location, one non-pharmacy mail order center, and a drug distribution business primarily focused on the direct distribution of specialty pharmaceuticals to physicians, medical clinics and other health care providers known as Familymeds Medical Supply.  The Company also franchises 7 pharmacies.  During the first quarter of 2007, we have sold 3 underperforming pharmacy locations and we expect to sell 5 additional locations by the end of March 2007 pursuant to a signed asset purchase agreement.  In addition, we have a signed letter of intent to sell or assign 13 additional locations which we expect will close during the second quarter of 2007.  Our pharmacies are located in 13 states and operate under the Familymeds Pharmacy, Arrow Pharmacy & Nutrition Center, and Worksite PharmacySM brand names.

As of December 31, 2005, the Company had a net stockholders’ deficit of $11.3 million and had incurred net losses of $54.9 million, $39.8 million and $12.2 million for the years ended December 31, 2005, January 1, 2005, and December 27, 2003, respectively.  As of September 30, 2006, the Company had a net stockholders’ deficit of $7.4 million.

The Company has taken significant steps in its attempt to improve its operating results, reduce costs and improve its financial performance. These include the sale of common stock for net proceeds of $47.4 million, the redemption of all of its outstanding Series A Preferred Stock, the refinancing of the senior credit facility with a new $65.0 million facility, which allowed for additional borrowing availability, and the sale and discontinuation of a majority of the Company’s full-line wholesale drug distribution operations, which had incurred significant losses.

Further, during the second quarter of 2006, the Company entered into a Note and Warrant Purchase Agreement and certain other agreements described below, each effective as of June 23, 2006, with Deerfield Special Situations Fund, L.P. and Deerfield Special Situations Fund International, Limited (collectively, “Deerfield”), pursuant to which Deerfield purchased two secured promissory notes in the aggregate principal amount of $10 million (one note in the principal amount of $3.32 million and the second note in the amount of $6.68 million, collectively the “Notes”) and eight warrants to purchase an aggregate of 1.65 million shares of Company common stock (the “Warrants”), for an aggregate purchase price of $10 million.  The $10 million purchase price for the Notes and Warrants was used entirely for an early repayment, settlement and termination of approximately $23 million in outstanding subordinated debt and accrued unpaid interest with the Company’s former supplier AmerisourceBergen Drug Corporation.

Also during the third and fourth quarters of 2006, the Company closed or sold underperforming stores and continued to evaluate its ongoing operations to improve results.  Despite these efforts, the Company continued to experience a reduction in gross margins due to the increased number of participants enrolled in Medicare Part D plans and the increased pressure by other third parties to reduce prescription reimbursement rates.   We anticipate that this trend coupled with the announcement that reimbursement for generic prescriptions paid for by state Medicaid agencies would soon be determined as a percentage of Average Manufacturer’s Price or “AMP” will result in further decreases in gross margin.  Based upon a study performed by the National Association of Chain Drug Stores, we estimate the negative impact on gross margin of the implementation of AMP to Familymeds will be approximately $5.60 per generic Medicaid prescription filled or approximately $1.0 million annually.

In addition, a proposed settlement announced during the fourth quarter of 2006 in a case filed against First Databank, Inc. and McKesson Corp. may also have a negative impact on the Company’s ability to become profitable.  AWP is the basis for determining reimbursement from most third party payors.  If the proposed settlement is accepted, it is expected that AWP will be reduced by approximately 5%.  This decrease in AWP, we expect, will result in a decrease in prescription revenue of approximately 3.6% or $7.6 million annually.

Further, the introduction of Medicare Part D in 2006 and the resulting decrease in cash paying customers has negatively impacted our cash flow.  Our suppliers typically require payment 7 days from the date of purchase; however, payment from Medicare Part D providers and other third party payors is typically received on a 14 to 30 day basis.  As more of our customers continue to enroll in managed care plans such as Medicare Part D, the Company will continue to experience a decline in its cash availability.

These negative pressures on gross margin coupled with the increasing demand for pharmacists, rising salary requirements, increasing health care costs and professional liability insurance costs, will continue to negatively impact the Company’s ability to become profitable.

During the 2nd half of 2006 the Company implemented significant selling and general administrative expense reduction measures, including a workforce reduction of 33 employees at the Company headquarters in Farmington, Connecticut in July 2006, directed at reducing costs and improving overall liquidity.

In addition, during the second, third and fourth quarters of 2006, the Company also contacted various banking and investment firms in an effort to improve liquidity, provide capital for growth and improve financial results either through a private investment in a public company, the refinancing of the current credit facility or through a subordinated tranche B type loan.  These financing alternatives were determined to be very expensive and highly dilutive to current stockholders.

The continued gross margin pressure on prescription drug sales, among other factors, has created a more urgent need for a larger scaled enterprise for its clinic and Worksite Pharmacy business model. The Company exhaustively sought new capital; however, such financing opportunities were highly dilutive.

Familymeds strategic plan has been to seek long term sustainable profits by increasing sales through organic growth, continued focus on same store sales growth and expansion of new pharmacies in clinic and Worksite settings. However, in light of the factors noted above, the current competitive environment and the Company’s highly leveraged capital structure, the Board of Directors believes that the Company lacks the capital resources necessary in the long-term to compete effectively in its industry.  In an effort to maximize the value of the stockholders’ investment in the Company, the Board of Directors decided to examine certain financial and strategic alternatives to the Company remaining independent.

In October 2006, the Board of Directors retained JMP Securities LLC (“JMP Securities”) as its financial advisor to examine these alternatives and to contact certain potential strategic and financial partners with respect to a transaction with the Company.  With the Board of Directors frequent consultation and guidance throughout a process extending many months, management and JMP Securities considered a number of strategic alternatives for the Company and its business.  This included an analysis of the operating history and prospects for growth of the Company as a whole.

In the course of the review, with the assistance of JMP Securities, we contacted a total of 17 strategic buyers and 13 financial buyers.  They were provided with an executive summary of the business. Of the total buyers contacted, 12 strategic buyers and 9 financial buyers executed a confidentiality agreement and were provided with copies of the Company’s confidential information memorandum.

As a result of the contacts with potentially interested parties, the Company received a number of expressions of interest in evaluating a transaction with Familymeds. The Company then commenced due diligence with those parties, including Walgreens.

In November 2006, JMP Securities sent preliminary process letters to prospective buyers requesting indications of interest for the Company or its assets. The process letter asked prospective bidders to identify in their indication of interest the form and amount of consideration offered, the structure of a proposed transaction, the timing required to complete due diligence, additional due diligence requirements, and other items that may have bearing on the transaction. Bidders were advised that the decision to select potential parties would take into consideration the level of stated interest in entering into a transaction with Familymeds, the total value placed on Familymeds or selected assets, the form and structure of the transaction under contemplation, and the ability to consummate the transaction expeditiously and other relevant issues.

By December 2006, the Company received several written indications of interest and verbal expressions of continued interest.  The proposals were in the form of financing commitments, stock exchanges, and others in the form of asset purchases, including the proposal submitted by Walgreens.    These proposals were presented to the Board of Directors on December 4, 2006.

The Board of Directors instructed JMP Securities to clarify the indications of interest.  From December 5, 2006 through December 20, 2006, the Company and / or JMP Securities held conference calls and management meetings with seven companies, including Walgreens.

On December 5, 2006, Mr. Jugal K. Taneja, a Familymeds Director and former Chairman of the Board, informed Mr. Mercadante, the Company’s Chairman of the Board and Chief Executive Officer, of his interest in pursuing an acquisition of the Company through GeoPharma, Inc.  Mr. Taneja is the Chairman of the Board of GeoPharma.  GeoPharma is a pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products. According to GeoPharma, their growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry.

During the following weeks, Mr. Mercadante and JMP Securities provided Mr. Taneja and GeoPharma with due diligence materials requested and met in person and via several conference calls with Mr. Taneja, GeoPharma management, and their advisors to discuss a potential transaction.

On December 8, 2006, JMP Securities sent final process letters to those interested in pursuing a transaction with Familymeds The final process letter asked prospective bidders to identify in their final indication of interest the form and amount of consideration offered, the structure of a proposed transaction, material items required in a definitive purchase agreement, sources of financing to consummate the transaction, employment agreement and other management incentives, approvals required to consummate the transaction, the timing required to complete due diligence, additional due diligence requirements, and other items that may have bearing on the transaction. Final bidders were advised that the factors that would be taken into consideration in selecting the designated purchaser(s) would include: the value of the consideration to be paid for the stock or assets of the Company, the assets to be purchased and liabilities assumed if an asset sale is contemplated, any material proposed terms and conditions required in a definitive purchase agreement, the availability of funds and certainty of financing for the proposed transaction, any conditions relating to current employees of the Company, requirements and timing to complete diligence and sign the purchase agreement, any conditions to closing, and other items that may be material to the evaluation.

Subsequently, JMP Securities received a handful of final indications of interest for the assets of the Company, including Walgreens, and an indication of interest from GeoPharma.

On December 20, 2006, the Board of Directors, other than Mr. Taneja, met via conference call with management and JMP Securities to discuss the final bids submitted.  JMP Securities reminded the Board of Directors of the process undertaken to maximize value to stockholders, then described the five offers submitted, including the offers from Walgreens and GeoPharma.

The Board of Directors carefully considered each of the offers in light of the current industry issues, the ongoing liquidity issues and the strategic alternatives available to the Company.  The Board of Directors considered the value of each offer, the certainty of closure, the availability of financing to consummate the transaction, the currency offered and the value to stockholders.  After thorough discussions and extensive debate, the Board of Directors agreed to pursue the Walgreens offer and authorized Mr. Mercadante to negotiate and sign a letter of intent with Walgreens.

On December 28, 2006, the Company and Walgreens entered into a nonbinding letter of intent with respect to the proposed Asset Sale, which granted Walgreens an exclusivity period extending until January 15, 2007.  On January 10, 2007, Walgreens provided the Company with a proposed form of Asset Purchase Agreement.  The parties negotiated the terms of the proposed Asset Purchase Agreement over the next several weeks and exchanged numerous drafts of the Agreement.  The parties met in Chicago, Illinois, on January 30, 2007 and January 31, 2007 to negotiate the terms of the Agreement, and continued to discuss the terms of the Asset Purchase Agreement on subsequent conference calls.

Following the expiration of the exclusivity period with Walgreens, GeoPharma re-approached the Company with a new offer that contemplated the sale of $15.0 million of Class B Convertible Preferred Stock convertible into Company common stock at a conversion price initially representing 49.0% of the fully-diluted equity capital of Familymeds.  The new offer also required Board of Director control by GeoPharma and required a 10% dividend on the Class B Convertible Preferred Stock. The closing of the $15.0 million investment had numerous conditions to closing.

On February 7, 2007, the Board of Directors met in New York City to consider the Asset Purchase Agreement with Walgreens, the Plan of Complete Liquidation and Dissolution, as well as, the new offer that had been submitted to the Company by GeoPharma on January 30, 2007.

Mr. Taneja and his financial advisors attended the meeting, provided the Board of Directors with an overview of their proposal, and responded to questions posed by the Board of Directors and JMP Securities.  Following the presentation, Mr. Taneja departed after the presentation from the meeting and did not vote on the matters before the Board of Directors.

The Board of Directors then considered the two proposals before them.  When reviewing the proposal set forth by Mr. Taneja on behalf of GeoPharma, they considered certainty of closure, the significant dilution to the shareholders, the impact on liquidity, the ability of the Company to reduce operating costs further, the ability of the Company to sell underperforming stores, the impact of GeoPharma’s proposed strategy on the Company going forward, and the conditions to closing required by the GeoPharma proposal.

JMP Securities then reviewed its financial analysis of the Plan of Complete Liquidation and Dissolution, including the Asset Sale.  JMP Securities then rendered its oral opinion to the Board of Directors with respect to the Asset Sale, subsequently confirmed in its opinion attached hereto as Appendix C, that, as of February 7, 2007, based upon and subject to certain assumptions, qualifications, limitations and factors described in the JMP Securities opinion, the consideration to be received by the holders of Familymeds common stock pursuant to the liquidation was fair, from a financial point of view, to such holders as of the date of the opinion. After discussion, the Board of Directors approved the Asset Sale to Walgreens and the transactions contemplated thereby, subject to stockholder approval.

From February 8, 2007 to February 14, 2007, the Company and Walgreens had several discussions to reach an agreement on the remaining open issues and finalize the Asset Purchase Agreement and related documents. On February 14, 2007, the Asset Purchase Agreement was entered into by the parties and the Company subsequently issued a press release on February 15, 2007 announcing the Asset Sale.

The Fairness of the Proposed Asset Sale

In reaching its decision to enter into the Asset Purchase Agreement with Walgreens and not to remain as an independent company, the Board of Directors considered a number of factors, including the following:

•
the diminished growth prospects of the Company due to, among other things, the erosion of gross margins, decrease in price inflation for pharmaceuticals, increased competition from competitors with greater financial resources (and less financial leverage), and the Company’s lack of financial resources to make on an ongoing basis the capital improvements and commitments necessary for the Company to remain competitive and the uncertainties of health care reform;

•
the Board of Directors’ familiarity with and review of the Company’s business, results of operations, financial condition, liquidity and prospects including, without limitation, the Company’s earnings, as well as the pharmacy industry conditions generally and its changing environment;

•	the alternative of the Company remaining an independent entity and the possible downsizing of the number of sites operated by the Company;

•	the efforts in exploring the many different financial and strategic alternatives for the Company;

•
the likelihood that Walgreens will be able to complete the transactions contemplated by the Asset Sale and the fact that the Asset Purchase Agreement provides for limited conditions to the obligations of Walgreens to consummate such transactions;

•
the opinion of JMP Securities delivered on February 7, 2007 subsequently confirmed in writing, that, as of February 7, 2007, based upon and subject to certain assumptions, qualifications, limitations and factors described in the JMP Securities opinion, the cash consideration to be received by the holders of common stock of the Company following the consummation of the Asset Sale and the Plan of Complete Liquidation and Dissolution of the Company was fair, from a financial point of view, to such holders;

•	the prices and premiums paid in comparable acquisition transactions involving other pharmacy providers; and

•	a review of the Asset Purchase Agreement.

In view of the wide variety of factors considered in connection with its evaluation of the proposed Asset Sale, the Board of Directors did not find it necessary to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. Based upon all of these factors, the Board of Directors approved the Asset Purchase Agreement and recommends that the stockholders of the Company approve and adopt the Asset Sale.

Information about the Parties

Familymeds Group, Inc. through its subsidiaries, is a pharmacy and drug distribution provider formed by the merger on November 12, 2004 of DrugMax, Inc. and the Company. Familymeds Group, Inc. was formerly known as DrugMax, Inc. and on July 10, 2006, the Company amended its Articles of Incorporation to change its name from DrugMax, Inc. to Familymeds Group, Inc.

As of March 2, 2007, we operated 74 Company-owned locations including 71 pharmacies, one health and beauty location, one non-pharmacy mail order center, and a drug distribution business primarily focused on the direct distribution of specialty pharmaceuticals to physicians, medical clinics and other health care providers known as Familymeds Medical Supply.  The Company also franchises 7 pharmacies.  During the first quarter of 2007, we have sold 3 underperforming pharmacy locations and we expect to sell 5 additional locations by the end of March 2007 pursuant to a signed asset purchase agreement.  In addition, we have a signed letter of intent to sell or assign 13 additional locations which we expect will close during the second quarter of 2007.  Our pharmacies are located in 13 states and operate under the Familymeds Pharmacy, Arrow Pharmacy & Nutrition Center, and Worksite PharmacySM brand names.

Walgreen Co. is the nation's largest drugstore chain with fiscal 2006 sales of $47.4 billion. The company operates 5,611 stores in 48 states and Puerto Rico, including 76 Happy Harry’s drugstores in Delaware and surrounding states. Walgreens also provides additional services to pharmacy patients and prescription drug and medical plans through Walgreens Health Services, its managed care division, which includes Walgreens Health Initiatives Inc. (a pharmacy benefits manager), Walgreens Mail Service Inc., Walgreens Home Care Inc. and Walgreens Specialty Pharmacy. Walgreen Co. is an Illinois corporation and Walgreen Eastern Co., Inc. is a New York corporation. The principal place of business for both corporations is 200 Wilmot Road, Deerfield, IL 60015.

The Asset Purchase Agreement

On February 14, 2007, we entered into the Asset Purchase Agreement with Walgreen Co., an Illinois corporation, Walgreen Eastern Co., Inc., a New York corporation (together with Walgreen Co,, “Walgreens”), pursuant to which we will, subject to certain terms and conditions, including approval by our stockholders at the Special Meeting, sell up to 53 of our locations and related assets to Walgreens. Of the 53 locations, 31 of the clinic and Worksite locations will remain open and continue to operate in place. However, if the Company fails to receive certain landlord or client consents, Walgreens may choose not to purchase the corresponding locations and the purchase price will be reduced accordingly. As consideration for this sale, Walgreens will assume only certain of our liabilities, including certain automobile and certain real estate leases, and will pay us approximately $60.0 million for pharmacy assets, customer accounts receivable and inventories related to those locations.

The following is a summary of the material provisions of the Asset Purchase Agreement and is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement, a copy of which is attached hereto as Appendix A.

Assets to be Sold

The assets to be sold include all of Familymeds’ right, title and interest in, to and under the assets used to operate its pharmacy business (other than certain excluded assets described below), including:

•	prescriptions, prescription files and records, customer lists and patient profiles, including refill status reports and insurance coverages;

•	inventory;

•	personal property, including furniture, fixtures, equipment, vehicles, leasehold improvements and signage;

•	improvements, fixtures and other appurtenants located at any of the leased pharmacy locations, including any security deposits, rent credits and allowances paid;

•	rights and interests in Familymeds’ long-term care business;

•	permits and other similar governmental rights;

•	copies of all books and records;

•	intellectual property, including copyrights, patent rights, trademarks and trade secrets;

•	certain assumed contracts;

•	outstanding customer accounts receivable; and

•	real property located in Tupelo, Mississippi.

The assets excluded from the Asset sale are all cash, accounts receivable (other than with respect to customers), certain excluded contracts, employee benefit plans and programs, software and websites, corporate minute books, certain excluded inventory, and all tax refunds and credits. Additionally, if the Company fails to receive certain landlord or client consents, Walgreens may choose not to purchase the corresponding locations and the purchase price will be reduced accordingly.

Liabilities to be Assumed

As additional consideration for the assets to be sold, Walgreens has agreed to assume the obligations of Familymeds under certain assumed contracts, including certain automobile and certain real estate leases. However, Walgreens will not assume, nor be obligated to pay, perform or otherwise discharge any other liability or obligation of Familymeds.

Purchase Price

Pursuant to the Asset Purchase Agreement, Walgreens has agreed to pay us an aggregate estimated purchase price of $43.0 million plus the cost of inventory and customer accounts receivable which we estimate at approximately $17.0 million, for a total estimated purchase price of approximately $60.0 million. However, if the Company fails to receive certain landlord or client consents, Walgreens may choose not to purchase the corresponding locations and the purchase price will be reduced accordingly. $3.0 million of the purchase price shall be placed into escrow until the earlier of one year from the closing date or the final distribution of assets to the Company’s stockholders or dissolution of Familymeds.

Representations and Warranties

The Asset Purchase Agreement contains certain representations and warranties of the parties, relating to, among other things, the organization of each of the parties, the authority of each of the parties to execute and enter into the Asset Purchase Agreement, the lack of conflict with any organizational documents, agreements or rules and obtaining the requisite consents and approvals. The Asset Purchase Agreement also contains certain representations and warranties of Familymeds relating to, among other things:

•	taxes, including the accuracy and timely filing of returns with respect thereto and payment thereof;

•	Familymeds’ title and ownership of the assets to be sold and the sufficiency thereof for the conduct of Familymeds’ business as currently conducted;

•	financial information reports;

•	the absence of undisclosed liabilities;

•	the absence of certain material adverse effects on Familymeds’ business;

•	Familymeds’ filings with the United States Securities and Exchange Commission;

•	certain material assumed contracts;

•
the awareness by Familymeds of indications that any distributor, wholesaler, customer or supplier of Familymeds intended to cease or substantially reduce doing business with Familymeds as of February 14, 2007;

•	Familymeds’ ownership of the real property located in Tupelo, Mississippi;

•	Familymeds’ leasehold rights in its pharmacy locations and the personal property to be transferred to Walgreens;

•	intellectual property, including Familymeds’ right to use the intellectual property to be transferred;

•	employee and employee benefit matters;

•	legal proceedings and Familymeds’ compliance with laws;

•	product warranties;

•	the solvency of Familymeds; and

•	the absence of certain transactions between Familymeds and its officers or employees or related parties.

Covenants

The Asset Purchase Agreement contains certain covenants and agreements of Familymeds and Walgreens regarding the relationship prior to and after the closing of the Asset Sale between Familymeds and Walgreens. These covenants include agreements by the parties to use reasonable efforts to do all things necessary to consummate the Asset Sale.

The covenants also include agreements by Familymeds, among other things:

•	to continue to offer employment to each of the employees in its pharmacy business, subject to normal workplace practice and discipline;

•
for a period of three years after the closing of the Asset Sale, not to (i) engage in a competing pharmacy business within a radius of five miles from any of the current Familymeds’ locations, (ii) engage in the Worksite Pharmacy business or (iii) solicit or induce any customer of Familymeds during the 12 months preceding the closing of the Asset Sale;

•	for a period of two years after the closing of the Asset Sale, not to solicit or recruit any former Familymeds employee;

•
from February 14, 2007 until the closing of the Asset Sale, to conduct its business in the ordinary course in accordance with past practice and refrain from certain actions specified in the Asset Purchase Agreement;

•	to use commercially reasonable efforts to obtain the requisite approval of our stockholders;

•	to avoid abandonment of the pharmacy locations and authorize Walgreens to operate under our existing permits until Walgreens obtains the licenses required to operate the business;

•	from February 14, 2007 until the closing of the Asset Sale, to continue to pursue and develop our Worksite Pharmacy business;

•
through the closing of the Asset Sale, to allow Walgreens reasonable access during regular business hours to Familymeds’ records, to the pharmacy locations to install wiring and to Familymeds’ employees;

•
from the closing date of the Asset sale until the earlier of (i) the third anniversary of the closing date or (ii) our final distribution of assets to our stockholders or our dissolution, to afford Walgreens access to our records; and

•	for a period of four months following the closing of the Asset Sale, to cause our senior management to provide reasonably requested consulting services to Walgreens.

The Asset Purchase Agreement also includes an agreement by Walgreens to offer full-time employment to all or a majority of Familymeds’ pharmacy employees from the locations being purchased who satisfy Walgreens’ generally-applicable hiring standards and who are employed by Familymeds as of the closing of the Asset Sale on terms and conditions comparable to the terms and conditions as currently available to similarly situated employees of Walgreens, to hire all such employees who accept such offer, and to make available to such employees a package of benefits as currently available to similarly situated employees of Walgreens.

Superior Proposals

Pursuant to the Asset Purchase Agreement, Familymeds was required to immediately cease any discussions or negotiations with third parties that might have been contemplating an acquisition proposal or alternative proposal. From February 14, 2007 through the closing of the Asset Sale, neither Familymeds nor our representatives may (i) solicit, initiate or encourage any proposal or inquiry which may reasonably be expected to lead to an acquisition proposal or alternative proposal, (ii) engage in any discussions with, or provide any non-public information regarding Familymeds to, any third party with respect to an acquisition proposal or alternative proposal (each as defined below), (iii) approve or recommend an acquisition proposal or alternative proposal, (iv) enter into any letter of intent or agreement with respect an acquisition proposal or alternative proposal, or (v) waive, amendment or grant a release under any standstill or confidentiality agreement to which we are a party.

However, the Asset Purchase Agreement provides that, if at any time prior to obtaining our stockholders’ approval, the Board of Directors receives a superior proposal and determines in good faith, after consultation with our outside legal counsel, that the failure of the Board of Directors to do so would be reasonably likely to result in a breach of the directors’ exercise of their fiduciary obligations to our stockholders, the Board of Directors may (i) withdraw or modify its approval or recommendation of the Asset Purchase Agreement or the Asset Sale, (ii) approve or recommend a superior proposal or (iii) terminate the Asset Purchase Agreement and pay a termination fee to Walgreens in order to accept a superior proposal or enter into an alternative agreement with respect to a superior proposal, but in each case:

•
only at a time that follows Walgreens’ receipt of written notice advising that the Board of Directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the party making such superior proposal; and

•
after having provided Walgreens five (5) days prior written notice that we intend to recommend such superior proposal to our stockholders or terminate the Asset Purchase Agreement in order to accept a superior proposal or enter into an alternative agreement with respect to such superior proposal, and having negotiated in good faith with Walgreens to revise its offer such that the superior proposal no longer qualifies as a superior proposal, and if we terminate the agreement the Asset Purchase Agreement, paying the terminate fee described below.

If in response to a superior proposal Walgreen revises its offer such that the pending third party proposal no longer qualifies as a superior proposal, and any subsequent revisions or amendments to the pending proposal cause such proposal to constitute a superior proposal, we are obligated to negotiate in good faith with Walgreens for two (2) business days prior to recommending such superior proposal to our stockholders or terminating the Asset Purchase Agreement in order to accept a superior proposal or enter into an alternative agreement with respect to such superior proposal.

As used herein, the term “superior proposal” means written acquisition proposal that a majority of the members of the Board of Directors determines in good faith, after consultation with outside legal counsel and financial advisors:

•
provides consideration to the Company or our stockholders that is directly attributable to the assets to be sold under the Asset Sale with a value that exceeds the value of the consideration provided for in the Asset Purchase Agreement;

•
would result in a transaction, if consummated, that would be more favorable to our stockholders with respect to the assets to be sold under the Asset Sale (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror and the other transactions that we are or may be contemplating, including any transactions contemplated in connection with the Plan of Complete Liquidation and Dissolution) than the Asset Sale;

•
is reasonably capable of being consummated in a timely manner (taking into account all regulatory and other relevant considerations including any financing contingencies and due diligence conditions); and

•	is made by a party or parties who have provided us with reasonable evidence that they have or will have sufficient funds to complete such acquisition proposal.

As used herein, the term “acquisition proposal” means any bona fide offer or proposal for, or any indication of interest in: (i) a transaction pursuant to which a third party acquires or would acquire beneficial ownership of more than 50% of our outstanding capital stock; (ii) any business combination that would result in a third party acquiring more than 50% of the fair market value of our consolidated assets; or (iii) any transaction that would result in a third party acquiring more than 50% of the fair market value of our consolidated assets, immediately prior to such transaction. The term “alternative proposal” means any bona fide offer or proposal for, or any indication of interest in, a transaction pursuant to which a third party acquires or would acquire all or a material portion of the assets to be sold under the Asset Sale, other than inventory or obsolete equipment in the ordinary course of business. Notwithstanding the foregoing, any transaction that would not prevent Familymeds from selling the assets subject to the Asset Purchase Agreement to Walgreens will not be considered either an acquisition proposal or an alternate proposal.

Indemnification

Under the Asset Purchase Agreement, we have agreed to indemnify and hold harmless Walgreens and its affiliates and other related parties against any damages, losses or liabilities, including reasonable legal fees and expenses, in connection with or arising from:

•	any breach of any warranty or inaccuracy of any representation of Familymeds;

•	any breach of any covenant or agreement of Familymeds;

•	our failure to pay, perform or discharge any excluded liabilities;

•	our failure to comply with any Uniform Commercial Code filing provisions with respect to “bulk transfers”; and

•	any claims from any former, current or future stockholders or creditors relating to the Asset Purchase Agreement.

We are not required, however, to indemnify and hold harmless Walgreens and its affiliates and other related parties for losses incurred as the result of inaccuracies of our representations and warranties (excluding certain fundamental representations concerning organization, authorization and brokers) unless aggregate amount of such losses exceeds $200,000; provided, that our indemnification liability for such inaccuracies of our representations and warranties (excluding the same fundamental representations) shall not exceed $10.0 million.

Conditions to Closing

The obligations of Walgreens and Familymeds to consummate the Asset Sale are subject to the fulfillment (or waiver) of certain conditions, including:

•
the representations and warranties of the other party are true and correct and the other party has performed and complied with all the covenants and agreements and satisfied all the conditions required to be performed or complied with or satisfied by it prior to the closing of the Asset Sale;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired without adverse action by the applicable governmental authority;

•	the Asset Purchase Agreement and Asset Sale have been approved by our stockholders;

•	the other party has delivered specific closing deliverables;

•	there shall not have been or occurred any event or change that would reasonably be expected to have a Material Adverse Effect (as defined in the Asset Purchase Agreement);

•
we shall have delivered evidence of the release of all encumbrances (other than certain permitted encumbrances) on the assets purchased pursuant to the Asset Sale including customary pay-off letters or similar acknowledgements of the discharge of any indebtedness for borrowed money; and

•	Walgreens shall have obtained all pharmacy licenses and pharmacy permits required to operate the pharmacy business following the Asset Sale.

In addition, as a condition to closing, Edgardo A. Mercadante, our Chairman of the Board and Chief Executive Officer, must agree to a consulting and non-competition agreement that requires Mr. Mercadante to be available an average of 30 (thirty) hours per week to provide consulting services, on an as needed basis, for an initial period of three months. The agreement may be unilaterally extended by Walgreens for one additional three month period on the same terms and conditions. He must also agree to a comprehensive non-competition agreement with respect to the purchased locations for a term of at least 1 year from the initial termination of the consulting and non-competition agreement. If Walgreens elects to maintain the services of Mr. Mercadante for a period beyond the initial three month term, the non-competition restrictions will survive an additional 6 month term for each three month extension of the consulting term. Walgreens will pay Mr. Mercadante $90,000 for each three month consulting period.

Termination; Termination Fee and Expenses

The Asset Purchase Agreement may be terminated at any time prior to the closing of the Asset Sale:

i)	by the mutual written consent of the parties;

ii)
by Walgreens or Familymeds if the other party materially breaches any of such other party’s agreements, covenants, representations or warranties and such material breach is incurable, or if capable of being cured, is not cured within 30 days after written notice thereof;

iii)	by Walgreens or Familymeds if any governmental body shall have issued a final and non-appealable order restraining, enjoining or otherwise prohibiting the consummation of the Asset Sale;

iv)	by Walgreens or Familymeds if the closing of the Asset Sale shall not have occurred on or before August 14, 2007 (or such later date as the parties may agree);

v)	by Walgreens or Familymeds if our stockholders do not approve the Asset Purchase Agreement and Asset Sale;

vi)
by Walgreens if (a) the Board of Directors, as required by their fiduciary duties, (1) withdraws or modifies its approval or recommendation of the Asset Purchase Agreement or the Asset Sale, (2) approves or recommends to our stockholders an acquisition proposal or an alternative proposal, (3) fails to confirm the its current recommendation of the Asset Sale within five business days of Walgreen’s request to do so, (4) approves or recommends that our stockholders tender their Company common stock in any tender or exchange offer that is an acquisition proposal or an alternative proposal (or fails to recommend to our stockholders rejection of such tender or exchange offer within ten days after such tender or exchange offer is first published, sent or given), or (5) publicly proposes, approves a resolution or agrees to do any of the foregoing, in each case, whether or not permitted by the terms of the Asset Purchase Agreement; (b) the Company shall have breached its obligations under the Asset Purchase Agreement by reason of a failure to call and hold the Special Meeting or a failure to prepare and mail to our stockholders this proxy statement; or (c) prior to the record date of the Special Meeting, any party acquires beneficial ownership of a majority of our outstanding Company common stock; or

vii)	by Familymeds pursuant to the limitations and guidelines described above in “Superior Proposals.”

Under the Asset Purchase Agreement, Familymeds is obligated to pay Walgreens a termination payment of $2.5 million and assume and pay all of Walgreens’ reasonable, out-of-pocket expenses in connection with the Asset Purchase Agreement, but not in excess of $0.5 million, if:

•
(1) either Familymeds or Walgreens terminates the Asset Purchase Agreement pursuant to clause (iv) above or Walgreens terminates the Asset Purchase Agreement pursuant to clause (ii) above, (2) before such termination, a superior proposal shall have been publicly announced or otherwise communicated to Familymeds, and (3) within 12 months of such termination, Familymeds enters into a definitive agreement with respect to, or consummates, any acquisition proposal or alternative proposal;

•	Walgreens shall have terminated the Asset Purchase Agreement pursuant to clause (vi) above; or

•	Familymeds shall have terminated the Asset Purchase Agreement pursuant to clause (vii) above.

If Familymeds or Walgreens terminates the Asset Purchase Agreement pursuant to clause (v) above, then Familymeds shall assume and pay all of Walgreens’ reasonable, out-of-pocket expenses in connection with the Asset Purchase Agreement, but not in excess of $0.5 million. In addition, Familymeds is obligated to pay Walgreens a termination payment of $2.5 million if Familymeds or Walgreens terminates the Asset Purchase Agreement pursuant to clause (v) above, and at anytime before the Special Meeting (1) the Board of Directors shall have withdrawn or modified its approval or recommendation of the Asset Purchase Agreement or the Asset Sale or (2) a superior proposal shall have been publicly announced or otherwise communicated to Familymeds and within 12 months of such termination, Familymeds enters into a definitive agreement with respect to, or consummates, any acquisition proposal or alternative proposal.

In any event, the parties to the Asset Purchase Agreement have agreed that each party will pay its own expenses, but that the aggregate filing fees under federal antitrust laws will be split equally.

Regulatory Approvals

We believe that no state or federal regulatory approval is required in connection with the Asset Sale other than the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. However, Walgreens shall have obtained all pharmacy licenses and pharmacy permits required to operate the pharmacy business following the Asset Sale.

Dissenters’ Rights

Under Nevada law, our stockholders are not entitled to dissenters’ rights for their shares in connection with the Asset Sale.

Closing of the Asset Sale Not Conditioned on Walgreens Obtaining Financing

The purchase price for the Asset Sale is estimated to be approximately $60.0 million. However, if the Company fails to receive certain landlord or client consents, Walgreen may choose not to purchase the corresponding locations and the purchase price will be reduced accordingly. Walgreens has indicated that it plans to fund this through its working capital and does not require a financing commitment.

Accounting Treatment

We will record the Asset Sale in accordance with accounting principles generally accepted in the United States. Upon completion of the disposition we will recognize a financial reporting gain equal to the net proceeds (sum of purchase price less expenses of the sale) less the book value of the assets and liabilities sold.

Certain Federal Tax Consequences to the Company

The Asset Sale will be a taxable transaction for the Company. The Company will realize gain or loss with respect to each asset sold measured by the difference between the proceeds received by us on such sale and our tax basis in the assets sold. For purposes of calculating the amount of our gain or loss, the proceeds received by the Company and its affiliates will include the cash received, the amount of our indebtedness and other liabilities that are assumed, and any other consideration the Company receives for its assets. It is anticipated that the Company will have sufficient losses (including net operating loss carryforwards and built in gains) to offset the gain expected to be realized from the Asset Sale for regular federal income tax purposes, subjecting the Company only to federal alternative minimum tax.

The Company may be subject to state income taxes to the extent that gains exceed losses for state tax law purposes, however, we do not estimate that such taxes will be greater than $0.5 million. The Company does not expect that the Asset Sale will result in any federal income tax consequences to our stockholders.

Opinion of JMP Securities to the Board of Directors

The Board of Directors of the Company engaged JMP Securities to act as its financial advisor and to render an opinion as to the fairness, from a financial point of view, of the consideration to be received in connection with the Asset Sale and the Plan of Complete Liquidation and Dissolution of the Company. At the Board of Directors’ meeting on February 7, 2007, JMP Securities rendered its oral opinion, subsequently confirmed in writing, that, as of February 7, 2007, based upon and subject to certain assumptions, qualifications, limitations and factors described in the JMP Securities opinion, the cash consideration to be received by the holders of common stock of the Company following the consummation of the Asset Sale and the Plan of Complete Liquidation and Dissolution of the Company was fair, from a financial point of view, to such holders.

JMP Securities’ opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by JMP Securities, is attached as Appendix C to this proxy statement. The Company’s stockholders are urged to, and should, read the JMP Securities opinion carefully and in its entirety. The opinion of JMP Securities is addressed solely to the Board of Directors for benefit and use by Familymeds Group, Inc., is directed only to the consideration to be received by the holders of common stock of the Company following the consummation of the Asset Sale and the Plan of Complete Liquidation and Dissolution of the Company, and does not constitute a recommendation to the Board of Directors or you as to how to vote in connection with the Asset Sale, the Plan of Complete Liquidation and Dissolution of the Company or any other matter. The opinion of JMP Securities does not address our underlying business decision to pursue the Asset Sale or the Plan of Complete Liquidation and Dissolution of the Company, the relative merits of the Asset Sale or the Plan of Complete Liquidation and Dissolution of the Company as compared to any alternative business strategies that might exist for us, or the effects of any other asset sale in which we might engage. JMP Securities does not admit to being an “expert” with respect to this proxy statement within the meaning of the Securities Act of 1933. The summary of the JMP Securities opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In connection with rendering its opinion, JMP Securities, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

•	reviewed certain financial forecasts prepared by the management of the Company;

•	reviewed the reported prices and trading activity for the Company’s common stock;

•
compared the financial performance of the Company and the prices and trading activity of the Company’s common stock with that of certain other publicly−traded companies that JMP Securities deemed comparable to the Company;

•	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions involving companies in lines of business that JMP Securities deemed comparable to the Company;

•	participated in discussions and negotiations among representatives of the Company and Walgreens and their financial and legal advisors;

•
participated in discussions and negotiations among representatives of the Company and certain potential purchasers of substantially all assets of the Company that will not be sold in the Asset Sale and their respective financial and legal advisors;

•	reviewed the draft form of Asset Purchase Agreement and certain related documents;

•
reviewed the proposed terms and conditions of certain contemplated agreements for the sale by the Company of substantially all assets of the Company that will not be sold in the Asset Sale (such agreements, together with the Asset Sale Agreement, the “Agreements”);

•	reviewed the draft form of Proxy Statement related to the Plan of Complete Liquidation and Dissolution and Asset Purchase Agreement;

•	reviewed the Liquidation Analysis dated as of January 25, 2007 prepared by management of the Company;

•	considered such other factors and performed such other analyses as we have deemed appropriate.

In conducting its review and arriving at its opinion, JMP Securities assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to JMP Securities by the Company for the purposes of its opinion. JMP Securities further relied upon the assurance of the management of the Company that they are not aware of any facts that would make any of such information, in the light of the circumstances in which it was provided or obtained, inaccurate or misleading. With respect to the financial forecasts JMP Securities assumed that such financial forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. JMP Securities assumed that the transactions contemplated by the Agreements will be completed and, that the assets owned by the Company after the transactions contemplated by the Agreements close will be sold. Further JMP Securities relied upon the Liquidation Analysis prepared by management of the Company. JMP Securities assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the sale of substantially all the Company’s assets, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the consideration to be paid to the holders of the Company’s common stock. JMP Securities also assumed that the terms and conditions of the Agreements will not be changed in any material respects and that all conditions to the consummation of the transactions contemplated by the Agreements will be satisfied without waiver thereof.

JMP Securities was not requested to consider, and its opinion did not address, the Company’s underlying business decision to enter into the Agreements or to pursue the Plan of Complete Liquidation and Dissolution of the Company, or the relative merits of the Plan of Complete Liquidation and Dissolution of the Company as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. JMP Securities was not requested to consider, and its opinion did not address, the non-financial terms of the Agreements or the Plan of Complete Liquidation and Dissolution of the Company, nor does it address the terms of any of the related agreements to be entered into by the parties. JMP Securities expressed no view as to the federal, state or local tax consequences of the transactions contemplated by the Agreements.

JMP Securities’ opinion was based upon market, economic, financial, and other conditions as they existed as of the date of the opinion. JMP Securities’s opinion expressly stated that although subsequent developments may affect the opinion, JMP Securities had no obligation to update, revise or reaffirm its opinion.

JMP Securities’ analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the JMP Securities opinion. JMP Securities expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which JMP Securities became aware after the date of the JMP Securities opinion.

In its review, JMP Securities did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did JMP Securities conduct a comprehensive physical inspection of any of the assets of, the Company, nor did JMP Securities assume any responsibility to obtain any such evaluations, appraisals or inspections. The JMP Securities opinion was based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date of the opinion. JMP Securities made no independent investigation of any legal or accounting matters affecting the Company, and JMP Securities assumed the correctness in all respects material to its analysis of all legal and accounting advice given to the Company and the Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Agreements.

The following is a brief summary of the material sources of information and valuation methodologies employed by JMP Securities in rendering its opinion. These analyses were presented to the Board of Directors at its meeting on February 7, 2007. This summary includes the financial analyses used by JMP Securities and deemed by it to be material, but does not purport to be a complete description of the analyses performed by JMP Securities in arriving at its opinion. Except as otherwise expressly noted below, JMP Securities did not explicitly assign any relative weights to the various factors and analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by JMP Securities, the tables must be read together with the text of each corresponding summary. The tables alone do not constitute a complete description of the financial analyses performed.

Public Comparable Companies Analysis

Using publicly available information including estimates in published third−party research reports, JMP Securities reviewed and compared certain financial information for the Company to corresponding publicly available financial information for the following publicly traded retail pharmacy companies:

•	CVS Corp.

•	Longs Drug Stores Corporation

•	Rite Aid Corporation

•	Walgreen Co.

Although none of the companies is directly comparable to the Company, the selected companies were chosen because they are publicly traded companies with operations that, for purposes of this analysis, may be considered similar to the assets to be sold in the transactions contemplated by the Agreements.

For each selected company, JMP Securities calculated its enterprise value as a multiple of its revenue and of its EBITDA as projected for 2006, 2007 and 2008 using market data as of February 2, 2007. For purposes of this analysis, “enterprise value” means (1) equity value from fully-diluted common shares outstanding, plus (2) debt, including preferred stock and minority interests, less (3) cash, cash equivalents and highly liquid investments. “EBITDA” means earnings before interest expense, taxes, depreciation and amortization. Amounts of revenue and EBITDA exclude all extraordinary items, non−recurring charges and merger−related expenses. The results of these calculations, as compared to corresponding multiples for the Company (using the adjusted cash consideration as our “enterprise value”), are summarized below:

						Implied Equity Value
	Selected Range					Low		High

Enterprise Value to Forecasted 2006 Revenue	0.40	x	-	0.80	x	$50.6	-	$143.7
Enterprise Value to Forecasted 2006 EBITDA	10.00		-	12.00		(98.7)	-	(110.0)

Enterprise Value to Forecasted 2007 Revenue	0.35	x	-	0.75	x	$42.9	-	$140.6
Enterprise Value to Forecasted 2007 EBITDA	7.00		-	9.00		(18.4)	-	(11.5)

Enterprise Value to Forecasted 2008 Revenue	0.30	x	-	0.70	x	$34.8	-	$137.8
Enterprise Value to Forecasted 2008 EBITDA	6.00		-	8.00		(18.6)	-	(10.7)

Because of the inherent differences in the businesses, operations, financial conditions and prospects of the assets to be sold in the proposed transactions and of the selected companies, JMP Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected companies analysis, and, accordingly, also took into account qualitative valuation considerations concerning differences between the characteristics of the selected companies and the assets proposed to be sold that would affect the fairness, from a financial point of view, of the adjusted cash consideration to be received by us pursuant to the transactions contemplated by the Agreements.

Precedent Transactions Analysis

JMP Securities reviewed certain publicly available information regarding the terms and financial characteristics of selected transactions in the retail pharmacy industry since August 1995 which JMP Securities believed to be comparable to the proposed transactions. Those precedent transactions include the following:

Acquiror	Target
Rite Aid Corp.	The Jean Coutu Group USA, Inc.
Walgreen Co	Happy Harry's Inc.
Longs Drug Stores Corp	Network Pharmaceuticals, Inc.
CVS Corporation	Albertson's, Inc stand-alone drugstores
CVS Corporation	Eckerd (subsidiary of J.C. Penney)
Oak Hill Capital Partners	Duane Reade Inc
Medicine Shoppe International, Inc., (MSI), a Cardinal Health Company	Medicap Pharmacies, Incorporated
Longs Drug Stores Corporation	Rite Aid Stores
Longs Drug Stores Corporation	Edgehill Drugs, Inc.
Duane Reade, Inc.	Rock Bottom Stores, Inc.
CVS Corporation	Arbor Drugs, Inc
Rite Aid Corporation	Harco, Inc. and K&B, Incorporated
J.C. Penney Co.	Rite Aid Corporation
Rite Aid Corporation	Thrifty PayLess Holdings, Inc.
Cardinal Health, Inc.	Medicine Shoppe International, Inc., (MSI)

For each selected transaction, JMP Securities calculated the enterprise value as a multiple of the target’s revenue and of its EBITDA for the last twelve months prior to the transaction. For purposes of this analysis, “enterprise value” means total consideration including the assumption of liabilities and residual cash when available. The results of these calculations, as compared to the proposed Asset Sale (using the adjusted cash consideration as our “enterprise value”), are summarized below:

				Implied Equity Value
	Selected Range			Low		High

Enterprise Value to Forecasted 2006 Revenue	0.40 x	-	0.90 x	$50.6	-	$167.0
Enterprise Value to Forecasted 2006 EBITDA	9.60	-	10.90	(96.5)	-	(103.8)

Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the assets proposed to be sold and the businesses, operations and prospects of the targets included in the selected transactions, JMP Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent transactions analysis, and, accordingly, also took into account qualitative valuation considerations concerning differences between the characteristics of these transactions and the proposed transaction that would affect the fairness, from a financial point of view, of the adjusted cash consideration to be received by us pursuant to the transactions contemplated by the Agreements.

Discounted Cash Flow Analysis

JMP Securities performed a discounted cash flow analysis for us based upon our continuing operations, pursuant to the financial projections provided by our management through 2011, as adjusted by JMP Securities to reflect conversations with management. JMP Securities calculated unlevered free cash flows through 2011, defined as earnings before interest and taxes (“EBIT”), less taxes, plus depreciation and amortization, less working capital expenditures and capital expenditures. JMP Securities calculated a range of terminal values by applying a range of multiples from 7.0x to 9.0x to 2011 estimated EBITDA. This range of multiples was derived from a review of historical trading multiples for certain retail pharmacy companies. The cash flow streams and terminal values were then discounted back to February 2, 2007 using an estimated range of discount rates from 17.7% to 19.7%, which includes a small company capitalization equity risk premium of 8.0%. This range of discount rates was based on a number of factors, including a review of the weighted average cost of capital of comparable companies, market research estimates, expected total return of comparable companies, and observed private market discount rates. JMP Securities performed its discounted cash flow analysis without including any assumed operational benefits from the transaction. The results of this analysis, estimated as of February 2, 2007, are summarized in the table below.

	Implied Equity Value Based on Discount Rate
	19.7%		17.7%

7.00x Terminal 2011 Estimated EBITDA Multiple	$(27.1)	-	$(26.0)
8.00x Terminal 2011 Estimated EBITDA Multiple	(25.5)		(24.3)
9.00x Terminal 2011 Estimated EBITDA Multiple	(23.9)	-	(22.6)

In connection with the review of our acquisition, JMP Securities performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, JMP Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. JMP Securities believes that the summary set forth and the analyses described above must be considered as a whole and that selecting portions thereof, without considering all its analyses, would create an incomplete view of the process underlying its analyses and opinion. In addition, the range of valuations resulting from any particular analysis described above should not be taken to be JMP Securities’ view of our actual value.

In performing its analyses, JMP Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained in JMP Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as a part of JMP Securities’ analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of the shares of the Company’s common stock following the consummation of the Asset Sale and the Plan of Complete Liquidation and Dissolution of the Company. JMP Securities’ analyses do not purport to be appraisals or to reflect the prices at which our common stock might actually trade.

Although JMP Securities evaluated the fairness of the consideration to be received by the holders of the shares of the Company’s common stock following the consummation of the Asset Sale and the Plan of Complete Liquidation and Dissolution of the Company from a financial point of view, the purchase price pursuant to the Asset Sale itself was determined by the Board of Directors and Walgreens through arms−length negotiations. The Board of Directors did not provide specific instructions to, or place any limitations on, JMP Securities with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

JMP Securities

JMP Securities is a full-service investment bank that provides equity research, institutional brokerage and investment banking services to public and private growth companies and their investors. In the ordinary course of business, JMP Securities and its affiliates may acquire, hold or sell, for itself and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments of the Company and Walgreens, as well as provide investment banking and other financial services to such companies.

The Board of Directors retained JMP Securities under a letter agreement dated as October 26, 2006. Pursuant to the letter agreement, the Company has agreed to pay JMP Securities a transaction success fee equal to 1.25 percent of the consideration involved in the transaction, as defined in the JMP Securities engagement letter, with a minimum payment of $750,000. In addition, the Company paid JMP Securities a $250,000 fee upon its rendering an opinion. Accordingly, a significant portion of JMP Securities’ fee is contingent upon the closing of the Asset Sale. The Company has also agreed to reimburse JMP Securities for its reasonable out-of-pocket expenses incurred in connection with rendering its financial advisory services, including attorney’s fees, not to exceed $50,000 without prior consent. The Company has also agreed to indemnify JMP Securities and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the United States federal securities laws arising out of its engagement. The Board of Directors of the Company was aware of this fee structure and took it into account in considering JMP Securities opinion.

Interests of Certain Persons in the Asset Sale

When considering the recommendation of our Board of Directors, you should be aware that the members of our Board of Directors and our executive officers have interests in the Asset Sale other than their interests as Familymeds stockholders generally. These interests arise under certain of our existing agreements and, in the case of Mr. Mercadante, pursuant to an agreement we expect he will enter into, with Walgreens. These interests may be different from, or in conflict with, your interests as a Familymeds stockholder. The members of our Board of Directors were aware of these additional interests, and considered them, when they approved the Asset Sale and the Asset Purchase Agreement.

The following table summarizes the estimated payments that may be made by the Company to its Board of Directors:

Name of Director	Payments in Respect of Common Stock(1)	All Other Payments	Total Payments
Dr. Philip P. Gerbino	$23,733(3)	$28,000(9)	$51,733
Peter J. Grua	$19,908(4)	$28,000(9)	$47,908
Mark T. Majeske	$19,143(5)	$28,000(9)	$47,143
Dr. Rakesh K. Sharma	$19,143(6)	$28,000(9)	$47,143
Jugal K. Taneja	$401,049(7)	$367,594(2)	$786,643
Laura L. Witt	$22,458(8)	$28,000(9)	$50,458

(1)	Assumes total estimated distributions with respect to common stock equal to $2.55 per common share.

(2)
The Company entered into an employment agreement with Mr. Taneja who was the former co-chairman of Familymeds Group, Inc. (formerly known as DrugMax, Inc.). This agreement called for severance costs (consisting principally of regular payroll) of $15,131 payable bi-weekly, or $393,406 annually, beginning on November 30, 2005 and ending on November 30, 2007. In addition, the Company paid $10,000 for life insurance for Mr. Taneja during 2006. The amount listed in “All other payments” column consists of severance payments remaining to be paid through November 30, 2007.

(3)
Consists of (i) anticipated distributions of $23,733 with respect to 9,307 shares of restricted common stock, of which 5,503, are vested and held by Dr. Gerbino as of February 22, 2007 and (ii) zero for Dr. Gerbino ’s existing “out of the money” options to purchase 6,500 shares of common stock, of which 6,500 are vested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(4)
Consists of (i) anticipated distributions of $765 with respect to 300 shares to common stock purchased by Mr. Grua and owned as of February 22, 2007 (ii) anticipated distributions of $19,143 with respect to 7,507 shares of restricted common stock, of which 3,703 are vested and held by Mr. Grua as of February 22, 2007 and (iii) zero for Mr. Grua ’s existing “out of the money” options to purchase 10,026 shares of common stock, of which 10,026 are vested. All unvested securities will accelerate upon the liquidation and dissolution of the Company. Mr. Grua disclaims beneficial ownership of all such securities held by HLM/UH Fund L.P., except to the extent of his proportionate pecuniary interests therein. See section on Beneficial Ownership.

(5)
Consists of (i) anticipated distributions of $19,143 with respect to 7,507 shares of restricted common stock, of which 3,703, are vested and held by Mr. Majeske as of February 22, 2007 and (ii) zero for Mr. Majeske’s existing “out of the money” options to purchase 5,500 shares of common stock, of which 5,500 are vested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(6)
Consists of (i) anticipated distributions of $19,143 with respect to 7,507 shares of restricted common stock, of which 3,703, are vested and held by Dr. Sharma as of February 22, 2007 and (ii) zero for Dr. Sharma’s existing “out of the money” options to purchase 5,500 shares of common stock, of which 5,500 are vested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(7)
Consists of (i) anticipated distributions of $385,731 with respect to 151,267 shares of common stock purchased by Mr. Taneja and owned as of February 22, 2007, (ii) anticipated distributions of $15,318 with respect to 6,007 shares of restricted common stock, of which 2,703, are vested and held by Mr. Taneja as of February 22, 2007 and (iii) zero for Mr. Taneja’s existing “out of the money” options to purchase 17,750 shares of common stock, of which 17,750 are vested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(8)
Consists of (i) anticipated distributions of $22,458 with respect to 8,807 shares of restricted common stock, of which 5,003, are vested and held by Mrs. Witt as of February 22, 2007 and (ii) zero for Mr. Witt’s existing “out of the money” options to purchase 10,500 shares of common stock, of which 10,500 are vested. All unvested securities will accelerate upon the liquidation and dissolution of the Company. Mrs. Witt disclaims beneficial ownership of all such securities held by ABS Capital Partners III, L.P., except to the extent of her proportionate pecuniary interests therein. See section on Beneficial Ownership.

(9)	Consists of estimated Board of Directors’ fees payable to Directors for their services and meeting attendance as members of the Board of Directors.

To date, the executive officers of the Company have not been offered comparable positions by any of the companies acquiring the pharmacy assets of the Company. Further, it is expected that each of the executive officers will be terminated on the final closing date of the Asset Sale or shortly thereafter, The following table summarizes the estimated payments that may be made by the Company to its executive officers:

Name of Executive Officer	Payments in Respect of Common Stock(1)		All Other Payments		Total Payments
Edgardo A. Mercadante	$125,251	(2) (12)	$792,932	(7)	$918,183
James E. Searson	$35,190	(3)	$300,000	(8)	$335,190
James A. Bologa	$25,500	(4)	$265,000	(9)	$290,500
James S. Beaumariage	$12,750	(5) (12)	$211,889	(10)	$224,639
Allison D. Kiene	$5,100	(6) (12)	$195,000	(11)	$200,100

(1)	Assumes total estimated distributions with respect to common stock equal to $2.55 per common share.

(2)
Consists of (i) anticipated distributions of $7,650 with respect to 3,000 shares of common stock purchased by Mr. Mercadante and owned as of February 22, 2007, (ii) anticipated distributions of $117,601 with respect to 46,118 shares of restricted common stock, of which 39,451, are vested and held by Mr. Mercadante as of February 22, 2007 and (iii) zero for Mr. Mercadante’s existing “out of the money” options to purchase 164,668 shares of common stock, of which 151,335 are vested and 13,333 are unvested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(3)
Consists of (i) anticipated distributions of $5,865 with respect to 2,300 shares to common stock purchased by Mr. Searson and owned as of February 22, 2007, (ii) anticipated distributions of $29,325 with respect to 11,500 shares of restricted common stock, of which 7,667, are vested and held by Mr. Searson as of February 22, 2007 and (iii) zero for Mr. Searson’s existing “out of the money” options to purchase 65,000 shares of common stock, of which 28,333 are vested and 36,667 are unvested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(4)
Consists of (i) anticipated distributions of $25,500 with respect to 10,000 shares of restricted common stock, of which zero, are vested and held by Mr. Bologa as of February 22, 2007, and (ii) zero for Mr. Bologa’s existing “out of the money” options to purchase 10,000 shares of common stock, of which zero are vested and 10,000 are unvested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(5)
Consists of (i) anticipated distributions of $12,750 with respect to 5,000 shares of restricted common stock, of which 5,000, are vested and held by Mr. Beaumariage as of February 22, 2007 and (ii) zero for Mr. Beaumariage’s existing “out of the money” options to purchase 26,832 shares of common stock, of which 22,665 are vested and 4,167 are unvested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(6)
Consists of (i) anticipated distributions of $5,100 with respect to 2,000 shares of restricted common stock, of which 2,000, are vested and held by Ms. Kiene as of February 22, 2007 and (ii) zero for Ms. Kiene’s existing “out of the money” options to purchase 34,668 shares of common stock, of which 14,168 are vested and 20,500 are unvested. All unvested securities will accelerate upon the liquidation and dissolution of the Company.

(7)
Mr. Mercadante serves as the Company’s Chairman of the Board, President and Chief Executive Officer. On March 31, 2006, the Company entered into an employment agreement with Mr. Mercadante. The initial term of Mr. Mercadante’s agreement terminates on November 30, 2008. The agreement provides an initial salary of approximately $346,000, which represents no change from fiscal year ended December 31, 2005. If the employment agreement is terminated other than for cause prior to November 30, 2009, or if the Company fails to renew the agreement at least through November 30, 2009, the Company is required to continue to pay to Mr. Mercadante (or to his estate in the event of termination due to his death) two year’s severance equal to the amount of the compensation and other benefits, to which he was entitled at the time of termination, subject to the terms of the agreement. Also, in accordance with a proposed consulting and non-competition agreement between Mr. Mercadante and Walgreens, Mr. Mercadante will provide transition assistance to Walgreens and will be paid by Walgreens $90,000 for each three month period in which he provides such service. This agreement may be unilaterally extended by Walgreens for one additional three month period on the same terms and conditions as the preceding three month period. Pursuant to this agreement, Mr. Mercadante will agree to be subject to certain non-competition restrictions for a period of at least one year after the end of the consulting period. If Walgreens elects to maintain the services of Mr. Mercadante for a period beyond the initial three-month term, the non-competition restrictions will survive an additional six month term for each three month extension of the consulting term. The consulting fee of $90,000 for the first three month period of service which will be paid by Walgreens has not been included in the table above. If Walgreens extends this arrangement for another three month period then another $90,000 would be paid to Mr. Mercadante by Walgreens.

(8)
Mr. Searson currently serves as the Company’s Senior Vice President and Chief Operating Officer. On August 14, 2006, the Company entered into an employment agreement with Mr. Searson. The initial term of Mr. Searson’s agreement terminates on May 2, 2008, and is subject to successive, automatic two-year renewals, provided that either party may terminate the agreement at any time by providing 90-days prior written notice. The agreement provides for an initial annual base salary of $275,000. If the employment agreement is terminated other than for cause, the Company is required to continue to pay to Mr. Searson one year’s severance equal to the amount of the compensation and other benefits, to which he was entitled at the time of termination, subject to the terms of the agreement.

(9)
Mr. Bologa serves as the Company’s Senior Vice President and Chief Financial Officer. On March 30, 2006, the Company entered into an employment agreement with Mr. Bologa. The initial term of the agreement ends on April 12, 2009. Pursuant to the agreement, Mr. Bologa will receive a base salary of $240,000. Mr. Bologa’s employment agreement contains standard termination provisions for disability, for cause, and for good reason, and it also contains non-compete and confidentiality provisions that prohibit him from disclosing certain information belonging to the Company. If the employment agreement is terminated other than for cause, the Company is required to continue to pay to Mr. Bologa one year’s severance equal to the amount of the compensation and other benefits, to which he was entitled at the time of termination, subject to the terms of the agreement.

(10)
Mr. Beaumariage is the Senior Vice President of Operations for Familymeds, Inc. (a wholly-owned subsidiary). In May 1998, Familymeds, Inc. entered into an employment agreement with Mr. Beaumariage, which was amended August 8, 2002 and August 13, 2004. The amended agreement provides for a two-year term and is subject to automatic one-year renewals. The agreement provides a minimum annual base salary of $191,889. If the employment agreement is terminated other than for cause, the Company is required to continue to pay to Mr. Beaumariage one year’s severance equal to the amount of the compensation and other benefits, to which he was entitled at the time of termination, subject to the terms of the agreement.

(11)
Ms. Kiene serves as the Company’s Senior Vice President, General Counsel and Secretary. In September 2002, Familymeds Group, Inc. entered into an employment agreement with Ms. Kiene. The amended agreement provides a two-year term and automatic one-year renewals. The agreement provides a minimum annual base salary of $175,000. If the employment agreement is terminated other than for cause, the Company is required to continue to pay to Ms. Kiene one year’s severance equal to the amount of the compensation and other benefits, to which she was entitled at the time of termination, subject to the terms of the agreement.

(12)
In 2004, in connection with the merger of DrugMax, Inc. and Familymeds Group, Inc., Mr. Mercadante, Mr. Beaumariage, and Ms, Kiene waived in writing any and all rights they may have had, by way of their employment agreements or otherwise, to obtain a change of control bonus caused by the merger of DrugMax, Inc. and Familymeds Group, Inc. Instead, Mr. Mercadante, Mr. Beaumariage, and Ms. Kiene, were granted 26,118, 5,000, and 2,000 restricted shares and 122,168, 14,332, and 3,168 options, respectively. All of the options are “out of the money.”

Effect of the Asset Sale and the Plan of Complete Liquidation and Dissolution on the Company and our Stockholders

In the event we receive stockholder approval to consummate the Asset Sale, the Board of Directors currently expects the closing of the Asset Sale to occur promptly after the date of the Special Meeting, which is currently scheduled for [_________], 2007, provided all conditions to closing are satisfied or waived.

Assuming the Special Meeting is held as scheduled on [_________], 2007, and the Asset Sale and the sale of the remaining assets are consummated at substantially the same time, we currently expect that an initial distribution to stockholders would be made in the third quarter of 2007. The initial distribution will be less than the total estimated distribution per share. We estimate that the aggregate amount of cash distributions to our stockholders may be in the range of $2.35 to $2.55 per share of Familymeds common stock. However, uncertainties as to the precise net value of our assets, the ultimate amount of our liabilities, the amount of operating costs during this process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to our stockholders or the timing of any such distribution.

If the sale of the remaining assets is not consummated at substantially the same time as the Asset Sale, the Board of Directors will consider the anticipated length of time and will exercise its discretion in determining whether to await the consummation of all asset sales before making an initial distribution to stockholders.

Notwithstanding the foregoing, uncertainties as to the precise value of our assets and the ultimate amount of our liabilities make it impossible to predict with certainty the aggregate amounts that will ultimately be distributed to stockholders or the timing of any such distribution. Such amounts and timing will depend on a number of factors, several of which cannot be determined at this time, including:

•	the total proceeds of the Asset Sale and any residual sales of our assets;

•	the ultimate amount of our known, unknown and contingent debts and liabilities;

•	the operating costs to support ongoing operations incurred during the interim periods prior to closing which is dependent on the timing of such Asset Sale and any residual sales of our assets;

•	costs to complete the Asset Sale depend on the amount of total proceeds and the time necessary to complete the Asset Sale and any residual sales of our assets; and

•	whether the purchasers of our assets meet their obligations to perform and discharge the Familymeds’ obligations and liabilities assumed by them.

As a result, the amount of cash remaining following completion of our liquidation and dissolution could vary significantly higher or lower from our current estimates.

Assuming the proposed Plan of Complete Liquidation and Dissolution is approved by our stockholders and implemented by the Board of Directors, we will pursue those steps necessary to wind down and liquidate any remaining assets and operations in accordance with the Plan of Complete Liquidation and Dissolution and, after paying or making provision for all of our liabilities, distribute our remaining assets to our stockholders. In order to provide for contingent liabilities which cannot be determined until the expiry of statutory and contractual time limits, we expect to make such distributions of assets over a course of time, rather than in a single distribution. We expect to make distributions over the next 2 years. However such distributions could be made over a longer or shorter period of time depending on the factors mentioned above,

If we successfully complete the Asset Sale, we expect that we will no longer be engaged in significant business activities unrelated to the wind-down of our corporation. In order to reduce expenses, and, if permitted by applicable law, we may seek to deregister our common stock from the public company reporting obligations under federal securities laws. Upon deregistration, our stockholders will no longer be entitled to receive annual reports, quarterly reports, current reports or other similar information from us under the federal securities laws. However, subsequent to any such deregistration, we and/or any liquidating trust to which our assets may be transferred to may make financial information available to stockholders or holders of interests in any such trust, as the case may be, through press releases or other appropriate means, in the discretion of the Board of Directors or the trustees of any such trust.

If we fail to obtain stockholder approval to consummate the Asset Sale, then the Board of Directors will not seek to dissolve Familymeds and liquidate its assets. In such event, the Board of Directors will consider all strategic alternatives available to Familymeds and its prospects at such time, including the continued operation of Familymeds or the possible entry into a strategic transaction at a later time, but there can be no assurance that Familymeds would succeed in its efforts to continue to successfully conduct its business or undertake any other strategic transaction.

If stockholder approval is obtained to consummate the Asset Sale, but the Plan of Complete Liquidation and Dissolution is not approved by stockholders or the Board of Directors fails to implement it, then Familymeds will not dissolve under applicable law and will evaluate the viability and desirability of continued operations after consummation of the Asset Sale.

Required Vote and Board Recommendation

All holders of Company common stock as of the record date are entitled to vote on Proposal No. 1. The Asset Sale is a sale of a majority of the Company's pharmacy assets under Section 78.565 of the Nevada Revised Statutes. Such transactions require the approval of a majority of the Company’s stockholders at a meeting called for that purpose. Abstentions and broker “non-votes” will have the same effect as votes against Proposal No. 1.

The Board of Directors has concluded that the Asset Purchase Agreement and the Asset Sale are in the best interests of our stockholders and recommends that you approve the Asset Purchase Agreement and the Asset Sale and that you vote “FOR” the approval of Proposal No. 1.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY AND APPROVE THE SALE OF A MAJORITY OF THE COMPANY'S PHARMACY ASSETS TO WALGREENS

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF THE COMPANY
Proposal No. 2

General

The Board of Directors approved the proposed Plan of Complete Liquidation and Dissolution of the Company (referred to herein as the “Plan of Complete Liquidation and Dissolution”) on February 7, 2007, subject to the approval of our stockholders at the Special Meeting. The Plan of Complete Liquidation and Dissolution provides that upon its approval by our stockholders, the Board of Directors, without further action by our stockholders, may:

•	dissolve the Company;

•	liquidate our assets;

•	pay, or provide for the payment of, any remaining, legally enforceable obligations of the Company; and

•	distribute any remaining assets to our stockholders.

A copy of the proposed Plan of Complete Liquidation and Dissolution is attached as Appendix B to this proxy statement.

Certain material features of the Plan of Complete Liquidation and Dissolution are summarized below. This summary is qualified in its entirety by reference to the complete text of the Plan of Complete Liquidation and Dissolution. Stockholders should carefully read the Plan of Complete Liquidation and Dissolution and the accompanying statutory provisions in their entirety.

Cessation of Business Activities

Following approval of the Plan of Complete Liquidation and Dissolution by our stockholders, we will not engage in any business activities except to the extent necessary to preserve the value of our assets, wind up our business affairs and distribute our assets in accordance with the Plan of Complete Liquidation and Dissolution and applicable law.

Certificate of Dissolution; Effective Date

Following approval of the Plan of Complete Liquidation and Dissolution by our stockholders, we expect to file, at such time as the Board of Directors, in its absolute discretion, deems appropriate or advisable, a Certificate of Dissolution with the Secretary of State for the State of Nevada pursuant to Nevada Revised Statues 78.580(2), setting forth:

•	that the dissolution has been approved by the Board of Directors and our stockholders; and

•	a list of the names and address of each of our directors and our executive officers.

The date of such filing, or such other date as is determined by the Board of Directors, shall be deemed the “effective date” of the dissolution.

Contingent Reserves

In conducting our liquidation and dissolution, we will undertake the following tasks:

•
pay or make reasonable provision for the payment of all of our claims, liabilities and obligations, including all contingent, conditional or unmatured contractual claims, and all expenses related to the Asset Sale and our liquidation and dissolution;

•	make such provisions as will be reasonably likely to provide sufficient compensation for any claim against us that is the subject of a pending action, suit or proceeding to which we are a party; and

•	make such provisions as will be reasonably likely to provide compensation for any unknown claims or claims that have not risen, but are likely to arise or become known to us.

Distributions and Procedures

Stockholder Distributions; Record Date

Distributions to our stockholders pursuant to the Plan of Complete Liquidation and Dissolution shall be in complete satisfaction and cancellation of all of the outstanding Company common stock. As a condition to receipt of any distribution, we may require our stockholders to:

•	surrender their certificates evidencing the Company common stock to us or our agents for recording of such distributions thereon; or

•
furnish evidence satisfactory to the Board of Directors of the loss, theft or destruction of their certificates evidencing the Company common stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors

We will finally close our stock transfer books and discontinue recording transfers of Company common stock on the close of business on the effective date or such other date as is fixed by the Board of Directors, and thereafter certificates representing Company common stock will not be assignable or transferable on our books except by will, intestate succession, or operation of law.

De Minimis Distributions; Donations

Under the Plan of Complete Liquidation and Dissolution, we will not make an interim or final distribution to a stockholder if the aggregate of such distribution is not ten dollars ($10.00) or more, provided that if such stockholder did not receive an interim distribution, the amount that would otherwise have been paid will be carried over and added to the amount of any additional interim or final distribution, and the aggregate of such unpaid distributions shall be subject to this limitation.

In addition, if, after we have made final distributions, we hold assets with an aggregate value that the Board of Directors deems insufficient to pay all expenses associated with a supplemental distribution (such amount shall not exceed $25,000), we may abandon such assets or transfer such assets to a nonprofit organization or a tax exempt organization; provided that any such donations shall be made to organizations that provide health or health-related services primarily in or around the Hartford, Connecticut metropolitan area.

Undeliverable Distributions

If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Company common stock or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Liquidating Trust described below) shall be transferred, at such time we make the final liquidating distribution, to the applicable government official authorized to receive the proceeds of such distribution.

The proceeds of such distribution shall be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to us or become our property.

Sale or Other Disposition of Assets

Adoption of the Plan of Complete Liquidation and Dissolution shall constitute the approval of our stockholders of the sale, exchange or other disposition in liquidation of all of our remaining property and assets (i.e. after the closing of the Asset Sale), including any sale, exchange or other disposition in liquidation of less than a majority of our property and assets to our affiliates, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of the Plan of Complete Liquidation and Dissolution.

Liquidating Trusts

Although no decision has been made, if deemed necessary, appropriate or desirable by the Board of Directors, we may transfer (as a final liquidating distribution from time to time) to one or more liquidating trusts established for the benefit of our stockholders, any of our assets which are:

•
not reasonably susceptible to distribution to our stockholders (a) who cannot be located or who do not tender their stock certificates as required or (b) to whom distributions may not be made based upon restrictions under contract or law; or

•	held as a contingency reserve.

Any conveyance of assets to the trustee shall be deemed to be a distribution of property and assets to our stockholders. Any such conveyance to the trustee shall be in trust for our stockholders. Adoption of the Plan of Complete Liquidation and Dissolution by our stockholders shall constitute the approval of any such appointment, any liquidating trust agreement and any transfer of assets by us to the trust.

Modification; Amendment; Abandonment

Notwithstanding authorization or consent to the Plan of Complete Liquidation and Dissolution by our stockholders, the Board of Directors may modify, amend or abandon the Plan of Complete Liquidation and Dissolution and the transactions contemplated hereby without further action by our stockholders to the extent permitted by Nevada law.

Dissenters’ Rights

Under Nevada law, our stockholders are not entitled to dissenters’ rights for their shares in connection with the Plan of Complete Liquidation and Dissolution.

Accounting Treatment

Upon our dissolution, we plan to change our basis of accounting from the going-concern basis which contemplates realization of assets and satisfaction of liabilities in the normal course of business to the liquidation basis. Under the liquidation basis of accounting, assets are stated at the lower of their carrying value or their estimated net realizable values and liabilities are stated at their estimated settlement amounts. Recorded liabilities will include the estimated costs associated with carrying out the Plan of Complete Liquidation and Dissolution. For periodic reporting, a statement of net assets in liquidation will summarize the liquidation value per outstanding share of common stock. Valuations presented in the statement will represent management’s estimates, based on present facts and circumstances, of the net realizable values of assets and costs associated with carrying out the Plan of Complete Liquidation and Dissolution based upon management assumptions.

The valuation of assets and liabilities will require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the Plan of Complete Liquidation and Dissolution. The estimated net realizable value of our assets and the estimated settlement amounts for liabilities are expected to differ from estimates recorded in interim financial statements.

Regulatory Matters

We are not subject to any federal or state regulatory requirements, nor are we required to obtain any federal or state approval in order to consummate the dissolution.

Material U.S. Federal Income Tax Consequences of the Dissolution

The following discussion is a general summary of the material U.S. federal income tax consequences of the liquidation and dissolution of the Company pursuant to the Plan of Complete Liquidation and Dissolution to Familymeds and our stockholders, but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain U.S. federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change at any time, either prospectively or retroactively, by legislative, administrative or judicial action. The following discussion has no binding effect on the Internal Revenue Service (the “IRS”) or the courts. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the liquidation and dissolution of the Company pursuant to the Plan of Complete Liquidation and Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein. There is no assurance that any liquidating trust, if created, will be treated as a liquidating trust for federal income tax purposes or that the distributions made pursuant to the Plan of Complete Liquidation and Dissolution, if any, will be treated as liquidating distributions. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation to Familymeds and/or our stockholders, thus reducing the benefit to Familymeds and our stockholders from the liquidation and dissolution.

U.S. Federal Income Tax Consequences to the Company

Even if we liquidate, we will continue to be subject to tax on our taxable income until the liquidation and dissolution is complete (i.e., until all of our remaining assets have been distributed to our stockholders or the liquidating trust). We will recognize gain or loss upon any liquidating distribution of property to our stockholders or to the liquidating trust as if such property were sold to our stockholders or the liquidating trust. Ordinarily, corporate gain or loss (unless certain exceptions to loss recognition apply) is recognized in an amount equal to the difference between the adjusted tax basis for each asset and the asset’s fair market value on the date of distribution. It is anticipated that Familymeds will not incur any material regular federal tax liability from the Asset Sale or any asset distribution.

U.S. Federal Income Tax Consequences to our Stockholders

Our stockholders will not recognize any gain or loss for tax purposes as a result of a sale by us of our assets, including the Asset Sale pursuant to the Asset Purchase Agreement. If we effect the dissolution and liquidate, a stockholder will recognize gain or loss equal to the difference between (i) the sum of the amount of money and the fair market value of property (other than money) distributed to such stockholder directly or to the liquidating trust on the stockholder’s behalf, and (ii) such stockholder’s tax basis for his or her shares of Company common stock. A stockholder’s tax basis in his or her shares will generally equal the stockholder’s cost for his or her shares of Company common stock. The gain or loss will be a capital gain or loss, assuming the Company common stock is held as a capital asset. A capital gain or loss will be long term with respect to stock that has been held by a stockholder for more than one year. Long-term capital gain realized by a stockholder that is an individual, estate or trust is generally taxed at a maximum rate of 15%. Capital losses can generally be used to offset capital gains and, for individuals, estates or trusts, up to $3,000 of ordinary income. The tax basis of any property other than cash received by each stockholder upon our complete liquidation will be the fair market value of the property at the time of the distribution.

If we effect the dissolution and liquidate, our stockholders may receive one or more liquidating distributions, including a deemed distribution of cash and property transferred to the liquidating trust. A stockholder’s gain or loss will be computed on a “per share” basis so that gain or loss is calculated separately for blocks of stock acquired at different dates and different prices. Each liquidating distribution will be allocated proportionately to each share of Company common stock owned by a stockholder. Gain will be recognized in connection with a liquidating distribution only to the extent that the aggregate value of all liquidating distributions received by a stockholder with respect to a share exceeds such stockholder’s tax basis for that share. If the amount of the distributions is less than the stockholder’s basis in his or her shares of Company common stock, the stockholder will generally recognize a loss in the year the final distribution is received by the stockholder or by the liquidating trust on behalf of the stockholder.

If we effect the dissolution and liquidate, we will, at the close of each taxable year, provide our stockholders and the IRS with a statement of the amount of cash and our best estimates of the fair market value of any property distributed to our stockholders (or transferred to the liquidating trust) during that year as determined by us, at such time and in such manner as required by applicable Treasury Regulations.

U.S. Income Tax Consequences of a Liquidating Trust

If we transfer assets to the liquidating trust in connection with the dissolution, we intend to structure such trust so that our stockholders will be treated for tax purposes as having received a distribution at the time of transfer of their pro rata share of money and the fair market value of property other than money transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and then having contributed such property to the trust. The distribution will be treated as a distribution in liquidation of the stockholder’s Company common stock.

Upon formation of a liquidating trust, our stockholders, as owners of the trust, must take into account for U.S. federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the liquidating trust. The income, expense, gain or loss recognized by the liquidating trust will not affect the stockholder’s basis in his or her Company common stock.

As a result of the transfer of property to a liquidating trust and the ongoing activities of the liquidating trust, our stockholders should be aware that they may be subject to tax whether or not they have received any actual distributions from the liquidating trust with which to pay such tax. The liquidating trust itself should not be subject to income tax.

U.S. Income Tax Consequences of Backup Withholding

Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, such stockholder may be subject to back-up withholding tax with respect to any payments received under the liquidation. The back-up withholding tax is imposed at a rate of 28%. Back-up withholding generally will not apply to payments made to exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number with the proper certification or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the stockholder’s U.S. federal income tax liability.

Certain U.S. State and Local Income Tax Consequences of Dissolution

We may be subject to liability for state and local taxes with respect to the sale of assets. Stockholders may also be subject to liability for state and local taxes with respect to the receipt of liquidating distributions and their interests in the liquidating trust. State and local tax laws may differ in various respects from federal income tax law. Stockholders should consult their tax advisors with respect to the state and local tax consequences of the proposed liquidation and dissolution pursuant to the Plan of Complete Liquidation and Dissolution.

Taxation of Other Non-United States Stockholders

Foreign corporations or individuals who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the proposed liquidation and dissolution pursuant to the Plan of Complete Liquidation and Dissolution.

Taxation Generally

The foregoing summary of certain income tax consequences is included for general information only and does not constitute legal advice to any stockholder. The tax consequences of the proposed liquidation and dissolution pursuant to the Plan of Complete Liquidation and Dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult his or her own tax advisor regarding the tax consequences of the proposed liquidation and dissolution pursuant to the Plan of Complete Liquidation and Dissolution.

Required Vote and Board Recommendation

All holders of Company common stock as of the record date are entitled to vote on Proposal No. 2. The Plan of Complete Liquidation and Dissolution of the Company requires the approval of a majority of the stockholders entitled to vote on the dissolution under Section 78.580 of the Nevada Revised Statutes. Abstentions and broker “non-votes” will have the same effect as votes against Proposal No. 2.

The Board of Directors concluded that the Plan of Complete Liquidation and Dissolution is in the best interests of our stockholders and recommends that you authorize and approve the Plan of Complete Liquidation and Dissolution and the liquidation and dissolution proposal and that you vote “FOR” the approval of Proposal No. 2.

The Board of Directors has identified and considered a number of potentially negative factors in their deliberations concerning the proposed liquidation and dissolution of the Company, including that such course of action forecloses Familymeds from entering into any future strategic business transaction that could enhance stockholder value should any such transaction arise and be successfully consummated, the potential loss of benefits to our stockholders of remaining investors in a publicly traded “shell” company, and that a dissolution necessarily has the effect of liquidating each stockholder’s investment in the Company. If Familymeds were to continue in existence, it would continue to incur accounting, legal and other expenses in connection with its required filings with the United States Securities and Exchange Commission (the “SEC”), and its day-to-day operations. After due consideration, the Board of Directors concluded that the business alternatives currently available to Familymeds were less attractive than the potential benefits of the proposed dissolution to our stockholders after taking into account the potential disadvantages associated with the proposed dissolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY AND APPROVE THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF THE COMPANY

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Owners

The following table summarizes information regarding the beneficial ownership of Company common stock, the only class of voting securities of the Company outstanding, as of February 22, 2007. The stockholders identified below are the only holders of Company common stock we know that beneficially own more than five percent of the outstanding common stock. The information shown below is based on information reported by those stockholders on Schedules 13D or 13G filed with the SEC.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
JAMES E. FLYNN (3) 780 Third Avenue, 37th floor New York, New York 10017	2,008,679	23.32%

DEERFIELD INTERNATIONAL LIMITED (3) DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED (3) Care of Bisys Management Bison Court, Columbus Centre P.O. Box 3460, Road Town Tortola, British Virgin Islands	1,341,867	16.64%

DEERFIELD MANAGEMENT COMPANY, L.P. (3) 780 Third Avenue, 37th floor New York, New York 10017	1,341,867	16.64%

DEERFIELD CAPITAL, L.P. (3) DEERFIELD PARTNERS, L.P. (3) DEERFIELD SPECIAL SITUATIONS FUND, L.P. (3) 780 Third Avenue, 37th floor New York, New York 10017	666,782	8.88%

KELLOG CAPITAL GROUP, LLC (5) 55 Broadway, 4th floor New York, New York 10006	1,265,687	18.18%

AUSTIN W. MARXE and DAVID M. GREENHOUSE (4) Care of SPECIAL SITUATIONS FUNDS (4) 527 Madison Avenue, Suite 2600 New York, New York 10022	1,143,889	16.43%

C. FRED TONEY (6) MEDCAP MANAGEMENT & RESEARCH LLC (6) MEDCAP PARTNERS L.P. (6) 500 Third Street, Suite 535 San Francisco, CA 94107	742,925	10.10%

ABS CAPITAL PARTNERS LTD. (7) 400 East Pratt Street, Suite 910 Baltimore, MD 21202	618,344	8.69%

DELTA PARTNERS LLC (8) One International Place, Suite 2401 Boston, MA 02110	458,081	6.46%

MICHAEL A. ROTH and BRIAN J. STARK (9) 3600 South Lake Drive Saint Francis, WI 53235	380,590	5.37%

Officers and Directors

The following table shows, as to the directors, the named executive officers and the directors and executive officers of the Company as a group, the equity securities that were beneficially owned by them as of February 22, 2007.

Officers and Directors
Edgardo A. Mercadante (10)	193,786	2.72%
James E. Searson (11)	38,300	*	%
James A. Bologa (12)	6,666	*	%
James S. Beaumariage (13)	27,665	*	%
Allison D. Kiene (14)	16,168	*	%
Peter J. Grua (15)	171,389	2.41%
Dr. Philip P. Gerbino (16)	12,003	*	%
Mark T. Majeske (17)	9,203	*	%
Dr. Rakesh K. Sharma (18)	9,203	*	%
Jugal K. Taneja (19)	171,720	2.46%
Laura L. Witt (20)	633,847	8.89%
All Directors and Executive Officers as a group	1,289,950	17.10%

*	Less than 1% of the outstanding common stock.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 312 Farmington Avenue, Farmington, CT 06032. Our common stock is quoted on the OTC Bulletin Board under the ticker symbol “FMRX.OB” since January 18, 2007. Prior to January 18, 2007, our common stock was quoted on the Nasdaq Capital Market under the symbol “DMAX”. All per share information has been adjusted for our 1 for 10 reverse stock split effective on August 16, 2006.

(2) Based on 6,962,821 shares of common stock and no shares of preferred stock outstanding as of February 22, 2007 plus any warrants or vested restricted stock and options for each beneficial owner. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of vested restricted stock and of common stock subject to options currently exercisable or exercisable within 60 days of February 22, 2007 (“Presently Exercisable Securities”) are deemed outstanding for computing the percentage held by each person or entity listed, but are not deemed outstanding for computing the percentage of any other person or entity.

(3) In calculating the beneficial ownership of this entity, the Company has relied upon the Schedule 13G, as amended, filed by this entity with the United States Securities and Exchange Commission on February 13, 2007. Such amount includes 1,650,000 warrants received in connection with the private placement of two term notes in the aggregate amount of $10 million issued in June 2006. Such warrants are subject to conversion caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Exchange Act) in excess of 9.95% of the common stock, giving effect to such exercise.

(4) In calculating the beneficial ownership of this entity, the Company has relied upon the Schedule 13G, as amended, filed by this entity with the United States Securities and Exchange Commission on January 10, 2007. In addition, the Company relied on Form 4 filed on February 22, 2007.

(5) In calculating the beneficial ownership of this entity, the Company has relied upon the Schedule 13G, as amended, filed by this entity with the United States Securities and Exchange Commission on February 21, 2007. In addition, the Company relied on Form 4’s filed on February 21, 2007.

(6) In calculating the beneficial ownership of this entity, the Company has relied upon the Schedule 13G, as amended, filed by this entity with the United States Securities and Exchange Commission on February 14, 2007. Such amount includes 390,456 warrants received in connection with the private investment in our stock which closed on October 3, 2005. Such warrants are subject to conversion caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Exchange Act) in excess of 9.99% of the common stock, giving effect to such exercise. Medcap Management & Research LLC, as general partner and investment manager of MedCap Partners and MedCap Master Fund, and C. Fred Toney as managing member of Medcap Management & Research LLC, may be deemed to beneficially own the securities owned by MedCap Partners and MedCap Master Fund in that they may be deemed to have the power to direct the voting or disposition of the Securities. Medcap Management & Research LLC and C. Fred Toney disclaim beneficial ownership as to such securities, except to the extent of their respective pecuniary interests therein.

(7) In calculating the beneficial ownership of this entity, the Company has relied upon the Schedule 13D, as amended, filed by this entity with the United States Securities and Exchange Commission on October 19, 2005 such amount includes 156,179 warrants to purchase common stock. The shares are owned by ABS Capital Partners III, L.P. ABS Partners III, L.L.C., as the General Partner, and Donald B. Hebb, Jr, Timothy T. Weglicki and John D. Stobo, Jr, as the Managing Members of the General Partner are indirect beneficial owners of the reported securities. The General Partner and Managing Members disclaim beneficial ownership of theses shares except to the extent of their respective pecuniary interest therein. Laura Witt, a director of Familymeds Group, is a manager of the general partner of ABS Capital Partners III, L.P. Ms. Witt disclaims beneficial ownership of all such securities held by ABS Capital Partners III, L.P., except to the extent of her proportionate pecuniary interests therein.

(8) Shares reported for Delta Partners, LLC and Charles Jobson include shares beneficially owned by Prism Partners L.P., Prism Offshore Fund Limited, and Prism Partners QP, LP and one separate account. In calculating the beneficial ownership of this entity, the Company has relied upon the Schedule 13G, as amended, filed by this entity with the United States Securities and Exchange Commission on February 13, 2007. Such amount includes 125,000 warrants received in connection with the private investment in our stock which closed on October 3, 2005. Such warrants are subject to conversion caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Exchange Act) in excess of 9.99% of the common stock, giving effect to such exercise.

(9) Michael A. Roth and Brian J. Stark may be deemed to be the control persons of the shares owned by such entity. In calculating the beneficial ownership of this entity, the Corporation has relied upon the Schedule 13G, filed by this entity with the United States Securities and Exchange Commission on February 14, 2007. Such amount includes 130,200 warrants received in connection with the private investment in our stock which closed on October 3, 2005. Such warrants are subject to conversion caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Exchange Act) in excess of 9.99% of the common stock, giving effect to such exercise.

(10) Edgardo A. Mercadante serves as our President, Chief Executive Officer and Chairman of the Board and owns 42,451 shares and 151,335 shares issuable upon exercise of Presently Exercisable Securities.

(11) James E. Searson serves as our Senior Vice President, Chief Operating Officer and Director and owns 9,967 shares and 28,333 shares issuable upon exercise of Presently Exercisable Securities.

(12) James A. Bologa serves as our Senior Vice President, Chief Financial Officer and Treasurer and owns zero shares and 6,666 shares issuable upon exercise of Presently Exercisable Securities.

(13) James S. Beaumariage serves as our Senior Vice President, Operations, Familymeds, Inc. and owns 5,000 shares and 22,665 shares issuable upon exercise of Presently Exercisable Securities.

(14) Allison D. Kiene serves as our Senior Vice President, General Counsel and Corporate Secretary owns 2,000 shares and 14,168 shares issuable upon exercise of Presently Exercisable Securities.

(15) Peter J. Grua serves as a director of Familymeds Group, Inc. and owns 4,003 shares and 10,026 shares issuable upon exercise of Presently Exercisable Securities. As an officer of HLM Management, Mr. Grua may be deemed to beneficially own an additional 157,360 shares of common stock. He disclaims beneficial ownership of all such securities held by all such entities, except to the extent of his proportionate pecuniary interests therein. For Validus L.P. includes 20,362 warrants to purchase common stock. For HLM/CB Fund, L.P., includes 8,171 warrants to purchase common stock. For HLM/UH Fund, L.P., includes 11,212 warrants to purchase common stock.

(16) Dr. Philip P. Gerbino serves as a director of Familymeds Group, Inc. and owns 5,503 shares and 6,500 shares issuable upon exercise of Presently Exercisable Securities.

(17) Mark T. Majeske, serves as a director of Familymeds Group, Inc. and owns 3,703 shares and 5,500 shares issuable upon exercise of Presently Exercisable Securities.

(18) Dr. Rakesh K. Sharma, serves as a director of Familymeds Group, Inc. and owns 3,703 shares and 5,500 shares issuable upon exercise of Presently Exercisable Securities.

(19) Jugal K. Taneja serves as a director of Familymeds Group, Inc. Mr. Taneja beneficially owns the following shares and warrants: 21st Century Healthcare Fund LLC, 30,000; Carnegie Capital, 42,455; Dynamic Health Products, 12,246; First Delhi Trust, 4,837; and Manju Taneja, his spouse, 46,950. Mr. Taneja disclaims beneficial ownership of all such securities held by his wife and son. Mr. Taneja owns 153,970 shares and 17,750 shares issuable upon exercise of Presently Exercisable Securities.

(20) In calculating the beneficial ownership of this entity, the Company has relied upon the Schedule 13D, as amended, filed by this entity with the United States Securities and Exchange Commission on October 19, 2005 and includes 156,179 warrants to purchase common stock. The shares are owned by ABS Capital Partners III, L.P. ABS Partners III, L.L.C., as the General Partner, and Donald B. Hebb, Jr, Timothy T. Weglicki and John D. Stobo, Jr, as the Managing Members of the General Partner are indirect beneficial owners of the reported securities. The General Partner and Managing Members disclaim beneficial ownership of theses shares except to the extent of their respective pecuniary interest therein. Laura Witt, a director of Familymeds Group, is a manager of the general partner of ABS Capital Partners III, L.P. Ms. Witt disclaims beneficial ownership of all such securities held by ABS Capital Partners III, L.P., except to the extent of her proportionate pecuniary interests therein. Ms. Witt owns 5,003 shares and 10,500 shares issuable upon exercise of Presently Exercisable Securities.

MARKET FOR COMMON STOCK

Our common stock is quoted on the OTC Bulletin Board under the ticker symbol “FMRX.OB” since January 18, 2007. Prior to January 18, 2007 the common stock of Familymeds Group, Inc. was quoted on the Nasdaq Capital Market under the symbol “FMRX”. This table shows, for the periods indicated, the high and low trading price per share for our common stock as reported on the OTC Bulletin Board since January 18, 2007 and the Nasdaq Capital Market prior to January 18, 2007. All high and low trading prices have been adjusted for our 1 for 10 reverse stock split effective on August 16, 2006.

	Familymeds common stock
	High	Low
Fiscal Year ending December 29, 2007
First (through February 22, 2007)	$3.70	$2.00
Fiscal Year ending December 30, 2006
Fourth	$4.30	$1.52
Third	$7.00	$4.50
Second	$8.80	$5.00
First	$12.80	$6.90
Fiscal Year ended December 31, 2005
Fourth	$17.30	$10.40
Third	$28.00	$10.80
Second	$32.50	$23.50
First	$35.50	$29.80
Fiscal Year ended January 1, 2004
Fourth	$40.40	$32.80
Third	$47.90	$30.60
Second	$49.60	$40.10
First	$58.70	$19.90

The high and low trading price per share for Familymeds common stock on March [      ], 2007, the last trading day prior to the date of this proxy statement were $[       ] and $[       ] respectively.

On February 23, 2007 Familymeds Group, Inc. common stock was held of record by approximately 6,962,821 stockholders.

Familymeds has not declared or paid any dividends on its common stock previously. Following the liquidation, Familymeds common stock will not be traded on any public market.

STOCKHOLDER PROPOSALS FOR OUR ANNUAL MEETING IN 2007

If the Asset Sale and liquidation and dissolution are completed, we will no longer be a publicly-held company and there will be no future meetings of our stockholders. However, if the Asset Sale and liquidation and dissolution are not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.

If the Asset Sale and liquidation and dissolution are not completed, we will inform our stockholders, by press release or other means determined reasonable, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to our 2007 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect. In addition, our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice of proposed business must be received at our principal executive offices not less than 10 days nor more than 60 days prior to the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting, unless the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, in which case the deadline is a reasonable time before we begin to print and mail our proxy materials.

HOUSEHOLDING

Unless it has received contrary instructions, the Company may send a single copy of this proxy statement to any household at which two or more Company stockholders reside if Company believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce the Company’s expenses.

If you would like to receive your own proxy, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single proxy, follow these instructions:

If your shares are registered in your own name, please contact our transfer agent, Computershare Investor Services, and inform them of your request by calling them at (303) 262-0600 or writing to them at 350 Indiana Street, Suite 800, Golden, CO, 80401; or

If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no other business to be presented at the Special Meeting. Under the Company’s Bylaws, business transacted at the Special Meeting is limited to matters relating to the purposes stated in the notice of Special Meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the Special Meeting, or any adjournments or postponements thereof, that the Company does not know, a reasonable time before the mailing of this proxy statement, will be presented at the Special Meeting, it is the intention of the persons named in the proxy to vote on such matters in their sole discretion. If the Company becomes aware, a reasonable time before the mailing of this proxy statement, of any other business to be presented at the Special Meeting, the persons named in the proxy will not exercise their discretionary authority to vote on such matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC, Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at www.sec.gov. The reports and other information filed by the Company with the SEC are also available at the Company’s website www.FamilymedsGroup.com (click on “Investors” and “Financial Reports”).

For additional printed copies of any of the Company’s reports, please contact Allison D. Kiene, Corporate Secretary, Familymeds Group, Inc., 312 Farmington Avenue, Farmington, Connecticut, 06032.

You should rely only on the information contained in this proxy statement. The Company has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March [__], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to stockholders shall not create an implication to the contrary.

Appendix A

ASSET PURCHASE AGREEMENT

DATED AS OF FEBRUARY 14, 2007

by and among

WALGREEN CO.,

WALGREEN EASTERN CO., INC.

FAMILYMEDS GROUP, INC.,

FAMILYMEDS, INC.

and

ARROW PRESCRIPTION LEASING CORP.

TABLE OF CONTENTS
ARTICLE I
	DEFINITIONS	1
1.1.	Definitions	1
1.2.	Additional Definitions	10
1.3.	Interpretation	12
ARTICLE II
	PURCHASE AND SALE	12
2.1.	Purchased Assets - File-Transfer Locations	12
2.2.	Purchased Assets - Operate Location Pharmacies and Worksite Pharmacies	12
2.3.	Excluded Assets	14
2.4.	Assumed Liabilities	15
2.5.	Excluded Liabilities	15
2.6.	Bulk Sales Laws	15
ARTICLE III
	PURCHASE PRICE	15
3.1.	Purchase Price	15
3.2.	Payments; Indemnity Escrow Account	16
3.3.	Inventory Amount	17
3.4.	Indemnity Fund	18
3.5.	Allocation of Purchase Price	18
ARTICLE IV
	CLOSING	18
4.1.	Closing Date	18
4.2.	Closing Date Payment; Buyer’s Closing Deliveries	18
4.3.	Sellers’ Closing Date Deliveries	19
4.4.	Inventory Closing Date Payment; Sellers’ Inventory Closing Deliveries	20
ARTICLE V
	REPRESENTATIONS AND WARRANTIES OF FMRX, FAMILYMEDS AND ARROW	21
5.1.	Organization and Authority.	21
5.2.	No Conflicts	22
5.3.	Taxes.	22
5.4.	Title and Sufficiency	23

i

5.5.	Financial Schedules	24
5.6.	No Undisclosed Liabilities	24
5.7.	Absence of Certain Changes or Events	24
5.8.	SEC Filings	24
5.9.	Assumed Contracts	25
5.10.	Suppliers, Distributors and Third Party Payors	25
5.11.	Prescription Volume	25
5.12.	Owned Real Property	25
5.13.	Leased Real Property.	26
5.14.	Personal Property	26
5.15.	Intellectual Property; Software.	27
5.16.	Employee Matters.	28
5.17.	Employee Relations	29
5.18.	Legal Proceedings.	29
5.19.	Compliance With Law; Permits; Medicare and Medicaid.	29
5.20.	Warranties	31
5.21.	Sale Process	31
5.22.	Fairness Opinion	31
5.23.	Solvency.	31
5.24.	Affiliate Transactions	31
5.25.	Broker	32
ARTICLE VI
	REPRESENTATIONS AND WARRANTIES OF BUYER AND EASTERN	32
6.1.	Organization of Buyer and Eastern	32
6.2.	Authorization	32
6.3.	Non-Contravention	32
6.4.	Sufficient Funds	33
6.5.	No Other Representations or Warranties	33
ARTICLE VII
	ADDITIONAL AGREEMENTS	33
7.1.	Employees.	33
7.2.	Non-competition.	35

ii

7.3.	Records and Data.	36
7.4.	Patient Letters	37
7.5.	Matters Related to Prescriptions	37
7.6.	Interim Operations.	38
7.7.	Signage	38
7.8.	Telephone Numbers	39
7.9.	Acquisition Proposals; Board Recommendation.	39
7.10.	FMRX Stockholder Meeting; FMRX Proxy Statement.	41
7.11.	Access Through Final Closing Date.	42
7.12.	Taxes.	43
7.13.	Consent of Third Parties; Regulatory and Other Authorizations; HSR Act.	45
7.14.	Avoiding Abandonment.	46
7.15.	Licenses.	47
7.16.	Excluded Pharmacies; Post-Closing Consents.	48
7.17.	Prospective Worksite Pharmacies	49
7.18.	Nonassignable Contracts.	49
7.19.	Remittance	49
7.20.	Further Assurances	49
7.21.	Access to Records and Management After Closing.	50
7.22.	Tupelo Property	50
7.23.	Collection of Patient Charges	51
7.24.	Website Termination	51
ARTICLE VIII
	INDEMNIFICATION	52
8.1.	Indemnification by the Sellers.	52
8.2.	Indemnification by Buyer	53
8.3.	Indemnity Fund; Termination of Indemnity Fund.	53
8.4.	Notice and Determination of Claims.	54
8.5.	Third Person Claims.	55
8.6.	Calculation of Losses and Expenses.	55
8.7.	Tax Treatment of Indemnity Payments	56
8.8.	Indemnification as Sole Remedy	56

iii

ARTICLE IX
	CONDITIONS TO CLOSING	56
9.1.	Sellers’ Condition to Closing	56
9.2.	Buyer’s Conditions to Closing	57
ARTICLE X
	TERMINATION	58
10.1.	Termination	58
10.2.	Extension of Termination Date	59
10.3.	Effect of Termination.	60
ARTICLE XI
	GENERAL PROVISIONS	61
11.1.	Survival	61
11.2.	No Public Announcement	61
11.3.	Notices	61
11.4.	Successors and Assigns; No Third Party Beneficiaries	62
11.5.	Entire Agreement; Amendments	62
11.6.	Waivers	62
11.7.	Expenses	63
11.8.	Disclaimer Regarding Projections	63
11.9.	Partial Invalidity	63
11.10.	Injunctive Relief; Remedies.	63
11.11.	Counterparts	64
11.12.	Governing Law; Jurisdiction	64

iv

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 14, 2007, by and among Walgreen Co., an Illinois corporation (“Buyer”), Walgreen Eastern Co., Inc., a New York corporation (“Eastern”), Familymeds Group, Inc., a Nevada corporation (“FMRX”), Familymeds, Inc., a Connecticut corporation and wholly-owned subsidiary of FMRX (“Familymeds”), and Arrow Prescription Leasing Corp., a Connecticut corporation (“Arrow”). FMRX, Familymeds and Arrow are collectively referred to as the “Sellers”.

WHEREAS, the Sellers, among other things, own and operate clinic, retail, apothecary and worksite pharmacies;

WHEREAS, the Sellers desire to sell to Buyer and Eastern, and Buyer and Eastern desire to purchase from the Sellers, upon the terms and subject to the conditions set forth in this Agreement, (a) certain of the assets of the Sellers used in the operation of the clinic pharmacies and the apothecary pharmacies identified as “Operate Location Pharmacies” on Exhibit A (the “Operate Location Pharmacies”), (b) substantially all of the assets of the Sellers used exclusively in the operation of the Sellers’ Worksite Business, including the worksite pharmacies identified on Exhibit A (the “Existing Worksite Pharmacies”), (c) all prescription files and inventory related to the pharmacies identified as “File-Transfer Locations” on Exhibit A (the “File-Transfer Locations”), and (d) the real property located at the intersection of U.S. Highway No. 45 and Chokoha Trail in Tupelo, MS (the “Tupelo Property”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, FMRX has provided to Buyer a current draft of the Plan of Complete Liquidation and Dissolution.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

“Acquisition Proposal” means any bona fide offer or proposal (whether or not in writing) (other than an offer or proposal by or on behalf of Buyer or its Affiliates) for, or any indication of interest in: (a) a transaction pursuant to which a third party acquires or would acquire Beneficial Ownership of more than 50% of the outstanding capital stock of any Seller, whether from FMRX or pursuant to a tender offer, exchange offer or otherwise; (b) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction that would result in a third party acquiring more than 50% of the fair market value of the consolidated assets of FMRX and its Subsidiaries, taken as a whole or (c) any transaction that would result in a third party acquiring more than 50% of the fair market value of the consolidated assets of FMRX and its Subsidiaries, taken as a whole, immediately prior to such transaction. Notwithstanding the foregoing, the term “Acquisition Proposal” shall not include any transaction that would not prevent the Sellers from selling the Purchased Assets to Buyer pursuant to this Agreement, including at the same price, and otherwise on the same terms, as contemplated hereby.

1

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the foregoing, (a) “control” shall have the meaning given to it under the rules and regulations promulgated under the Exchange Act, and (b) except as otherwise expressly set forth herein, no individual officer, director or employee of a Person shall be deemed to be an Affiliate of such Person.

“Alternative Proposal” means any bona fide offer or proposal (whether or not in writing) (other than an offer or proposal by or on behalf of Buyer or its Affiliates) for, or any indication of interest in, a transaction pursuant to which a third party acquires or would acquire all or a material portion of the Purchased Assets, other than inventory or obsolete equipment in the ordinary course of business. Notwithstanding the foregoing, the term “Alternative Proposal” shall not include any transaction that would not prevent the Sellers from selling the Purchased Assets to Buyer pursuant to this Agreement, including at the same price, and otherwise on the same terms, as contemplated hereby.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Assumed Real Estate Leases” means all Real Estate Leases other than Real Estate Leases related to Operate Location Pharmacies that are designated as Excluded Operate Location Pharmacies pursuant to Section 7.16.

“Assumed Worksite Agreements” means all Worksite Agreements other than Worksite Agreements related to Worksite Pharmacies that are designated as Excluded Worksite Pharmacies pursuant to Section 7.16.

“Beneficial Ownership” shall have the meaning provided under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Business” means (i) as of the date hereof, the business of owning and operating all of the Operate Location Pharmacies, all of the Worksite Pharmacies and all of the File-Transfer Locations and (ii) as of and following the Closing Date, the business of owning and operating all of the Purchased Operate Location Pharmacies, all of the Purchased Worksite Pharmacies and all of the Purchased File-Transfer Assets.

“Buyer Group Members” means Buyer and Eastern and their respective Affiliates, directors, officers and employees.

2

“Closing” means the completion of the initial transfer of the Purchased File-Transfer Assets from the Sellers to Buyer and Eastern and “Closing Date” means the time and date upon which the Closing actually occurs.

“Closing Date Shared Expenses” means an amount equal to the aggregate of all commercially reasonable Expenses (to be determined as of the Closing Date by mutual agreement of the parties) associated with the Indemnity Agent and any filing fees related to the HSR Act.

“Closing Date Shared Expenses Schedule” means a mutually prepared schedule setting forth an itemized list of the Closing Date Shared Expenses, including the amounts thereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means, with respect to any Person, information regarding such Person that is not previously disclosed to the public or to the trade and includes information regarding facilities, strategies, methods, Trade Secrets and other intellectual property, Software, systems, procedures, operational policies, manuals, confidential reports, product price lists, pricing and cost policies, customer lists, inventory information, financial information (including revenue, costs or profits of the disclosing party), business plans, prospects or opportunities.

“Contract” means and includes every agreement or understanding of any kind, written or oral, enforceable or not.

“Copyrights” means all copyrights, whether registered or unregistered, and pending applications to register.

“Disclosure Schedules” means the disclosure schedules delivered by the Sellers to Buyer and Eastern on the date of the execution of this Agreement.

“Encumbrance” means any lien, encumbrance, claim, charge, security interest, assignment, collateral assignment, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

“Environmental, Health and Safety Requirements” means all Requirements of Law concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any Hazardous Substances or wastes, chemical substances or mixtures, pesticides, pollutants, process waste water, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect, including: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Occupational Safety and Health Act of 1970, as amended; the Federal Water Pollution Control Act, as amended; the Federal Resource Conservation and Recovery Act, as amended; the Federal Clean Water Act, as amended; the Toxic Substances Control Act, as amended; the Federal Clean Air Act, as amended, and the Superfund Amendments and Reauthorization Act.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Aggregate Inventory Amount” means sum of the Estimated Inventory Amounts.

“Estimated Inventory Amount” means, with respect to any File-Transfer Location, the Sellers’ good faith estimate of the Inventory Amount attributable to such File-Transfer Location.

“Estimated Inventory Certificate” means a certificate delivered by an officer of FMRX to Buyer no later than three (3) business days prior to the Closing Date and in form and substance reasonably satisfactory to Buyer setting forth each Estimated Inventory Amount and the Estimated Aggregate Inventory Amount, together with such supporting documentation as may be reasonably requested by Buyer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Businesses” means the Sellers’ business of operating the Excluded Operate Location Pharmacies, the Excluded Worksite Pharmacies, the Sellers’ franchise, medical supplies, internet and mail order businesses and any other businesses other than the Business.

“Excluded Operate Location Pharmacies” means those Operate Location Pharmacies designated as Excluded Operate Location Pharmacies pursuant to Section 7.16.

“Excluded Worksite Pharmacies” means those Worksite Pharmacies designated as Excluded Worksite Pharmacies pursuant to Section 7.16.

“Expenses” means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“Final Closing Date” means the date upon which the final Inventory Closing Date has occurred.

“FMRX SEC Reports” means all forms, reports, schedules, statements and other documents filed by FMRX with the SEC since January 1, 2005.

“FTC” means the United States Federal Trade Commission.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

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“Hazardous Substances” has the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and will also expressly include petroleum, crude oil and any fraction thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P. L. 104-191, and its implementing rules and regulations.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnity Escrow Agreement” means an Indemnity Escrow Agreement to be entered into at or prior to Closing among Buyer, Eastern, the Sellers and the Indemnity Agent, in form and substance to be mutually agreed upon.

“Installation” means, with respect to each Purchased Operate Location Pharmacy and each Purchased Worksite Pharmacy, the completion of the installation of wiring and equipment for data and communication devices and other store systems required for Buyer or Eastern to integrate the Business with Buyer’s own business and to operate such Purchased Operate Location Pharmacy or Purchased Worksite Pharmacy in a manner consistent with the operation of Buyer’s existing pharmacies.

“Instrument of Assignment and Assumption” means an Instrument of Assignment and Assumption, to be delivered by Buyer and Eastern and the Sellers pursuant to which the Sellers will convey the applicable Purchased Assets to Buyer and Eastern, and Buyer and Eastern will assume the applicable Assumed Liabilities, in each case, in accordance with the terms hereof, in a form reasonably acceptable to the parties.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets owned or licensed by the Sellers and primarily used in or primarily related to the ownership or operation of the Business.

“Inventory Closing Date” means, with respect to each Location, the date on which the Inventory Audit for such Location is conducted.

“Inventory Closing Shared Expense Amount” means the aggregate amount (to be determined as of the Closing Date by mutual agreement of the parties) estimating the total commercially reasonable Expenses associated with all of the Inventory Closing Dates for all of the Locations, including the Independent Valuator and the Data Converter.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge, after due inquiry appropriate for a person of such position, of the persons listed on Schedule 1.1(i).

“Lease Adjustment Amount” means the amount set forth on Schedule 7.2(c).

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“Licensed Rights” means any Intellectual Property or Software primarily used in or related to the ownership or operation of the Business owned by a third party to which any of the Sellers hold a license pursuant to a valid and enforceable license agreement.

“Location” means any Purchased Operate Location Pharmacy, Purchased Worksite Pharmacy or File-Transfer Location.

“Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, Expenses, deficiencies or other charges, including any amount payable with respect to Taxes (including any amounts relating to Taxes payable pursuant to a Contract or otherwise).

“Material Adverse Effect” means any change, effect, event, occurrence or development that is or would reasonably be expected to be materially adverse to the assets, liabilities, financial condition or results of operations of the Business, taken as a whole, excluding any such change, effect, event, occurrence or development (a) relating to or resulting from economic conditions in general, (b) relating to or resulting from changes in legal or regulatory conditions, (c) relating to the pharmacy industry in general, (d) resulting from the execution or announcement of this Agreement and the Plan of Complete Liquidation and Dissolution, but only to the extent that any such change, effect, event, occurrence or development would not materially adversely affect the ability of Buyer and Eastern to operate the Business as of and following the Closing or the value of the Business as of and following the Closing Date, (e) resulting from any actions taken, or the failure to act, by Buyer or its Affiliates after the date hereof and prior to the Closing Date in violation of this Agreement or (f) resulting from compliance by the Sellers with the terms of this Agreement (other than Section 7.6), which, in the case of clauses (a), (b) and (c) above, does not have a disproportionate impact on the Business relative to other businesses of similar size and scope operating in the same line of business.

“NCPDP” means the National Council for Prescription Drug Programs, Inc.

“NRS” means the Nevada Revised Statutes, as amended.

“Other Lease Amendments” means the amendments to, or the extensions of, the existing term of the Real Estate Leases as set forth in the “Lease Amendment” form on Exhibit B.

“Patent Rights” means all patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, reexaminations, extensions, industrial designs, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Patient Charges” means all accounts receivable related to the Purchased Operate Location Pharmacies and the File-Transfer Locations represented by the “charge accounts” corresponding to patients of the Purchased Operate Location Pharmacies and the File-Transfer Locations.

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“Patient Charges Aggregate Amount” means the sum of the Patient Charges Amount with respect to each of the Purchased Operate Location Pharmacies and File-Transfer Locations.

“Patient Charges Amount” means, with respect to each of the Purchased Operate Location Pharmacies and File-Transfer Locations, the amount of Patient Charges included in the Patient Charges Certificate that relates to products sold on or after the 90th day prior to the applicable Inventory Closing Date.

“Patient Charges Certificate” means a certificate, with respect to each of the Purchased Operate Location Pharmacies and File-Transfer Locations, signed by an officer of FMRX setting forth the Patient Charges Amount and all Patient Charges related to such Purchased Operate Location Pharmacy or File-Transfer Location.

“Permitted Encumbrances” means (a) all statutory liens for current Taxes, assessments or other charge of a Governmental Body not yet delinquent or the amount or validity of which is being in contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor; (b) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of the business which are not yet due or payable; (c) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided, that such regulations have not been violated; (d) title of a lessor under a capital or operating lease; (e) any other imperfections in title, charges, easements, restrictions and Encumbrances that do not materially affect the value or use of, or the ability to sell or market, the affected asset; and (f) Encumbrances disclosed in Schedule 5.4.

“Person” means any individual, corporation, partnership, joint venture, trust, Governmental Body or other organization or entity.

“Plan of Complete Liquidation and Dissolution” means the draft Plan of Complete Liquidation and Dissolution, as of the date hereof, providing for the liquidation, dissolution and winding-down of FMRX and all of its Subsidiaries and their respective businesses, provided, that such plan may be adjusted by FMRX as necessary after the date hereof.

“Premises” means the premises upon which any of the Operate Location Pharmacies or Worksite Pharmacies conducts its business.

“Prospective Worksite Pharmacies” means those pharmacies which are currently being developed or contemplated (or which will be developed or contemplated prior to Closing) by the Sellers in the Worksite Business, including those Prospective Worksite Pharmacies identified on Exhibit A.

“Purchased Operate Location Pharmacies” means all of the Operate Location Pharmacies other than the Excluded Operate Location Pharmacies.

“Purchased Worksite Pharmacies” means all of the Worksite Pharmacies other than the Excluded Worksite Pharmacies.

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“Real Estate Leases” means the real estate leases, set forth on Schedule 5.9, together with all modifications and supplements thereto, and all subleases and estoppels related thereto, associated with the Operate Location Pharmacies.

“Required Lease Consents” means the consents to the transfer of the respective Real Estate Leases to Buyer or Eastern or their respective Affiliates, the extension of the existing term or the other amendments from the third parties to the respective Real Estate Leases, set forth as “Required Lease Consents” on Exhibit B, with such modifications as may be reasonably acceptable to the parties.

“Required Worksite Consents” means the consents from the third parties with respect to the transfer of the respective Worksite Agreement to Buyer or Eastern or their respective Affiliates, set forth as “Required Worksite Consents” on Exhibit B, with such modifications as may be reasonably acceptable to the parties.

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body, including any Environmental, Health and Safety Requirements.

“Sale Process” means the background of the decision of FMRX to enter into this Agreement to the extent disclosure thereof is required by the rules and regulations promulgated under the Exchange Act.

“SEC” means the United States Securities and Exchange Commission.

“Security Deposits” means all security deposits paid by the Sellers to any Person prior to the Closing related to the Business (other than with respect to the File-Transfer Locations), if such deposits are retained by the party currently holding them after the Closing for the benefit of Buyer or Eastern.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compiles, decompilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Solvent” means with regard to each of the Sellers and on a particular date that, at fair valuation, such Seller’s assets are equal to or greater than the sum of all of such Seller’s debts and liabilities, subordinated, probable, contingent or otherwise, on such date, and that such Seller is generally paying its debts and liabilities, subordinated, contingent or otherwise, as such debts become absolute and mature unless such debts or liabilities are the subject of a bona fide dispute, and “Insolvent” means that the foregoing is not true with regard to such Seller on the particular date.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date or the applicable Inventory Closing Date.

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“Subsidiary” means any corporation, limited liability company or other entity of which FMRX (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the capital stock, membership interests or other equity interests.

“Superior Proposal” means any written Acquisition Proposal that a majority of the members of the Board of Directors of FMRX determines in good faith, after consultation with its outside legal counsel and financial advisors: (a) provides consideration to FMRX or the stockholders of FMRX that is directly attributable to the Purchased Assets with a value that exceeds the value of the consideration provided for in this Agreement; (b) would result in a transaction, if consummated, that would be more favorable to the stockholders of FMRX with respect to the Purchased Assets (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror and the other transactions that FMRX is or may be contemplating including any transactions contemplated in connection with its Plan of Complete Liquidation and Dissolution) than the transactions contemplated hereby; (c) is reasonably capable of being consummated in a timely manner (taking into account all regulatory and other relevant considerations including any financing contingencies and due diligence conditions); and (d) is made by a Person or a group of Persons who have provided FMRX with reasonable evidence that such Person or group of Persons has or will have sufficient funds to complete such Acquisition Proposal.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, ad valorem, duties, capital stock, franchise, profits, prescription tax or fee, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” means trade secrets, confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Trademarks” means all service marks, Internet domain names, logos, designs, slogans, trade dress, trade names, corporate names and general intangibles of like nature whether registered or reregistered, and registrations and pending applications to register the foregoing.

“Worksite Agreements” means those agreements set forth on Schedule 5.9 associated with Worksite Pharmacies, together with all modifications or supplements thereto.

“Worksite Business” means the business of owning and operating pharmacies for the employee population of a specified employer, including the ownership and operation of the Worksite Pharmacies.

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“Worksite Pharmacies” means the Existing Worksite Pharmacies and Prospective Worksite Pharmacies.

1.2. Additional Definitions. The following terms are defined in the Sections set forth across from such term in the following table:

Aggregate Inventory Amount	3.3
Agreement	Preamble
Allocation Schedule	3.5
Alternative Agreement	7.9(c)
Arrow	Preamble
Assumed Contracts	5.9
Assumed Liabilities	2.4
Balance Sheet Date	5.5
Business Employees	5.16(a)
Buyer	Preamble
Buyer Applications	7.14(a)
Change of Recommendation	7.9(c)
Claim Notice	8.4(a)
Closing Date Payment	3.2(a)
Collection Period	7.23
Collections Deficiency	7.23
Collections Excess	7.23
Competing Business	7.2(a)
Confidentiality Agreement	7.9(a)
Current Prescription Volume	5.11
Data Converter	7.3(a)
Eastern	Preamble
Employee Plans	5.16(b)
Event of Loss	7.16(b)
Excluded Assets	2.3
Excluded Contracts	2.3(b)
Excluded Liabilities	2.5
Existing Worksite Pharmacies	Preamble
Fairness Opinion	5.22
Familymeds	Preamble
File-Transfer Amount	3.1(a)
File-Transfer Inventory	2.1(b)
File-Transfer Locations	Preamble
File-Transfer Records	2.1(a)
FMRX	Preamble
FMRX Proxy Statement	7.10(b)
FMRX Recommendation	7.9(c)
FMRX Stockholder Approval	5.1(a)
FMRX Stockholder Meeting	7.10(a)

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IOU Prescriptions	7.5
Indemnified Event	8.6(b)
Indemnified Person	8.4(a)
Indemnitor	8.4(a)
Indemnity Agent	3.4
Indemnity Amount	3.2(d)
Indemnity Escrow Account	3.2(d)
Indemnity Fund	3.4
Indemnity Termination Date	8.1(b)
Independent Valuator	3.3(a)
Inventory	2.2(c)
Inventory Amount	3.3
Inventory Audit	3.3
Inventory Closing Date Payment	3.2(b)
Management Consulting Period	7.20(c)
Notice of Superior Proposal	7.9(c)
Operate Amount	3.1(c)
Operate Location Pharmacies	Preamble
Payment Program	5.19(c)(i)
Pending Proposal	7.9(c)
Permits	5.19(a)
Personal Property	2.2(a)
PHI	7.3(c)
Power of Attorney	7.14(c)
Purchase Price	3.1
Purchased Assets	2.2
Purchased File-Transfer Assets	2.1
Record Data	7.3(a)
Records	2.2(b)
Representatives	7.9(a)
Revenue, SG&A and Balance Sheet Data	5.5
Revised Buyer Proposal	7.9(c)
Rx Operations Data	5.5
Sellers	Preamble
Shortfall	3.2(c)(ii)
Termination Date	10.1(e)
Title Commitment	7.22
Third Party Distributor	7.4
Third Person Claim	8.4(a)
Transferable Permits	7.14(a)
Transferred Employee	7.1(b)
Tupelo Amount	3.1(d)
Tupelo Property	Preamble
Worksite Amount	3.1(b)

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1.3. Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any agreement referred to herein shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement. As used herein, the word “including” means “including without limitation.”

ARTICLE II

PURCHASE AND SALE

2.1. Purchased Assets - File-Transfer Locations. Upon the terms and subject to the conditions of this Agreement, the Sellers shall sell, transfer, assign, convey and deliver to Buyer or Eastern (as determined by Buyer and Eastern and as set forth on Schedule 2.1), and Buyer or Eastern shall purchase from the Sellers, free and clear of all Encumbrances (except Permitted Encumbrances), all right, title and interest of the Sellers in, to and under the following assets and properties of the Sellers associated with each of the File-Transfer Locations, as the same shall exist on the Closing Date for each such File-Transfer Location (collectively, the “Purchased File-Transfer Assets”):

(a) Any and all prescriptions, prescription files and records, customer lists and patient profiles, including refill status reports and insurance coverages, any files or records maintained electronically, any files or records added between the date of this Agreement and the Closing Date, in each case related to the File-Transfer Locations (collectively, the “File-Transfer Records”); and

(b) The inventory utilized in connection with, or located on the premises of, any of the File-Transfer Locations (the “File-Transfer Inventory”).

2.2. Purchased Assets - Operate Location Pharmacies and Worksite Pharmacies. Upon the terms and subject to the conditions of this Agreement, the Sellers shall sell, transfer, assign, convey and deliver to Buyer or Eastern (as determined by Buyer and Eastern and as set forth on Schedule 2.1), and Buyer or Eastern shall purchase from the Sellers, free and clear of all Encumbrances (except Permitted Encumbrances), all right, title and interest of the Sellers in, to and under the following assets and properties of the Sellers associated with each of the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies (not including Excluded Assets), as the same shall exist on the applicable Inventory Closing Date with respect to each of the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies (collectively, and together with the Purchased File-Transfer Assets, the “Purchased Assets”):

(a) Any and all personal property owned by any of the Sellers and located at the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies, including all furniture, fixtures, equipment, vehicles, leasehold improvements and signage, except computer and telecommunications equipment that the parties mutually agree in writing to exclude (collectively, the “Personal Property”);

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(b) Any and all prescriptions, prescription files and records, customer lists and patient profiles, including refill status reports and insurance coverages, any files or records maintained electronically, any files or records added between the date of this Agreement and Closing Date or the applicable Inventory Closing Date, in each case exclusively related to the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies (collectively, and together with the File-Transfer Records, the “Records”);

(c) The inventory located at any Purchased Operate Location Pharmacies or Purchased Worksite Pharmacies (together with the File-Transfer Inventory, the “Inventory”);

(d) All improvements, fixtures, and fittings thereon, and other appurtenants located at any Purchased Operate Location Pharmacies or Purchased Worksite Pharmacies (such as appurtenant rights in and to public streets) including any Security Deposits, rent credits and tenant improvement credits and allowances paid or made with respect to the Premises;

(e) All rights and interests in, and assets related to, the long-term care business at any Purchased Operate Location Pharmacies;

(f) All rights and interests in, and assets primarily used in or primarily related to, the Prospective Worksite Pharmacies, unless excluded pursuant to Section 7.17;

(g) All of the other assets and properties primarily used in or primarily related to the ownership or operation of the Worksite Business, unless the Prospective Worksite Pharmacies are excluded pursuant to Section 7.17;

(h) To the extent transferable, all Permits and similar rights obtained from Governmental Bodies related exclusively to the ownership or operation of any Purchased Operate Location Pharmacies, Purchased Worksite Pharmacies or (unless excluded pursuant to Section 7.22) the Tupelo Property;

(i) Copies of all other books and records of the Sellers relating primarily to the assets, properties and operations of the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies or (unless excluded pursuant to Section 7.22) the Tupelo Property;

(j) All Intellectual Property and any web sites, including the URL addresses and related domain names, in each case, related primarily to the ownership or primarily to the operation of the Worksite Business, including (i) the name “Worksite Pharmacy” and any other trade names, Trademarks and Trade Secrets primarily associated with the Worksite Business and the website “www.worksitepharmacy.com” and (ii) all goodwill associated with the foregoing; provided, that for the avoidance of doubt, the names “FamilyMeds”, “Arrow” and any derivations thereof shall not be Purchased Assets;

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(k) Any guarantees, warranties, indemnities and similar rights to the extent relating to Purchased Assets;

(l) All rights in, to and under the Assumed Contracts;

(m) All rights in, to and under the Patient Charges;

(n) Unless the Tupelo Property is excluded pursuant to Section 7.22, all rights, title and interests in, to and under the Tupelo Property; and

(l)  Any other mutually agreeable assets related to the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies.

2.3. Excluded Assets. Notwithstanding the provisions of Sections 2.1 and 2.2 the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):

(a) All cash and cash deposits and accounts receivable (other than the Patient Charges), including insurance receivables and pre-paid Expenses related to pre-Closing periods, of the Sellers or the Business;

(b) All agreements, Contracts and understandings of the Sellers (including equipment leases and underlying equipment) other than the Assumed Contracts (collectively, the “Excluded Contracts”);

(c) All employee benefit plans, programs or arrangements and all Contracts of insurance of the Sellers;

(d) All of the Sellers’ Software and any web sites, including the URL addresses and related domain names (except as set forth in Section 2.2(j));

(e) All corporate minute books and the respective corporate seals of the Sellers;

(f) All assets primarily used in or related to the ownership or operation of the Excluded Businesses;

(g) All Real Estate Leases, Worksite Agreements, and other assets, including inventory, primarily used in or related to the ownership or operation of the (i) Operate Location Pharmacies designated as Excluded Operate Location Pharmacies pursuant to Section 7.16 and (ii) Worksite Pharmacies designated as Excluded Worksite Pharmacies pursuant to Section 7.16;

(h) Except to the extent set forth in Section 2.2, all Intellectual Property owned by the Sellers;

(i) The Excluded Inventory (as defined in Exhibit C); and

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(j) All refunds or credits of any Tax for which the Sellers are liable or to which the Sellers are entitled pursuant to Section 7.12.

2.4. Assumed Liabilities. As additional consideration for the Purchased Assets, Buyer or Eastern, as applicable, shall assume the obligations of the Sellers under the Assumed Contracts arising on or after the applicable Inventory Closing Date (collectively, the “Assumed Liabilities”).

2.5. Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, neither Buyer nor Eastern shall assume or be obligated to pay, perform or otherwise discharge any other liability or obligation of the Sellers whatsoever or any liabilities or obligations constituting an Encumbrance upon the Purchased Assets, regardless of whether any such liabilities or obligations are absolute or contingent, liquidated or unliquidated, or otherwise (collectively, the “Excluded Liabilities”). The Sellers shall remain liable for all Excluded Liabilities, including any obligations arising prior to Closing or the applicable Inventory Closing Date, any liabilities and obligations arising prior to Closing or the applicable Inventory Closing Date under any Assumed Contract, any liabilities related to any Excluded Assets, any liabilities arising under the Excluded Contracts and all liabilities in respect of Taxes for which the Sellers are liable pursuant to Section 7.12. Without limiting the generality of the foregoing, in no event shall Buyer or Eastern assume any legal obligations of the Sellers under HIPAA or other applicable Requirements of Law, including the HIPAA privacy standard requiring accounting of certain disclosures of PHI made by the Sellers prior to the Closing Date.

2.6. Bulk Sales Laws. Buyer hereby waives compliance by Sellers with the requirements and provisions of any “bulk-transfer” laws or other similar Requirements of Law of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

ARTICLE III

PURCHASE PRICE

3.1. Purchase Price. In consideration for the sale of the Purchased Assets described in this Agreement, the aggregate purchase price (the “Purchase Price”) shall be equal to:

(a) the “File-Transfer Amount” set forth on Schedule 3.1 (such amount the “File-Transfer Amount”); plus

(b) the “Total Worksite Amount” set forth on Schedule 3.1, (i) less the Purchase Price Adjustments set forth on Exhibit B for any Worksite Pharmacies designated as Excluded Worksite Pharmacies pursuant to Section 7.16, and (ii) plus the “Prospective Worksite Amount” set forth on Schedule 3.1 (unless the Prospective Worksite Pharmacies are excluded pursuant to Section 7.17) (such amount, the “Worksite Amount”); plus

(c) the “Total Operate Amount” set forth on Schedule 3.1, less the Purchase Price Adjustments set forth on Exhibit B for any Operate Location Pharmacies designated as Excluded Operate Location Pharmacies pursuant to Section 7.16 (such amount, the “Operate Amount”); plus

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(d) unless the Tupelo Property is excluded pursuant to Section 7.22, the “Tupelo Amount” set forth on Schedule 3.1 (such amount, the “Tupelo Amount”); plus

(e) the Patient Charges Aggregate Amount; plus

(f) the Aggregate Inventory Amount; plus

(g) the Lease Adjustment Amount.

3.2. Payments; Indemnity Escrow Account. The Purchase Price shall be payable as follows:

(a) On the Closing Date, Buyer and Eastern shall pay to the Sellers an amount equal to (A) the File-Transfer Amount, plus (B) unless the Tupelo Property is excluded pursuant to Section 7.22, the Tupelo Amount, plus (C) the Estimated Aggregate Inventory Amount, as set forth on the Estimated Inventory Certificate, plus (D) with respect to each of the File-Transfer Locations, the Patient Charges Amount, as set forth in the applicable Patient Charges Certificate, plus (E) the Prospective Worksite Amount (unless the Prospective Worksites are excluded pursuant to Section 7.17), plus (F) the Lease Adjustment Amount, less (G) one-half of the Inventory Closing Shared Expense Amount, less (H) one-half of the Closing Date Shared Expenses, as set forth on the Closing Date Shared Expenses Schedule, less (I) any amount paid to the Indemnity Escrow Account on the Closing Date pursuant to Section 3.2(d) (such payment, the “Closing Date Payment”).

(b) On each Inventory Closing Date with respect to each Purchased Operate Location Pharmacy and Purchased Worksite Pharmacy, Buyer will pay to the Sellers an amount equal to (i) the “Location Operate Amount” or the “Location Worksite Amount”, as applicable, with respect to such Location as set forth on Schedule 3.1, plus (ii) with respect to each of the Purchased Operate Location Pharmacies, the Patient Charges Amount, as set forth in the applicable Patient Charges Certificate, less (iii) any such amount paid to the Indemnity Escrow Account pursuant to Section 3.2(d) (each such payment, as it may be reduced pursuant to Section 3.2(c)(ii), an “Inventory Closing Date Payment”).

(c) On the second business day following the date on which the Independent Valuator delivers an Inventory Audit:

(i) with respect to a Purchased Operate Location Pharmacy or a Purchased Worksite Pharmacy, Buyer shall pay the Sellers an amount equal to the Inventory Amount for such Location; and

(ii) with respect to File-Transfer Locations, (x) if the Inventory Amount with respect to such File-Transfer Location is greater than the Estimated Inventory Amount for such File-Transfer Location, then Buyer shall pay the Sellers an amount equal the Inventory Amount for such File-Transfer Location, less the Estimated Inventory Amount for such File-Transfer Location, and (y) if the Inventory Amount with respect to such File-Transfer Location is less than the Estimated Inventory Amount for such File-Transfer Location (a “Shortfall”), then the amount of the next following Inventory Closing Date Payment shall be reduced by the amount of such Shortfall; provided, that in no event shall any Inventory Closing Date Payment be reduced to less than zero; and provided, further, that if any portion of any Shortfall remains unrecovered, Buyer shall be permitted to recover such amount under this Agreement by reducing subsequent Inventory Closing Date payments in a similar fashion or by making a claim under the Indemnity Escrow Agreement to recover such amount until all Shortfalls are fully recovered.

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(d) Buyer and Eastern shall be entitled, pursuant to the terms of the Indemnity Escrow Agreement, to fund an indemnity escrow account (the “Indemnity Escrow Account”), with up to a total amount of $3,000,000 (the “Indemnity Amount”) from any payments that would otherwise be made to Sellers pursuant to this Article III, provided, that, at any time, the total amount of payments made to the Indemnity Escrow Account shall not exceed ten percent (10%) of the total amount of the payments already made, or to be made concurrently therewith (not including any payments made with respect to Inventory), to Sellers pursuant to this Article III.

(e) All payments made by Buyer and Eastern hereunder shall be by wire transfer of immediately available funds to an account specified by the Sellers or, in the case of payments to the Indemnity Escrow Account, by the Escrow Agent.

3.3. Inventory Amount. The parties shall commission Washington Inventory Service, RGIS, or another independent valuator (the “Independent Valuator”) to conduct a full review and valuation of the Inventory, to be valued in tenths, at each of the Purchased Operate Location Pharmacies, Purchased Worksite Pharmacies and File-Transfer Locations as of the applicable Inventory Closing Date (each, an “Inventory Audit”); provided, that if the Sellers have not made a Purchased Operate Location Pharmacy or a Purchased Worksite Pharmacy available for Installation at least thirty (30) days (or longer, if mutually agreed upon by the parties) prior to the Closing Date, the Inventory Audit shall not take place with respect to such Purchased Operate Location Pharmacy or Purchased Worksite Pharmacy prior to the completion of the Installation at such Purchased Operate Location Pharmacy or Purchased Worksite Pharmacy. Each of the Sellers and Buyer shall be permitted to have representatives present to observe each Inventory Audit. The costs and Expenses of the Independent Valuators are to be shared equally by Buyer, on the one hand, and the Sellers, on the other hand, as part of the Inventory Closing Shared Expense Amount. The Independent Valuators will determine the aggregate value of the Inventory at each of the Purchased Operate Location Pharmacies, Purchased Worksite Pharmacies and File-Transfer Locations as of the applicable Inventory Closing Date (such amount, with respect to any individual Location, the “Inventory Amount”, and the aggregate amount of the Inventory Amounts for all of the Locations, the “Aggregate Inventory Amount”) in accordance with the procedures and in the manner set forth on Exhibit C. Unless otherwise agreed by the parties, the Inventory Amount as determined by the Independent Valuator in conducting the Inventory Audit shall be binding upon the Sellers and Buyer.

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3.4. Indemnity Fund. Notwithstanding anything to the contrary in this Agreement, the Indemnity Amount shall be deposited by Buyer on the Closing Date with The Bank of New York Trust Company, N.A., as indemnity escrow agent (the “Indemnity Agent”). The Indemnity Amount so deposited with the Indemnity Agent shall initially constitute the indemnity escrow fund (the “Indemnity Fund”) to be held and released in accordance with the provisions of Article VIII and the Indemnity Escrow Agreement. Pursuant to the terms and conditions of the Indemnity Escrow Agreement, all interest, dividends and proceeds received on the Indemnity Amount shall be retained by the Indemnity Agent as part of the Indemnity Fund. The Indemnity Fund shall be governed by the terms set forth herein and in the Indemnity Escrow Agreement. The Indemnity Fund shall be available to indemnify the Buyer Group Members from any Loss or Expense as set forth in Article VIII. All fees and Expenses of the Indemnity Agent shall be shared equally by Buyer and Eastern on the one hand and the Sellers on the other as provided in Closing Date Shared Expense Schedule.

3.5. Allocation of Purchase Price. On or before the Closing Date, Buyer, Eastern and the Sellers shall negotiate and draft a schedule (the “Allocation Schedule”) allocating the Purchase Price (including, for the purpose of this Section 3.5, any other consideration paid to the Sellers and the Assumed Liabilities) among the Purchased Assets. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury regulations thereunder. Each of Buyer, Eastern and the Sellers agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule.

ARTICLE IV

CLOSING

4.1. Closing Date. The Closing shall be consummated as promptly as practicable (and in any event no later than five (5) business days) following satisfaction of the conditions precedent contained herein (or such other date as shall be mutually agreed upon by the parties), at a time mutually agreed upon by the parties.

4.2. Closing Date Payment; Buyer’s Closing Deliveries. At Closing, Buyer and/or Eastern shall deliver to the Sellers each of the following:

(a) An amount equal to the Closing Date Payment, by wire transfer of immediately available funds to an account specified by the Sellers;

(b) A certificate, dated as of the Closing Date, signed by an officer of Buyer and Eastern to the effect set forth in clauses (a) and (b) of Section 9.1;

(c) The Instrument of Assignment and Assumption with respect to the File-Transfer Assets, duly executed by an authorized officer of Buyer and Eastern;

(d) The Indemnity Escrow Agreement, duly executed by an authorized officer of Buyer and Eastern;

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(e) The Closing Date Shared Expenses Schedule, duly executed by an authorized officer of Buyer; and

(f) Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

At Closing, Buyer and/or Eastern shall also be permitted to make payments to the Indemnity Escrow Account pursuant to Section 3.2(d).

4.3. Sellers’ Closing Date Deliveries. At or prior to Closing, the Sellers shall deliver to Buyer and/or Eastern (as instructed by Buyer and Eastern) each of the following:

(a) A certificate, dated as of the Closing Date, signed by an officer of FMRX, Familymeds and Arrow to the effect set forth in clauses (a) and (b) of Section 9.2;

(b) Certificates of the secretary or an assistant secretary of each of FMRX, Familymeds and Arrow, respectively, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the certificate or Articles of Incorporation of each of FMRX, Familymeds and Arrow, respectively; (ii) the by-laws (or similar document) of each of FMRX, Familymeds and Arrow, respectively; (iii) the authority of each of FMRX, Familymeds and Arrow, respectively, regarding the due execution and performance of this Agreement and the contemplated transactions; (iv) the good standing of FMRX, Familymeds and Arrow, respectively, in their respective states of incorporation; and (v) the incumbency and signatures of the officers of each of FMRX, Familymeds and Arrow, respectively, executing this Agreement and any document or agreement required to be delivered hereunder;

(c) The Instrument of Assignment and Assumption with respect to the File-Transfer Assets, duly executed by an authorized officer of FMRX, Familymeds and Arrow;

(d) The Indemnity Escrow Agreement, duly executed by an authorized officer of FMRX, Familymeds and Arrow;

(e) The Required Worksite Consents, to the extent obtained by the Sellers, duly executed by an authorized officer of FMRX, Familymeds and Arrow, as applicable, and each third party to such Assumed Worksite Agreement;

(f) The Other Lease Amendments and the Required Lease Consents, in each case to the extent obtained by the Sellers, duly executed by an authorized officer of FMRX, Familymeds and Arrow, as applicable, and each third party to such Assumed Real Estate Lease;

(g) An opinion of counsel to the Sellers with respect to the matters set forth on Exhibit D;

(h) The Patient Charges Certificate with respect to the File-Transfer Locations;

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(i) Any documents required to be delivered by the Sellers to release all Encumbrances (except Permitted Encumbrances) on the Purchased Assets, including customary pay-off letters or similar acknowledgements of the discharge of any indebtedness for borrowed money of the Sellers setting forth the amount owed as of the Closing Date and indicating that upon payment of such amount, such indebtedness will be discharged in full and all related Encumbrances (except Permitted Encumbrances) on the Purchased Assets will be released and removed;

(j) The Powers of Attorney as contemplated by Section 7.14(c), duly executed by authorized officers of FMRX, Familymeds and Arrow;

(k) Unless the Tupelo Property is excluded pursuant to Section 7.22, a deed with respect to the Tupelo Property duly executed by the Sellers;

(l) The Estimated Inventory Certificate;

(m) The Closing Date Shared Expenses Schedule, duly executed by an authorized officer of FMRX, Familymeds and Arrow;

(n) Possession of the File-Transfer Inventory and the File-Transfer Records in accordance with Section 7.3;

(o) A schedule showing the amount of accrued and unpaid sales and use Taxes as of a date within five (5) days of the Closing Date; and

(p) Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

4.4. Inventory Closing Date Payment; Sellers’ Inventory Closing Deliveries. Each of Buyer, Eastern and the Sellers will use its commercially reasonable efforts to consummate the applicable Inventory Closing Dates as soon as practical following the later of the Closing Date or the applicable Installation on a mutually agreed upon schedule. On the applicable Inventory Closing Date with respect to each Location, Buyer and/or Eastern will pay to the Sellers the applicable Inventory Closing Date Payment, and the Sellers shall deliver to Buyer and/or Eastern (as instructed by Buyer and Eastern):

(a) The Instrument of Assignment and Assumption with respect to the Purchased Assets for such Location;

(b) All Record Data related to such Location in accordance with Section 7.3; and

(c) With respect to the Operate Location Pharmacies, the Patient Charges Certificate related to such Location.

On each Inventory Closing Date, Buyer and/or Eastern shall also be permitted to make payments to the Indemnity Escrow Account permitted pursuant to Section 3.2(d).

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FMRX, FAMILYMEDS AND ARROW

Except as otherwise set forth in reasonable detail in the FMRX SEC Reports filed with the SEC prior to the date hereof (but not including any exhibits (other than FMRX’s consolidated financial statements) or schedules thereto or forward-looking statements contained in the FMRX SEC Reports) or the Disclosure Schedules (which Disclosure Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Disclosure Schedules relates; provided, however, that any information set forth in one Section of the Disclosure Schedules will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent from the face of the disclosure), FMRX, Familymeds and Arrow, as applicable, represent and warrant to Buyer and Eastern as follows:

5.1. Organization and Authority.

(a) FMRX is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and other authority, subject to the FMRX Stockholder Approval, to execute, deliver and perform this Agreement, the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder. This Agreement, the Indemnity Escrow Agreement and the transactions contemplated hereby and thereby have been approved by the Board of Directors of FMRX. This Agreement has been duly authorized, executed and delivered by FMRX and, subject to the FMRX Stockholder Approval, is the legal, valid and binding obligation of FMRX enforceable in accordance with its terms, and the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder, have been duly authorized by FMRX and upon execution and delivery thereof by FMRX will be legal, valid and binding obligations of FMRX enforceable in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles. The approval of the holders of FMRX’s outstanding common stock in compliance with FMRX’s bylaws and Section 78.565 of the NRS (the “FMRX Stockholder Approval”) is the only action of any holders of capital stock of FMRX that is necessary for the approval of this Agreement and the transactions contemplated hereby by the holders of FMRX’s capital stock.

(b) Familymeds is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has the corporate power and other authority to execute, deliver and perform this Agreement, the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder. This Agreement, the Indemnity Escrow Agreement and the transactions contemplated hereby have been approved by the Board of Directors of Familymeds. This Agreement has been duly authorized, executed and delivered by Familymeds and is the legal, valid and binding obligation of Familymeds enforceable in accordance with its terms, and the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder, have been duly authorized by Familymeds and upon execution and delivery thereof by Familymeds will be legal, valid and binding obligations of Familymeds enforceable in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles. The approval of FMRX, as sole shareholder of Familymeds, is the only action of any holder of capital stock of Familymeds that is necessary for the approval of this Agreement and the transactions contemplated hereby by the holders of Familymeds’ capital stock.

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(c) Arrow is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has the corporate power and other authority to execute, deliver and perform this Agreement, the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder. This Agreement, the Indemnity Escrow Agreement and the transactions contemplated hereby have been approved by the Board of Directors of Arrow. This Agreement has been duly authorized, executed and delivered by Arrow and is the legal, valid and binding obligation of Arrow enforceable in accordance with its terms, and the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder, have been duly authorized by Arrow and upon execution and delivery thereof by Arrow will be legal, valid and binding obligations of Arrow enforceable in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles. The approval of FMRX, as sole shareholder of Arrow, is the only action of any holder of capital stock of Arrow that is necessary for the approval of this Agreement and the transactions contemplated hereby by the holders of Arrow’s capital stock.

5.2. No Conflicts. Subject to the FMRX Stockholder Approval, the filing of the FMRX Proxy Statement and obtaining any consents set forth on Schedule 5.2 or Exhibit B, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will: (a) conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a material default, a material event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (i) the articles or certificate of incorporation or bylaws of any of the Sellers or (ii) any Assumed Contract or material Contract, agreement or understanding to which any of the Sellers is a party; (b) conflict with any order from a Governmental Body or any Requirements of Law to which any of the Purchased Assets is subject or by which any of the Sellers is bound; or (c) require in any material respect, the approval, consent, authorization or act of, or the making by any of the Sellers of any declaration, filing or registration with, any Person, except as provided under the HSR Act.

5.3. Taxes.

(a) Except as set forth on Schedule 5.3, (i) the Sellers have, in respect of the Business and the Purchased Assets, filed all Tax Returns which are required to be filed and have paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable or for which Buyer or Eastern may otherwise have any transferee liability; (ii) all such Tax Returns are complete and accurate in all material respects; (iii) the Sellers’ Tax Returns in respect of the Business and the Purchased Assets for taxable periods for which the period of limitations for the assessment of Taxes has not expired have not been audited by the relevant taxing authorities; (iv) no Seller is currently the beneficiary of any extension of time within which to file any Tax Return in respect of the Business and the Purchased Assets; (v) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Business and the Purchased Assets, and, to the best of the Sellers’ knowledge, no basis exists therefor; (vi) the Sellers have not waived or been requested to waive any statute of limitations in respect of Taxes associated with the Business and the Purchased Assets which waiver is currently in effect; (vii) all Taxes required to be withheld by the Sellers (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business; and (viii) none of the Purchased Assets is properly treated as owned by persons other than the Sellers for income Tax purposes.

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(b) No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury regulations thereunder. Except as set forth on Schedule 5.3, no payment, or other benefit to any Transferred Employee, and no vesting of any options, payments or other benefits to any Transferred Employee will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury regulations thereunder be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

(c) None of the Sellers is a “foreign person” within the meaning of Section 1445 of the Code.

5.4. Title and Sufficiency. The Sellers own all of the Purchased Assets, free and clear of all Encumbrances (except (a) Permitted Encumbrances, (b) Encumbrances under the terms of the Sellers’ indebtedness as set forth on Schedule 5.4, all of which shall be released as of the Closing Date or the applicable Inventory Closing Date, (c) restrictions on assignability or changes in ownership set forth in Assigned Contracts or under applicable Requirements of Law, and (d) as set forth in Schedule 5.4). The Sellers have good and marketable title to the Tupelo Property free and clear of all Encumbrances (except Permitted Encumbrances and except as set forth on Schedule 5.4). On the Closing Date or the applicable Inventory Closing Date, the Sellers will transfer to Buyer and Eastern all of the Purchased Assets subject to no Encumbrances (except Permitted Encumbrances and Encumbrances of the kind referred to in clause (c) of the parenthetical in the immediately preceding sentence). Except for corporate and administrative services, on-site technology, software, corporate-level equipment, “point of sale” systems, computers, any leased equipment that is not subject to an Assumed Contract, third-party payor agreements and any non-transferable permits from any Governmental Body, the Purchased Assets constitute all the assets necessary, in all material respects, for the operation of the Purchased Worksite Pharmacies and the Purchased Operate Location Pharmacies as currently conducted.

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5.5. Financial Schedules. Set forth on Schedule 5.5 are selected unaudited prescription operations data (the “Rx Operations Data”) for each of the Operate Location Pharmacies, Existing Worksite Pharmacies and File-Transfer Locations, in each case, for the period commencing January 1, 2006 and ending November 25, 2006, and (ii) unaudited total revenues reports and certain unaudited balance sheet data (subject to purchase) and unaudited selling, general and administrative expenses for (w) each of the Operate Location Pharmacies, Existing Worksite Pharmacies and File-Transfer Locations, (x) Sellers’ pharmacies not being purchased by Buyer or Eastern, (y) Sellers’ corporate and administrative services, and (z) Sellers’ other businesses, including its internet business (collectively, the “Revenue, SG&A and Balance Sheet Data”), in each case as of (in the case of the balance sheet data) and for the period ended (in the case of the revenue and selling, general and administrative data) September 30, 2006 (the “Balance Sheet Date”). The Rx Operations Data and the Revenue, SG&A and Balance Sheet Data have been compiled from source books, records, pharmacy system and financial reports of FMRX and its Subsidiaries. The Rx Operations Data and the Revenue, SG&A and Balance Sheet Data fairly reflects in the aggregate, in all material respects, the prescription operating data, revenues and balance sheet data (subject to purchase), and the selling, general and administrative expenses, in each case, for the locations specified on Schedule 5.5 and for the periods set forth therein. The Sellers cost files for inventory at any date, and from time to time, reflect the actual costs of inventory that would be charged by McKesson or other applicable suppliers as of such date.

5.6. No Undisclosed Liabilities. The Sellers have no material liabilities, claims or indebtedness related primarily to the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether due or to become due, except liabilities that (i) are set forth in the financial schedules in Schedule 5.5 or in the FMRX SEC Reports filed with the SEC prior to the date hereof or (ii) were incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and are of the same nature and amount as the liabilities set forth on Schedule 5.5.

5.7. Absence of Certain Changes or Events. From the Balance Sheet Date through the date hereof, the Sellers have conducted the Business in the ordinary course in all material respects consistent with past practice, and, since such date, there has not been any Material Adverse Effect. Except as set forth in Schedule 5.7, from the Balance Sheet Date through the date hereof, the Sellers have not taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 7.6 hereof.

5.8. SEC Filings. FMRX has made available to Buyer (through reference to documents filed by EDGAR or otherwise) accurate and complete copies of all FMRX SEC Reports. As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the filing date of such amending or superseding filing), all of the FMRX SEC Reports (i) were prepared in accordance with and complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FMRX SEC Reports and, (ii) to the Knowledge of FMRX, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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5.9. Assumed Contracts. The Sellers have made available to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 5.9, including all Real Estate Leases and Worksite Agreements, together with all modifications and supplements thereto (the “Assumed Contracts”). Each of the material Assumed Contracts is in full force and effect in accordance with its terms. None of the Sellers is in breach of any of the material provisions of any such material Assumed Contract, nor, to the Knowledge of the Sellers, is any other party to any such material Assumed Contract in default thereunder. Each of the Sellers have performed all material obligations required to be performed by it to date under each material Assumed Contract.

5.10. Suppliers, Distributors and Third Party Payors. Set forth in Schedule 5.10 are the names and addresses of (during the twelve months ending December 31, 2006) (a) the ten (10) largest suppliers or wholesalers to the Sellers, measured by value of goods supplied, (b) all Persons who have, since January 1, 2006, provided shipping and distribution services to the Business in excess of $25,000 in fees, and (c) the Sellers’ twenty-five (25) largest payors, measured by percentage of revenue. To the Knowledge of the Sellers, as of the date hereof, no distributor, payor, wholesaler, customer, supplier or other Person with a material business relationship with the Sellers has any intention to cease or substantially reduce the use or supply of products, goods or services of or to the Business or return any products of the Business,

5.11. Prescription Volume. Schedule 5.11 sets forth, as of the date of this Agreement, the average weekly prescription count at each of the Operate Location Pharmacies, Worksite Pharmacies and File-Transfer Locations over the preceding twelve months (the “Current Prescription Volume”). Such prescriptions have arisen from bona fide, legal transactions.

5.12. Owned Real Property. Except for the Tupelo Property, the Sellers do not own, beneficially or of record, any real property used in the Business. Except as set forth on Schedule 5.12, none of the Sellers has granted any leasehold interests or other rights to any third parties with respect to the Tupelo Property. All public utilities, including water, sewer, gas, electric, telephone and drainage facilities, give adequate service to the Tupelo Property, and the Tupelo Property has unencumbered access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Body. Complete and correct copies of any title policies, surveys, appraisals and environmental reports in the Sellers’ possession or any policies of title insurance currently in force and in the possession of the Sellers with respect to the Tupelo Property have heretofore been delivered by the Sellers to Buyer.

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5.13. Leased Real Property.

(a) The Real Estate Leases and Worksite Agreements set forth on Exhibit B comprise all leasehold interests in the Premises. None of the Sellers have pledged, encumbered or hypothecated its right, title or interest in any Real Estate Lease, Worksite Agreement or Premises. The Sellers have provided Buyer with true and correct copies of each Real Estate Lease and Worksite Agreement and all amendments, addendums and attachments thereto. Subject to obtaining the Required Lease Consents and subject to the occurrence of the Closing, the Sellers will transfer to Buyer or Eastern, as applicable, the Sellers’ interests in the leasehold estates covered by the Assumed Real Estate Leases free of any Encumbrance granted by any of the Sellers. Subject to obtaining the Required Worksite Consents subject to the occurrence of the Closing, the Sellers will transfer to Buyer or Eastern, as applicable, the Sellers’ interests in the leasehold estates covered by the Assumed Worksite Agreements free of any Encumbrances granted by any of the Sellers. The Sellers enjoy peaceful and undisturbed possession of all the Premises, and each of the Sellers have in all material respects performed all the obligations with respect thereto required through the date of this Agreement to be performed by it.

(b) No Seller is, or, to the Knowledge of the Sellers, alleged to be, in material breach or default under any Real Estate Lease or Worksite Agreement and, to the Knowledge of the Sellers, there is no event that, but for the passage of time or the giving of notice or both, would constitute or result in any such material breach or default. To the Knowledge of the Sellers, no third party to any Real Estate Lease or Worksite Agreement is in material breach or default of any Real Estate Lease or Worksite Agreement. To the Knowledge of the Sellers, there is no event that, but for the passage of time or the giving of notice or both, would constitute or result in any such material breach or default.

(c) The Tupelo Property is not, and, to the Knowledge of the Sellers, none of the Premises are, subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of the Sellers, no such condemnation or other taking is threatened or contemplated.

5.14. Personal Property. Schedule 5.14 contains a list of all machinery, equipment, vehicles, furniture and other tangible personal property (other than inventory) owned by the Sellers having an original cost of $2,500 or more and used in or relating to the Business (not including the File-Transfer Locations). The property listed on Schedule 5.14 is and shall be as of the applicable Inventory Closing Date in good working order and condition, in all material respects, free of defect or damage, ordinary wear and tear excepted. Between the date hereof and the applicable Inventory Closing Date, there will not be a material reduction in the property listed on Schedule 5.14. Except for leases of computers, photocopiers, postage machines and other similar office equipment, there is no personal property leased to Sellers located at any of the Locations. Within thirty (30) days of the date hereof, Sellers shall deliver to Buyer a list of all such equipment subject to a lease. To the extent Buyer or Eastern desire to assume any such lease, Sellers shall use commercially reasonable efforts to assign such lease (or the applicable portion thereof) to Buyer or Eastern, as applicable.

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5.15. Intellectual Property; Software.

(a) Schedule 5.15(a) contains a list of all registered Copyrights, applications to register Copyrights, in each case, owned by any of the Sellers with respect to the Worksite Pharmacies, and Patent Rights and Trademarks (including all assumed or fictitious names under which any of the Sellers are conducting business or have within the previous five years conducted business) owned by, licensed to or used by any of the Sellers with respect to the Worksite Pharmacies.

(b) Schedule 5.15(b) contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by any of the Sellers with respect to the Worksite Pharmacies, except Software licensed to any of the Sellers that is commercially available and subject to “shrink-wrap,” “click-through” or similar license agreements.

(c) Schedule 5.15(c) contains a list and description of all material agreements, Contracts, licenses, sublicenses, assignments and indemnities with respect to the Worksite Pharmacies that relate to: (i) any Copyrights, Patent Rights or Trademarks required to be identified on Schedule 5.15(a); (ii) any Trade Secrets owned by or licensed to any of the Sellers or (iii) any Software required to be identified on Schedule 5.15(b).

(d) Except as expressly stated in Schedule 5.15(d): (i) the Intellectual Property included in the Purchased Assets is not subject to any license (royalty bearing or royalty free) and is not subject to any other arrangement requiring any payment to any Person or the obligation to grant rights to any Person in exchange; (ii) the Licensed Rights included in the Purchased Assets are free and clear of any royalties, obligations or Encumbrances; and (iii) the Sellers have the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property included in the Purchased Assets.

(e) Except as expressly stated in Schedule 5.15(e), the Intellectual Property and the Licensed Rights included in the Purchased Assets are in all material respects valid and in force, and the validity of the Intellectual Property and title thereto and validity of the Licensed Rights included in the Purchased Assets: (i) have not been questioned in any prior action, suit, investigation or proceeding; (ii) are not being questioned in any pending action, suit, investigation or proceeding; and (ii) to the Knowledge of the Sellers, are not the subject(s) of any threatened action, suit, investigation or proceeding.

(f) Except as expressly stated in Schedule 5.15(f): (i) the Worksite Business, as presently conducted, does not conflict with and, to the Knowledge of the Sellers, has not been alleged to conflict with any Patents, Trademark, Trade Secret, Copyrights or other rights of others; (ii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property or the right to use any of the Licensed Rights included in the Purchased Assets; and (iii) there are no third parties using any of the Intellectual Property that is material to the Worksite Business as presently conducted.

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(g) Except as expressly stated in Schedule 5.15(g): (i) the Sellers own, or possesses valid rights to, all Software that is material to the conduct of the Worksite Business; and (ii) there are no infringement suits, actions or proceedings pending or, to the Knowledge of the Sellers, threatened against any of the Sellers with respect to any Software owned or licensed by the Sellers.

5.16. Employee Matters.

(a) Set forth on Schedule 5.16(a) is a list of all employees of the Sellers who are employed at any of the Operate Location Pharmacies, Worksite Pharmacies or File-Transfer Locations on the date hereof (each, a “Business Employee”), including their full legal name, position, salary, bonus and other compensation information. Schedule 5.16(a) shall be updated as necessary to reflect new hires or other personnel changes occurring between the date hereof and Closing or to add employees, other than Business Employees, whom Buyer (in consultation with such employee) hires in connection with this transaction. Except set forth on Schedule 5.16(a), no Seller is bound by any oral or written employment agreement, consulting agreement, or deferred compensation agreement, in each case with respect to any Business Employee. Except as described on Schedule 5.16(a), no Business Employee is a party to any collective bargaining agreement. As related to the Business Employees, no Seller is nor has ever been subject to any affirmative action obligations under any Requirements of Law with respect to any current or former Business Employees, including Executive Order 11246, or is or has been a government contractor for purposes of any Requirements of Law with respect to the terms and conditions of employment of any current or former Business Employees.

(b) Set forth on Schedule 5.16(b) is a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, retention, severance or similar Contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance or retention benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by FMRX or any of its Affiliates or by which any of them are bound, and which covers any Business Employee as of the date hereof (all of the foregoing collectively referred to as the “Employee Plans”). Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified, and no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification. Each Employee Plan is now and has been operated in all material respects in accordance with its terms and the Requirements of Law, including ERISA and the Code. FMRX has made all required contributions to the Employee Plans, except for any contribution which is not yet due and payable. None of the Purchased Assets is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code.

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5.17. Employee Relations. Except as set forth in Schedule 5.17, with respect to the Business, each of the Sellers have complied in all material respects with all applicable Requirements of Laws relating to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Each of the Sellers believe that, as of the date hereof, its relations with its employees with respect to the Business are satisfactory. No Seller is a party to, and no Seller with respect to the Business is affected by or, to the Knowledge of Sellers, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of such Seller with respect to the Business. No Seller, with respect to the Business, is adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of such Seller with respect to the Business. Schedule 5.17 sets forth a description of any union organizing or election activities involving any non-union employees of any of the Sellers with respect to the Business that have occurred since January 1, 2005 or, to the Knowledge of the Sellers, are threatened as of the date hereof.

5.18. Legal Proceedings.

(a) Except as described in Schedule 5.18, there are no material claims, actions, suits or proceedings pending or, to the Sellers’ Knowledge, threatened by or against any of the Sellers relating to or affecting the Business or the Purchased Assets.

(b) Except as described in Schedule 5.18, there are no material judgments, decrees, orders, writs, injunctions, rulings, decisions or awards of any court or Governmental Body to which the Business or any of the Purchased Assets is subject. No Seller has received any notice of material complaints filed against such Seller under HIPAA or applicable patient privacy and data protection laws and, to the Sellers’ Knowledge, no such violation exists.

5.19. Compliance With Law; Permits; Medicare and Medicaid.

(a) Each of the Sellers have obtained all material licenses, permits, approvals and other authorizations from a Governmental Body that are necessary to entitle the Sellers to own or lease, and operate and use the Purchased Assets and to carry on the Business as currently conducted. Schedule 5.19 sets forth a list of all such material licenses, permits, approvals and other authorizations used in the Business (collectively, the “Permits”), and Sellers shall provide a list of all NCPDP, Medicare, Medicaid or other billing or similar numbers used in the Business no later than 10 days after the date hereof.

(b) No Seller is in violation, nor has been in violation in the preceding three years, in any material respect of any Requirements of Laws with respect to the Business or the Purchased Assets. None of the Sellers nor, to the Knowledge of the Sellers, anyone acting on behalf of the Sellers has received or filed for any Medicare or Medicaid overpayments. To the Sellers’ Knowledge, all Medicare, Medicaid and third party reports and claims filed or required to be filed by or on behalf of the Sellers have been timely filed and are complete and accurate in all material respects. Such reports and claims properly claim and disclose all information and other items to be disclosed for the periods covered thereby. None of the Sellers, any director, officer or employee of the Sellers or any Affiliate of the Sellers has been excluded from participation in any government healthcare payment program, including Medicare or Medicaid, nor are any of the foregoing Persons aware of any pending or threatened investigation or government action that may lead to such exclusion, fine or other remedy.

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(c) Without limiting the generality of the foregoing,

(i) to the Knowledge of the Sellers except as set forth on Schedule 5.19, (x) no payment program, including Medicare, TRICARE, Medicaid, worker’s compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs (the “Payment Programs”), has requested or threatened any material recoupment, refund, or set-off from any of the Sellers except in the ordinary course of the Business consistent with past practice; and (y) since January 1, 2005, no Payment Program has imposed a fine, penalty or other sanction on any of the Sellers and no Seller has been excluded or suspended from participation in any material Payment Program; and

(ii) since January 1, 2005, none of the Sellers, nor, to the Knowledge of the Sellers, any employee, with respect to actions taken in connection with their employment by the Sellers, (A) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), including Medicare or Medicaid, nor, to the Knowledge of the Sellers, are any of the foregoing Persons aware of any pending or threatened investigation or government action that would be reasonably likely to lead to such an exclusion, (C) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance, (D) has failed to comply with the requirements of Section 340B of the Public Health Service Act, (E) is now or has ever been listed on the office of the Inspector General’s excluded persons list, or (F) has been a party to or subject to any action concerning any of the matters described above in clauses (A) through (E).

(d) Except as may be disclosed in any environmental audit, assessment or study conducted pursuant to Section 7.22, none of the Sellers has, and to the Sellers’ Knowledge, no other Person has, used any Hazardous Substances, or placed or stored any Hazardous Substances at, in, under, or about, either the Purchased Assets (other than the File-Transfer Locations) or the Premises in a manner that requires response, remedial, corrective action or cleanup of any kind under any applicable Environmental, Health and Safety Requirements and no Hazardous Substances generated by the operation of the Business or Purchased Assets have be sent for treatment or disposal at any site that requires response, remedial, corrective action or cleanup of any kind under any applicable Environmental, Health and Safety Requirements.

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5.20. Warranties. Except as set forth on Schedule 5.20, all pharmaceuticals and other products marketed, sold, distributed, delivered or licensed by the Sellers or their Affiliates with respect to the Business at any time since May 1, 2003 have been in conformity, in all material respects, with all applicable express or implied warranties.

5.21. Sale Process. Schedule 5.21, sets forth a materially complete description of the Sale Process undertaken by FMRX and its agents in offering the Purchased Assets for sale to third parties and a substantially similar description will be included in the FMRX Proxy Statement. FMRX and its agents acted diligently, in good faith and at arm’s length to achieve the highest value in the marketing of the Purchased Assets and the solicitation of proposals from potential purchasers.

5.22. Fairness Opinion. FMRX has received an opinion from JMP Securities dated as of February 7, 2007, to the effect that, as of such date, and subject to the qualifications, limitations and assumptions set forth therein, assuming consummation of certain transactions (including the transactions contemplated by this Agreement) and actions authorized by the Plan of Complete Liquidation and Dissolution, the consideration to be received by holders of the common stock of FMRX would be fair, from a financial point of view, all as more fully set forth in such fairness opinion (the “Fairness Opinion)”. A true, correct and complete copy of the Fairness Opinion has been delivered to the Buyer as of the date hereof.

5.23. Solvency.

(a) The Sellers are and will be Solvent as of the Closing Date and the transactions contemplated by this Agreement will not render the Sellers Insolvent.

(b) As of the Closing Date, no Seller is engaged in business or transactions, nor is about to engage in business or transactions, for which any property remaining with such Seller immediately after the Closing Date constitutes unreasonably small capital with which to engage in such business or transactions.

(c) By entering into this Agreement and consummating the transactions contemplated in this Agreement, none of the Sellers intend to incur, nor believe that it will incur, debts that will be beyond such Seller’s ability to pay as such debts mature.

(d) The Sellers are not entering into the transactions contemplated by this Agreement or incurring any obligation pursuant to this Agreement with the intent to hinder, delay or defraud any creditor to which the Sellers are indebted on the Closing Date or any creditor to which the Sellers may become indebted after the Closing Date.

5.24. Affiliate Transactions. Except as set forth on Schedule 5.24, no Affiliate of any of the Sellers and no employee, officer or director of any of the Sellers or any of their respective Affiliates (a) owns, directly or indirectly, in whole or in part, any Permits, real property, leasehold interests or other property, the use of which is necessary for the operation of the Business (other than with respect to the File-Transfer Locations), (b) has any claim or cause of action or any other action, suit or proceeding against, or owes any amount to any of the Sellers related to the Business, or (c) is a party to any Contract related to the Business (other than with respect to the File-Transfer Locations) pursuant to which any of the Sellers provide to, or receive services from, any such Person, except as to any such individual in his or her capacity as a Business Employee.

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5.25. Broker. Except as set forth on Schedule 5.25, none of the Sellers, nor any Person acting on any of the Sellers’ behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER AND EASTERN

As an inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Eastern, as applicable, hereby represent and warrant to each of the Sellers and agree as follows:

6.1. Organization of Buyer and Eastern. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has full corporate power and authority to carry on its business as now conducted. Eastern is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority to carry on its business as now conducted

6.2. Authorization. Each of Buyer and Eastern has the full corporate power and authority to enter into this Agreement, the Indemnity Escrow Agreement and all documents and agreements required to be delivered hereunder to which Buyer or Eastern is or will be a party, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by each of Buyer and Eastern of this Agreement, the Indemnity Escrow Agreement and the actions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of each of Buyer and Eastern and no other corporate proceedings on the part of Buyer and Eastern are necessary with respect hereto or thereto. This Agreement has been duly authorized, executed and delivered by each of Buyer and Eastern and is the legal, valid and binding obligation of Buyer and Eastern enforceable in accordance with its terms, and the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder by either Buyer or Eastern have been duly authorized by Buyer and Eastern, as applicable, and upon execution and delivery by Buyer and Eastern will be a legal, valid and binding obligation of Buyer and Eastern enforceable in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

6.3. Non-Contravention. Neither the execution and delivery of this Agreement, the Indemnity Escrow Agreement or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, in each case by Buyer and Eastern, as applicable, will:

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(a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon, any of the assets of Buyer or Eastern, under (i) the certificate of incorporation or by-laws of Buyer or Eastern, (ii) any material agreement, note, instrument, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer or Eastern is a party or any of their respective assets or business is subject or by which Buyer or Eastern is bound, (iii) any order, writ, injection or decree to which Buyer or Eastern is a party or any of their respective assets or business is subject or by which Buyer or Eastern is bound or (iv) any Requirements of Laws affecting Buyer or Eastern or their respective assets or business, except as provided under the HSR Act; or

(b) require the approval, consent, authorization or act of, or the making by Buyer or Eastern of any declaration, filing or registration with, any Person, and such other approvals, consents, authorizations or acts the failure of which to be obtained or made would not materially impair the ability of Buyer or Eastern to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

6.4. Sufficient Funds. Buyer and Eastern have, and on the Closing Date and the Inventory Closing Dates, as applicable, will have, sufficient funds available to enable Buyer and Eastern to pay the Purchase Price pursuant to the terms of this Agreement. Buyer and Eastern will not require any third party financing to consummate the transactions contemplated by this Agreement

6.5. No Other Representations or Warranties. Buyer and Eastern acknowledge that none of the Sellers nor any other Person is making or has made any express or implied representation or warranty with respect to any of the Sellers or any of their respective Affiliates, except as expressly set forth in this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Employees.

(a) Unless otherwise agreed to by Buyer, between the date hereof and the applicable Inventory Closing Date, the Sellers shall (i) continue to offer employment to each of the Business Employees, subject to normal workplace practices and discipline, and (ii) not transfer the Business Employees, or offer the Business Employees an employment position, outside of the Purchased Operate Location Pharmacies, Purchased Worksite Pharmacies or File-Transfer Locations, in each case except for short-term assignments that terminate prior to the applicable Inventory Closing Date as required for the prudent operation of the Sellers’ business, taken as a whole. In addition, between the date hereof and the applicable Inventory Closing Date, the Sellers shall inform Buyer if any Business Employee has terminated or given notice of their termination of employment at the Purchased Operate Location Pharmacies, Purchased Worksite Pharmacies or File-Transfer Locations.

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(b) After the applicable Inventory Closing Date for the respective Location, Buyer shall offer employment to all or substantially all of the Business Employees from such Location who satisfy Buyer’s generally-applicable hiring standards. The foregoing shall be applicable with respect to any such Business Employee who is absent from active employment as of the Closing Date only to the extent that the Employee has legally-protected reemployment rights. Such a Business Employee described in the preceding sentence who presents himself or herself to Buyer ready for active work within the time required by law to preserve such legally-protected reemployment rights shall be offered employment by Buyer as of the date on which he or she presents himself or herself to Buyer ready for active work. Any employees who accept Buyer’ offer of employment (each, a “Transferred Employee”) shall be employed on substantially similar terms as currently available to similarly situated employees of Buyer. Any Transferred Employee will be deemed terminated by the Sellers and hired by Buyer, effective upon the hiring of such employee by Buyer. Any Business Employee who is not a Transferred Employee will be terminated or retained by the Sellers, in their discretion.

(c) Nothing herein contained shall be considered or construed as an agreement to employ any Business Employee for any period of time. Buyer assumes no obligation with respect to any of the Sellers’ employees, whether hired by Buyer or not, for any benefit, perquisite or remuneration accrued or earned while under the Sellers’ employ. Without limiting the generality of the foregoing, Buyer shall have no obligation or liability for such employees’ accrued vacation time, bonuses, awards, commissions, salaries, reimbursements of any kind, health or disability benefit, insurance, severance pay, pension or profit sharing interests or any other benefits, compensation or remuneration of any nature whatsoever.

(d) The benefits of Transferred Employees under the Employee Plans (if and to the extent applicable) will be determined as of Closing in accordance with the terms of the applicable Employee Plans. Except as expressly set forth herein, no assets or liabilities of any Employee Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates.

(e) Buyer will make available to Transferred Employees such benefits as are currently made available to similarly situated employees of Buyer. Within the time period required by applicable law, the Sellers shall pay to each Transferred Employee the amount of all accrued unpaid vacation pay credited to the Transferred Employee as of the applicable Inventory Closing Date. Buyer will cause all employee benefit plans and programs of Buyer and its Affiliates to recognize all service of Transferred Employees with the Sellers or any of their respective Affiliates (to the extent such service was recognized under the comparable Employee Plans as of the applicable Inventory Closing Date) for purposes of vesting and eligibility under Buyer’s employee benefit plans (other than any retiree health benefit plan) and for purposes of determining the length of annual vacation, number of sick days and amount of severance benefits.

(f) No provision of this Section 7.1 shall create any third party beneficiary or other rights in any Business Employee (including any beneficiary or dependent thereof, and further including the Transferred Employees) of the Sellers or of any of their respective Affiliates in respect of employment with Buyer or any of its Affiliates and no provision of this Section 7.1 shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after Closing any such plans or arrangements of Buyer or any of its Affiliates.

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7.2. Non-competition.

(a) In furtherance of the sale of the Purchased Assets to Buyer and Eastern hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets so sold, for a period of three (3) years after the Closing Date, FMRX shall not, and shall cause its Subsidiaries not to, in any manner whatsoever, directly or indirectly operate, own, lease, engage or participate in as an owner, landlord, partner, employee, joint venturer, shareholder, director, assignor, seller, transferor, or as a sales or marketing agent or otherwise, in, for, or in connection with any Competing Business. For purposes of this Agreement, “Competing Business” means: (i) any Worksite Business or (ii) any retail drug store, clinic pharmacy, pharmacy business or other business which (x) requires a pharmacy license and (y) competes with the Business as conducted by Buyer or Eastern after the date hereof within a radius of five (5) miles from any Operate Location Pharmacies (other than any Excluded Operate Location Pharmacies), any Worksite Pharmacies (other than any Excluded Worksite Pharmacies) or any File-Transfer Locations.

(b) For a period of three (3) years after the Closing Date, FMRX shall not, and shall cause its Subsidiaries not to, directly or indirectly solicit or induce any Person who filled a prescription in the twelve (12) month period ending on the Closing Date at any File-Transfer Locations, Purchased Worksite Pharmacies or Purchased Operate Location Pharmacies to discontinue such Person’s practice of filling prescriptions at such Locations.

(c) For a period of three (3) years after the Closing Date, to the extent that any of the Sellers remain a party to any Real Estate Lease at any File-Transfer Location or own the real property at a File-Transfer Location after the Closing Date, FMRX shall not, and shall cause its Subsidiaries not to, transfer, lease or sublease the real property at such File-Transfer Location to any Competing Business. In addition, the parties agree to the matters set forth in Schedule 7.2(c).

(d) For a period of two (2) years after the Closing Date, FMRX shall not, and shall cause its Subsidiaries not to, solicit, recruit or hire any employee of the Business at the date of this Agreement who becomes a Transferred Employee and shall not encourage any such employee to leave the employment of Buyer or Eastern; provided, that the provisions of this Section 7.2(d) shall not apply with respect to any employee who responds to a public advertisement by FMRX.

(e) Each of the Sellers covenants and agrees that, except as required by any Requirements of Law, it shall not and it shall use commercially reasonable efforts to ensure that its Affiliates do not, divulge to any Person any Confidential Information of Buyer or Eastern or the Business.

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(f) The parties hereby recognize, acknowledge and agree that the territorial and time limitations contained in this Agreement are reasonable and properly required for the adequate protection of the business to be conducted by Buyer and Eastern with the Purchased Assets. The parties further agree that the geographical and temporal restrictions referred to in this Section 7.2 are divisible and severable. The parties acknowledge that inclusion of this Section 7.2 in the Agreement is a material inducement to Buyer and Eastern to enter into this Agreement and pay the Purchase Price

(g) Notwithstanding the foregoing, nothing in this Section 7.2 shall prevent the Sellers or their successors from (i) owning and operating the Excluded Businesses in their current locations or (ii) purchasing or otherwise acquiring, up to a non-controlling interest, of any class of securities of any Competing Business enterprise that may be competitive with Buyer and Eastern and the Purchased Operate Location Pharmacies or the Purchased Worksite Pharmacies (but without other participation in the activities of such enterprise) as long as such securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Exchange Act.

7.3. Records and Data.

(a) The parties agree that Buyer and the Sellers will engage Infowerks (the “Data Converter”) to convert the Sellers’ prescription file and record data in electronic form that are included in the Purchased Assets (the “Record Data”) to a format specified by Buyer. After obtaining the FMRX Stockholder Approval, the Sellers shall provide such access, information and cooperation to the Data Converter as may be required to enable the Data Converter to deliver the Record Data to Buyer (i) with respect to each of the File-Transfer Locations, at least two (2) business days prior to the Closing Date and (ii) with respect to each of the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies, at least two (2) business days prior to the applicable Inventory Closing Date; provided, that prior to the applicable Inventory Closing Date (or, with respect to the File-Transfer Records, the Closing Date) such Record Data shall be maintained and segregated in Buyer’s computer systems and access to such data shall not be transferred and made accessible to any pharmacy locations until the applicable Inventory Closing Date (or, with respect to the File-Transfer Records, the Closing Date), and shall be limited to corporate-level employees and only for purposes of quality assurance and preparing to transition such data from the Sellers to Buyer; provided, further, that if any Inventory Closing Date does not occur within 90 days of the Closing Date, Buyer shall delete and destroy the applicable Record Data (and any copies thereof) so that such Record Data may not be accessed by Buyer or Eastern or any of their respective Affiliates. In the event that the Sellers fail to comply with their obligations as set forth in this Section 7.3(a) and as a result of such failure the Record Data is not or cannot be delivered from Buyer’s corporate-level systems to the applicable pharmacy systems as of the applicable Inventory Closing Date, Buyer, at Buyer’s sole discretion, may delay the applicable Inventory Closing Date until the Record Data is delivered to Buyer’s pharmacy systems. For the avoidance of doubt, the costs and Expenses of the Data Converter are to be shared equally by Buyer, on the one hand, and the Sellers, on the other hand, as part of the Inventory Closing Shared Expense Amount. Notwithstanding anything else to the contrary, upon Buyer’s receipt of the File-Transfer Records pursuant to this Section 7.3(a), Buyer or Eastern, as applicable, will be obligated to pay to Sellers the portion of the Purchase Price allocable to such File-Transfer Records, Sellers will be obligated to sell, transfer and assign to Buyer or Eastern all of its rights, title and interest to such File-Transfer Records, free and clear of all Encumbrances (other than Permitted Encumbrances) and each of the parties will be obligated to make the other deliveries required by Article IV with respect to such File-Transfer Records.

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(b) In addition, the Sellers agree to make the computer hardware, computer software and electronic data currently used for record keeping purposes available to Buyer and Eastern for up to six (6) months after the Closing Date.

(c) The Sellers have, with respect to each of the Purchased Operate Location Pharmacies, Purchased Worksite Pharmacies and File-Transfer Locations, maintained an accurate log of all disclosures, to the extent any have been made, as of April 14, 2003, of Protected Health Information (“PHI”), as that term is defined in HIPAA.

7.4. Patient Letters. Buyer will, at its own expense, engage Tribune Direct (the “Third Party Distributor”) to notify each customer who has had a prescription filled or refilled at any File-Transfer Location within the last two years by mailing each of them a letter in form and substance reasonably satisfactory to the parties; provided, that (a) such mailing will occur after the Closing Date or applicable Inventory Closing Date and (b) FMRX shall have the right to review and comment on the contents of any such correspondence prior to mailing, and Buyer shall incorporate FMRX’s reasonable comments in such correspondence. The parties agree that, promptly after its delivery of the Record Data related to the File Transfer Locations to Buyer in accordance with Section 7.3, and subject to obtaining reasonable assurance from Buyer of compliance with applicable Requirements of Law regarding patient confidentiality, the Data Converter will provide the Record Data to the Third Party Distributor in order to enable the Third Party Distributor to assemble and distribute such letters promptly after the Closing Date or the applicable Inventory Closing Date. Sellers shall instruct the Data Converter not to deliver the File-Transfer Records to the Third Party Distributor until after it delivers such Record Data to Buyer in accordance with Section 7.3. Buyer shall instruct the Third Party Distributor not to distribute such letters prior to the Closing Date or the applicable Inventory Closing Date.

7.5. Matters Related to Prescriptions. Prior to the applicable Inventory Closing Date, the Sellers shall use commercially reasonable efforts to fill and deliver to customers of Operate Location Pharmacies and Worksite Pharmacies any partial-fill prescriptions with a remaining quantity balance (“IOU Prescriptions”). For any IOU Prescriptions remaining on the applicable Inventory Closing Date, the Sellers shall credit the prescription to the customer or to the third party payor, as appropriate, on the applicable Inventory Closing Date. Buyer assumes no liability for IOU Prescriptions. In addition, prior to the applicable Inventory Closing Date, the Sellers shall reverse and return to stock any filled prescriptions that have not been picked up, providing all necessary notice to any third party payors, and shall provide Buyer with a list of such prescriptions so that Buyer is prepared to fill such prescriptions on or after the applicable Inventory Closing Date.

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7.6. Interim Operations.

(a) Between the date hereof and the Final Closing Date, the Sellers shall operate and carry on the Business (except to the extent a portion thereof has previously been transferred to Buyer or Eastern as of the Closing Date or prior Inventory Closing Date) only in the ordinary course and substantially as presently operated. Consistent with the foregoing, the Sellers shall (i) keep and maintain the Purchased Assets in good operating condition and repair, normal wear-and-tear excepted; (ii) use their commercially reasonable efforts to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business; (iii) maintain the Inventory at levels adequate and not excessive in the present circumstances of the Business and at levels reasonably based on past practices and historical sales of the Business; and (iv) maintain the Sellers’ current operating practices with respect to Patient Charges. In furtherance of the foregoing, the Sellers shall maintain normal operating hours, staffing levels, inventory levels and merchandise mix. For the avoidance of doubt, changes imposed or required by third parties of a kind and nature typical for a company that has announced an intent to wind down its business or dissolve shall not be deemed to violate the terms of this Agreement (but may be included in any determination of the existence of a Material Adverse Effect).

(b) Except as expressly contemplated by this Agreement or except with the express written approval of Buyer, the Sellers shall not: (i) take any action that is intended or may reasonably be expected to result in (x) any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, (y) any of the conditions to the Closing set forth in this Agreement not being satisfied or (z) any violation of any provision of this Agreement, except, in each case, as may be required by applicable Requirements of Law; (ii) except in the ordinary course of business consistent with past practice, enter into any lease, agreement, Contract or commitment of any nature, oral or written, nor make any capital investment or expenditures, primarily related to the ownership or operation of the Operate Location Pharmacies, Worksite Pharmacies or Transfer Locations; (iii) except in the ordinary course of business consistent with past practice, enter into any Contract with respect to, or make any increase in (or commitment to increase) the compensation payable to any of its employees or agents primarily related to the Operate Location Pharmacies, Worksite Pharmacies or Transfer Locations; (provided, that the foregoing shall not prohibit the granting of “stay-bonuses” or similar commitments) or (iv) sell, lease, transfer or otherwise dispose of (including any transfers from any of the Sellers to any of their respective Affiliates), or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice.

7.7. Signage. To the extent not prohibited under each real estate lease related to the File-Transfer Locations, if any, (a) the Sellers shall permit Buyer or Eastern to place a sign at the front entrance of each File-Transfer Location for a period of ninety (90) days after the Closing Date advising customers that all prescription files have been transferred to a Walgreen drug store or other location designated by Buyer or Eastern and (b) subject to any consent required by a landlord or lessor (which the Sellers shall use commercially reasonable efforts to obtain), concurrently with the delivery of the File-Transfer Records to Buyer in accordance with Section 7.3, the Sellers shall permit Buyer to place a sign and distribute flyers at the File-Transfer Locations advising customers that all prescription files will be transferred to such drug store or other location.

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7.8. Telephone Numbers. Upon the applicable Inventory Closing Date, the Sellers shall disconnect existing telephone lines and terminate any existing telephone accounts, including advertising and yellow pages agreements, for the File-Transfer Locations. The Sellers shall arrange, in a manner approved by Buyer and at Buyer’s sole cost and expense, for call referral for all calls to the numbers so canceled to a Walgreen drug store or other location designated by Buyer.

7.9. Acquisition Proposals; Board Recommendation.

(a) Sellers shall, and shall cause their respective Subsidiaries to, and shall direct and use commercially reasonable efforts to cause their respective directors, officers, employees, advisors, agents and other representatives (collectively, the “Representatives”) to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal or any other proposal or offer to acquire any or all of the Purchased Assets, other than the sale of inventory or obsolete equipment in the ordinary course of business. From the date hereof until the Final Closing Date, except as provided in this Section 7.9 and subject to compliance herewith, Sellers shall not, and shall cause their respective Subsidiaries not to, and shall direct and use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly (i) solicit, initiate, encourage or take any other action to facilitate any proposal, inquiry or request that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or an Alternative Proposal, (ii) participate or engage in discussions or negotiations with, or disclose or provide any non-public information relating to FMRX to, or afford access to any of the properties, books or records of FMRX to, any Person in connection with an Acquisition Proposal or an Alternative Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or any Alternative Proposal, (iv) enter into any letter of intent, agreement or agreement in principle with any Person that has made an Acquisition Proposal or an Alternative Proposal or (v) waive, amend, modify or grant any release under any employee non-solicitation, standstill or similar agreement or confidentiality agreement to which FMRX or any of its Subsidiaries is a party; provided, however, that prior to obtaining the FMRX Stockholder Approval, Sellers, their respective Subsidiaries and respective Representatives may take any of the actions described in clause (ii) of this Section 7.9(a) in respect of a Person that makes an Acquisition Proposal subsequent to the date hereof if, but only if, (x) such Person has entered into a confidentiality agreement with FMRX on terms that are substantially similar to the terms of the Confidentiality Agreement, dated October 13, 2006, between FMRX and Buyer (the “Confidentiality Agreement”), (y) a majority of the Board of Directors of FMRX has determined in good faith, following consultation with outside counsel including counsel expert in Nevada law, that (A) such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) the failure of the Board of Directors of FMRX to do so would be reasonably likely to result in a breach of the directors’ fiduciary obligations to FMRX’s stockholders under applicable Requirements of Law, and (z) the Acquisition Proposal was received and developed without any intentional breach, or any material violation, of the provisions of this Section 7.9(a).

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(b) FMRX shall advise Buyer, telephonically and in writing, of any Sellers’ receipt of any Acquisition Proposal, Alternative Proposal or any request for Confidential Information in connection with a possible Acquisition Proposal or Alternative Proposal, and the identity of the Person making any such proposal or request, in any case within two (2) business days of any Sellers’ receipt thereof. FMRX shall include in such written notice the material terms and conditions of any such Acquisition Proposal. FMRX will keep Buyer reasonably and promptly informed of the status of, and material information concerning (including amendments, modifications or proposed amendments or modifications), any Acquisition Proposal. If the Board of Directors of FMRX determines that an Acquisition Proposal constitutes a Superior Proposal, FMRX shall deliver to Buyer a written notice advising Buyer that the Board of Directors of FMRX has so determined, specifying in detail the terms and conditions of such Superior Proposal.

(c) The Board of Directors of FMRX has adopted a resolution recommending the adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of FMRX (the “FMRX Recommendation”). Except as set forth in this Section 7.9(c), neither the Board of Directors of FMRX nor any committee thereof may (i) amend, withdraw, modify, change, qualify or condition, or propose publicly to amend, withdraw, modify, change, qualify or condition in a manner adverse to Buyer, the FMRX Recommendation (a “Change of Recommendation”), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or Alternative Proposal or (iii) cause or permit FMRX to accept any Acquisition Proposal or Alternative Proposal or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Alternative Agreement”) related to any Acquisition Proposal or Alternative Proposal. Notwithstanding the foregoing, in the event that, prior to obtaining the FMRX Stockholder Approval, the Board of Directors of FMRX determines in good faith, after consultation with FMRX’s outside legal counsel, that the failure of the Board of Directors of FMRX to do so would be reasonably likely to result in a breach of the directors’ exercise of their fiduciary obligations to FMRX’s stockholders under applicable Requirements of Law, the Board of Directors of FMRX may (x) make a Change of Recommendation, (y) approve or recommend a Superior Proposal or (z) terminate this Agreement in order to accept a Superior Proposal or enter into an Alternative Agreement with respect to a Superior Proposal, but in each case (1) only at a time that follows Buyer’s receipt of written notice (a “Notice of Superior Proposal”) advising Buyer that the Board of Directors of FMRX has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and (2) after having provided Buyer five (5) days prior written notice that FMRX or its Board of Directors intends to recommend such Superior Proposal to its stockholders or terminate this Agreement in order to accept a Superior Proposal or enter into an Alternative Agreement with respect to such Superior Proposal, and having negotiated in good faith with Buyer to revise the Buyer’s offer such that the Superior Proposal no longer qualifies as a Superior Proposal, and in the case of clause (z) above, making the payment required by Section 10.3(c), provided, that if in response to a Superior Proposal (a “Pending Proposal”), Buyer revises its offer (the “Revised Buyer Proposal”) such that the Pending Proposal no longer qualifies as a Superior Proposal, and subsequent thereto any Seller receives any revisions or amendments to the Pending Proposal which causes such Pending Proposal to constitute a Superior Proposal, the Sellers shall promptly give notice of such revision or amendment and shall again negotiate in good faith with Buyer (to revise the Revised Buyer Proposal such that the Superior Proposal no longer qualifies as a Superior Proposal) for two (2) business days prior to FMRX’s, Familymeds’ or Arrow’s Board of Directors recommending such Superior Proposal to its stockholders or Sellers terminating this Agreement in order to accept a Superior Proposal or enter into an Alternative Agreement with respect to such Superior Proposal. For the avoidance of doubt, the parties acknowledge that the five (5) day period specified above shall apply to each and every Superior Proposal other than a Superior Proposal resulting from a revision or amendment to a Pending Proposal in response to a Revised Buyer Proposal, in which case the two (2) business day period specified above shall apply.

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(d) Nothing contained in this Agreement shall prohibit FMRX or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to its stockholders if the Board of Directors determines in good faith, after consultation with FMRX’s outside legal counsel, that the failure of the Board of Directors of FMRX to make such disclosure would be reasonably likely to result in a breach of the directors’ exercise of their fiduciary obligations to FMRX’s stockholders under applicable Requirements of Law. Subject to Section 7.9, FMRX shall take all lawful acts to obtain the FMRX Stockholder Approval.

7.10. FMRX Stockholder Meeting; FMRX Proxy Statement.

(a) FMRX shall, subject to compliance by Buyer and Eastern with their respective obligations pursuant to Section 7.10(d), as soon as practicable after the date on which the FMRX Proxy Statement is cleared by the SEC, duly call, give notice of, convene and hold a meeting of its stockholders (the “FMRX Stockholder Meeting”) for the purpose of obtaining the FMRX Stockholder Approval.

(b) In connection with this Agreement and the FMRX Stockholder Meeting, FMRX shall, subject to compliance by Buyer and Eastern with their respective obligations pursuant to Section 7.10(d), prepare and file with the SEC, as promptly as practicable and at FMRX’s expense, a proxy statement relating to the FMRX Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “FMRX Proxy Statement”). FMRX shall provide Buyer with a reasonable opportunity (but not less than three (3) business days) to review and comment on the FMRX Proxy Statement (including any amendment or supplement thereto) prior to the filing thereof with the SEC. FMRX shall use its commercially reasonable efforts to respond to the comments of the SEC and to cause the FMRX Proxy Statement to be mailed to the stockholders of FMRX as promptly as practicable. FMRX shall promptly notify Buyer of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the FMRX Proxy Statement or for additional information, and will promptly supply Buyer with copies of all correspondence between FMRX and the SEC or members of its staff with respect to the FMRX Proxy Statement. If at any time prior to the FMRX Stockholder Meeting any event should occur that is required by applicable Requirements of Law to be set forth in an amendment of, or a supplement to, the FMRX Proxy Statement, FMRX will prepare and mail such amendment or supplement. Subject to the provisions of Section 7.9, the FMRX Recommendation shall be included in the FMRX Proxy Statement.

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(c) FMRX covenants that, subject to compliance by Buyer and Eastern with their respective obligations pursuant to Section 7.10(d), the FMRX Proxy Statement (including the description of the Sale Process included therein) will (i) as of the time of the FMRX Proxy Statement (or any amendment thereof or supplement thereof) is first mailed to its stockholders and as of the time of the FMRX Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) comply as to form in all material respects with the provisions of the Exchange Act.

(d) Buyer and Eastern shall promptly provide to FMRX all relevant information related to Buyer and Eastern for inclusion in the FMRX Proxy Statement, and any amendments thereto, and so assure that the information does not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

7.11. Access Through Final Closing Date.

(a) Upon reasonable notice, subject to applicable Requirements of Law, each Seller shall, and shall cause each of its directors, officers, agents and employees to, afford Buyer and its representatives reasonable access during regular business hours from the date hereof through the Final Closing to the Premises, the Tupelo Property, and any and all properties, Contracts, books, records, data and personnel of the Sellers relating to the Business; provided, however, that neither Buyer nor any of its representatives shall initiate contact (whether by written correspondence, telephone, in-person meeting, e-mail or otherwise) with any employee of any Seller regarding the transactions and matters contemplated by this Agreement without the prior written consent of FMRX (which may include an e-mail consent from any officer of FMRX or the designee of any such officer), which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that a representative of FMRX designated by any officer of FMRX shall have the right to attend or participate in any such conversations or meetings between Buyer and Sellers’ employees. Notwithstanding the foregoing, the parties agree jointly to schedule and cause to occur preliminary meetings with all Business Employees within five (5) days after the date of this Agreement for the purpose of providing such general information as the parties deem appropriate. In addition, each Seller shall afford to Buyer and its representatives reasonable access to and an opportunity to speak with any third parties to the Real Estate Leases and Worksite Agreements (including any doctor groups, employers or persons related to the Prospective Worksite Pharmacies) as well as Sellers’ third party payors and vendors; provided, however, that FMRX and its representatives shall have the right to attend such conversations or meetings between Buyer and its representatives and any third parties to the Real Estate Leases and Worksite Agreements, any third party payors or vendors. The Sellers shall provide to Buyer such information and documents concerning the Business as reasonably may be requested by Buyer. In exercising its rights under this Section 7.11(a), Buyer shall not unreasonably interfere with the Sellers’ business and shall coordinate the exercise of such rights through the Sellers. Any information obtained by Buyer pursuant to this Section 7.11 shall be subject to the terms and conditions of the Confidentiality Agreement. Buyer shall notify each of those employees of Buyer responsible for transitioning the Locations to Buyer or Eastern pursuant to the transactions contemplated by this Agreement of the foregoing restrictions and shall be liable for any action by any of such Persons that, if taken by Buyer, would have been a violation of this Section 7.11(a).

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(b) Upon reasonable notice, the Sellers shall permit Buyer access to all of the Premises in order to install wiring and equipment for communication devices and other store systems and to prepare for the integration of the Business with Buyer’s own business, all at Buyer’s cost and without causing material damage to such Premise. If this Agreement is terminated and the Closing Date or applicable Inventory Closing Date shall not have occurred with respect to one or more Locations, Buyer shall remove all such wiring and equipment at its sole cost and expense. Buyer agrees to repair any damage which may be caused due to the exercise of its rights or the performance of its obligations pursuant to this Section 7.11(b) and to indemnify, defend and hold harmless the Sellers from any and all Losses arising out of or in any way connected with Buyer’s exercise of its rights pursuant to this Section 7.11(b). In exercising its rights under this Section 7.11(b), Buyer shall not unreasonably interfere with Sellers’ Business and shall coordinate the exercise of such rights through the Sellers and Buyer shall act diligently to conduct such installations and integrations as promptly as reasonably practicable.

7.12. Taxes.

(a) The Sellers shall be liable for and covenant to pay and, pursuant to Article VIII, shall indemnify and hold harmless each Buyer Group Member from and against (i) any and all Loss and Expense incurred by any of them in connection with or arising from, all Taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to taxable years or periods ending prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, and (ii) all Taxes (and all Loss and Expense incurred by Buyer in connection with such Taxes) applicable to the Business or Purchased Assets and attributable to taxable years or periods ending prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, for which Buyer has transferee liability; provided, however, that the Sellers shall not be liable for or pay, and shall not indemnify or hold harmless any Buyer Group Member from and against, any Taxes for which the Buyer is liable under this Agreement. Buyer shall be liable for and covenants to pay and, pursuant to Article VIII, shall indemnify and hold harmless the Sellers and their respective Affiliates, directors, officers, employees and agents from and against any and all Loss and Expense incurred by any of them in connection with or arising from, all Taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to taxable years or periods beginning on or after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, however, that Buyer shall not be liable for or pay, and shall not indemnify or hold harmless the Sellers and their respective Affiliates, directors, officers, employees or agents from and against, any Taxes for which the Sellers are liable under this Agreement, including without limitation, pursuant to the preceding sentence or Section 5.3. For purposes of this Section 7.12 any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis. If the actual amount of property Taxes for a Straddle Period is not known on the Closing Date, the amount of such Taxes prorated by the parties shall equal (i) with respect to real property Taxes, one-hundred and ten percent (110%) of the amount of such real property Taxes payable for the prior taxable year and (ii) with respect to personal property Taxes, one-hundred percent (100%) of the amount of such personal property Taxes payable for the prior taxable year.

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(b) The Sellers or Buyer, as the case may be, shall provide reimbursement for any Tax for a Straddle Period paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 7.12 without regard to the terms of the Indemnity Escrow Agreement. Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

(c) After the Closing Date, each of the Sellers and Buyer shall (and cause their respective Affiliates to): (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business or the Purchased Assets; (iii) make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business or the Purchased Assets; (iv) provide timely notice to the other party in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other party may have a liability under this Section 7.12; and (v) furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

(d) Notwithstanding the foregoing, any Tax (including a sales tax, use tax, real property transfer or gains tax, or documentary stamp tax) attributable to the sale or transfer of the Purchased Assets shall be shared equally by the Sellers on one hand and Buyer and Eastern on the other.

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(e) Sellers shall, from the date hereof through the date of the final distribution of assets to FMRX’s stockholders or dissolution of FMRX, promptly notify Buyer of the commencement and resolution of, and any oral or written communications with taxing authorities regarding, any audit with respect to state and local Taxes of the Business and the Purchased Assets.

7.13. Consent of Third Parties; Regulatory and Other Authorizations; HSR Act.

(a) The Sellers will use commercially reasonable efforts to secure before the Closing Date (i) each consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, required to be satisfied or obtained prior to Closing in order to avoid any breach, default or termination of any agreement, Contract, Permit, license or other instrument and (ii) each Other Lease Amendment (it being acknowledged that “commercially reasonable efforts” with regard to the Other Lease Amendment shall mean sending a proposed amendment substantially in the form of the Other Lease Amendment to the applicable counterparty and negotiating in good faith to obtain amendments substantially similar to those set forth in the Other Lease Amendment); provided, that the Sellers shall not make any agreement or understanding affecting, in any material respect, the Business or the Purchased Assets as a condition for obtaining any such consents or waivers except as set forth on Exhibit B, and except with the prior written consent of Buyer, which consent shall not be unreasonably withheld. During the period prior to the Closing Date, Buyer shall use commercially reasonable efforts to cooperate with the Sellers to obtain the consents, approvals and waivers contemplated by this Section 7.13(a).

(b) During the period prior to the Closing Date, the Sellers and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to (1) secure any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated hereby or (2) otherwise satisfy the conditions set forth in Sections 9.1 and 9.2; provided, that the Sellers shall not make any agreement or understanding affecting, in any material respect, the Business or the Purchased Assets as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(c) As promptly as practicable after the date hereof and in no event more than ten (10) days after the date hereof, Buyer and FMRX shall file with the FTC and the Antitrust Division the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby. Each party warrants that all such filings by it are, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act. Each of the Sellers and Buyer agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property (including, in the case of the Sellers, the Business) as may be required of each of them to file any additional information requested by such agencies under the HSR Act. Each of the Sellers and Buyer agree to provide to the other copies of all correspondence between it (or its advisors) and any such agency relating to this Agreement or any of the matters described in this Section 7.13(c); provided, that such correspondence does not contain or reveal Confidential Information of Buyer, the Sellers or their respective Affiliates. Each of the Sellers and Buyer agree that, except as either party may otherwise agree, all telephonic calls and meetings with such agencies regarding the transactions contemplated hereby or any of the matters described in this Section 7.13(c) shall include representatives of each of Buyer and FMRX. All filing fees associated with this Section 7.13(c) are to be shared equally by Buyer, on the one hand, and the Sellers, on the other, as provided in the Closing Date Shared Expenses Schedule; provided, that if the Closing shall not occur, the parties agree to share equally the costs of all filing fees incurred with respect to the HSR Act (including reimbursing one party or the other, as applicable).

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7.14. Avoiding Abandonment.

(a) Effective as of the applicable Inventory Closing Date with respect to each of the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies, the Sellers hereby authorize Buyer and Eastern to operate under each Permit related to the Business at such Location after the Closing, to the extent permitted by applicable Requirements of Law and to the extent necessary to enable Buyer and Eastern to conduct the Business at such Location while Buyer and Eastern seek to replace such Permit with their own license, authorization, permit or waiver (such Permits, the “Transferable Permits”). Buyer and Eastern shall promptly after execution of this Agreement prepare and submit the necessary applications (the “Buyer Applications”) to the applicable regulatory agencies to obtain the licenses required to operate the Business. The Sellers will take all steps reasonably necessary to maintain their respective authorizations under the Transferable Permits that Buyer and Eastern operate under during the period between Closing and the issuance of Buyer’s and Eastern’s own licenses, authorizations, permits or waivers and the Sellers will cooperate with Buyer and Eastern in preparing and submitting the Buyer Applications. Buyer shall reimburse the Sellers for any out-of-pocket costs (including reasonable attorney fees and Expenses) incurred by the Sellers in connection with such cooperation, and shall indemnify and hold harmless the Sellers and their respective Affiliates and employees against any Losses incurred by such Persons as a result of the foregoing.

(b) Prior to the Closing, the Sellers agree to use commercially reasonable efforts as may be reasonably requested by Buyer to assist Buyer and Eastern in (i) obtaining all licenses, authorizations, permits or waivers as may be necessary for Buyer and Eastern to conduct the Business at the Operate Location Pharmacies and the Worksite Pharmacies (including, taking all steps reasonably necessary to relinquish the Permits) and (ii) making such licenses, authorizations, permits or waivers effective as of the Closing Date or as promptly thereafter as is practicable. The parties further agree that, prior to the Closing, they will cooperate as may be reasonably necessary to enable Buyer and Eastern to (x) obtain either a new license or the approval of the transfer of Buyer’s and Eastern’s existing license issued by the pharmacy boards of the states in which the Operate Location Pharmacies and the Worksite Pharmacies are located, and (y) obtain any other required authorizations, permits or licenses. Buyer shall reimburse the Sellers for any out-of-pocket costs (including reasonable attorney fees and Expenses) incurred by the Sellers in connection with such cooperation, and shall indemnify and hold harmless the Sellers and their respective Affiliates and employees against any Losses incurred by such Persons as a result of the foregoing.

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(c) Effective as of the applicable Inventory Closing Date with respect to each of the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies, the Sellers shall execute a power of attorney, in form and substance reasonably acceptable to the parties, authorizing Buyer and Eastern to operate the Business at such Location under state pharmacy and Drug Enforcement Agency permits included in the Transferable Permits (the “Power of Attorney”) and such other powers of attorney, pharmacy management and other agreements, assignments, amendments, addenda and other documents as may be necessary to enable Buyer and Eastern to conduct the Business at such Location, in each case as are reasonably requested by Buyer and Eastern.

(d) During the term of the Real Estate Leases and any extensions, the Sellers will not take or fail to take any action under the Real Estate Leases that would impair the ability of the Sellers to perform their respective obligations under the Real Estate Leases.

7.15. Licenses.

(a) For a period of 120 days after the applicable Inventory Closing Date, Buyer and Eastern shall have the non-exclusive right to use the tradenames and Trademarks associated with the Purchased Operate Location Pharmacies in connection with store signage, advertisements, solicitations, announcements and similar matters related to any Purchased Operate Location Pharmacies; provided, however, that Buyer and Eastern shall have obtained the prior written consent of FMRX (which consent shall not be unreasonably withheld) with respect to the use in connection with store signage, advertisements, solicitations, announcements and similar matters (other than with respect to use that is limited to announcing a change in the name or location of a particular pharmacy, for which prior consent is not required); provided, further, that such period shall be extended to the extent necessary if re-branding is not permitted by the applicable Requirements of Law before the expiration of such period. For a period of 120 days after the applicable Inventory Closing Date, Buyer and Eastern shall be permitted to continue using existing store signage located at the Purchased Operate Location Pharmacies and Purchased Worksite Pharmacies.

(b) After the Closing Date, Buyer and Eastern shall have the right to use existing packaging, labeling, containers, supplies, advertising materials and any similar materials, to the extent Buyer and Eastern have purchased such materials from the Sellers, bearing the tradenames and Trademarks primarily used in or related to the ownership or operation of the Purchased Operate Location Pharmacies for 90 days following the applicable Inventory Closing Date. Buyer and Eastern shall have the right to use the tradenames and Trademarks associated with the Purchased Operate Location Pharmacies in advertising that cannot be changed by Buyer or its Affiliates or resellers using commercially reasonable efforts for a period not to exceed 180 days after the applicable Inventory Closing Date. Buyer and Eastern shall comply with all applicable Requirements of Law in any use of packaging or labeling containing the tradenames and Trademarks primarily used in or related to the ownership or operation of the Purchased Operate Location Pharmacies. Buyer and Eastern shall not be obligated to change the tradenames and Trademarks primarily used in or related to the ownership or operation of the Purchased Operate Location Pharmacies on goods in the hands of dealers, distributors and customers at the time of the expiration of the time period set forth herein.

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(c) For a period of one-hundred twenty (120) days after the Closing Date, the Sellers shall have a non-exclusive right to use the Intellectual Property included in the Purchased Assets and used in the operation of any Excluded Worksite Pharmacies. Additionally, the Sellers shall have a perpetual, royalty-free, non-exclusive license to use the existing tradename of any Excluded Worksite Pharmacy, provided, that the Sellers will act diligently to re-brand any such Excluded Worksite Pharmacy and such license may only be transferred to a purchaser of such Excluded Worksite Pharmacy. If the Sellers are able to re-brand any such Excluded Worksite Pharmacy, the license granted pursuant to the preceding sentence will automatically terminate and be of no further force or effect.

7.16. Excluded Pharmacies; Post-Closing Consents.

(a) The parties agree that on or prior to the Closing Date, Buyer may (i) designate any Operate Location Pharmacies for which Required Lease Consents are not obtained as an “Excluded Operate Location Pharmacy” and (ii) designate any Worksite Pharmacies for which Required Worksite Consents are not obtained as an “Excluded Worksite Pharmacy”. The parties agree Buyer or Eastern, as applicable, will purchase and the Sellers will sell to Buyer or Eastern, as applicable, any Operate Location Pharmacies designated as an Excluded Operate Location Pharmacy or any Worksite Pharmacies designated as an Excluded Worksite Pharmacy pursuant to this Section 7.16(a) if the Sellers are able to obtain the Required Lease Consent or Required Worksite Consent for such location within sixty (60) days after the Closing Date on the terms set forth in this Agreement.

(b) The parties agree that the risk of loss or damage to the Purchased Assets after the Closing Date, but prior to the assets being transferred to Buyer on the applicable Inventory Closing Date, shall be on the Sellers. Notwithstanding anything in the Agreement to the contrary, if any Purchased Assets at a particular Operate Location Pharmacy or Worksite Pharmacy are damaged or destroyed prior to the applicable Inventory Closing Date (any such event, an “Event of Loss”) and such Event of Loss shall materially affect the value of the Purchased Assets at such Operate Location Pharmacy or Worksite Pharmacy, Buyer may designate such Operate Location Pharmacy or Worksite Pharmacy as an “Excluded Operate Location Pharmacy” or “Excluded Worksite Pharmacy”, as applicable. The parties agree Buyer or Eastern, as applicable, will purchase and the Sellers will sell to Buyer or Eastern, as applicable, any Operate Location Pharmacy or Worksite Pharmacy designated as an Excluded Operate Location Pharmacy or Excluded Worksite Pharmacy pursuant to this Section 7.16(b) if the Sellers are able to cure the applicable Event of Loss within sixty 60 days of the Event of Loss, on the terms set forth in this Agreement. If any Event of Loss results in any Operate Location Pharmacy or Worksite Pharmacy being designated as an Excluded Operate Location Pharmacy or Excluded Worksite Pharmacy, the parties shall negotiate in good faith to cause such Excluded Operate Location Pharmacy or Excluded Worksite Pharmacy to be purchased and sold as though it were a File-Transfer Location (taking into account all relevant consideration, including the proximity of existing pharmacies owned and operated by Buyer or Eastern or their respective subsidiaries and Buyer’s and Eastern’s expected retention of the business generated by such Excluded Operate Location Pharmacy or Excluded Worksite Pharmacy if any such pharmacy were purchased and sold as though it were a File-Transfer Location).

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7.17. Prospective Worksite Pharmacies. Between the date hereof and the Closing Date, the Sellers shall continue to pursue and develop Prospective Worksite Pharmacies consistent with past practices and the Sellers shall not enter into any Worksite Agreements with respect to any Prospective Worksite Pharmacies without the written consent of Buyer. To the extent that Sellers do not receive any of the Required Worksite Consents and Buyer and Eastern designate all three (3) of the Worksite Pharmacies as “Excluded Worksite Pharmacies” pursuant to Section 7.16, the Sellers will not sell to Buyer, and Buyer will not purchase from the Sellers, the Prospective Worksite Pharmacies. The parties agree Buyer or Eastern, as applicable, will purchase and the Sellers will sell to Buyer or Eastern, as applicable, the Prospective Worksite Pharmacies on the terms set forth in this Agreement if Buyer or Eastern purchase an Excluded Worksite Pharmacy after the Closing Date pursuant to Section 7.16(a).

7.18. Nonassignable Contracts.

(a) To the extent that the assignment by the Sellers of any Assumed Contract is not permitted without the consent of the other party to the Contract, then this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof.

(b) If any necessary consent or approval is not obtained, the Sellers shall cooperate with Buyer and Eastern in any reasonable arrangement designed to provide Buyer or Eastern with all of the benefits under such Contract, as if such consent or approval had been obtained. Nothing herein shall excuse the Sellers from responsibility for any of their respective representations and warranties or covenants hereunder.

7.19. Remittance. The parties agree that (a) in the event Buyer or Eastern receives payment from any parties for services rendered by the Sellers before the applicable Inventory Closing Date with respect to any Location (including payment from Medicare and Medicaid programs), Buyer or Eastern will remit such payment to the Sellers as soon as reasonably practicable after receipt thereof (but in no event later than fifteen (15) days) and (b) in the event the Sellers receive payment from any parties for services rendered by Buyer or Eastern after the applicable Inventory Closing Date with respect to any Location (including payment from Medicare and Medicaid programs), the Sellers will remit such payment to Buyer or Eastern as soon as reasonably practicable after receipt thereof (but in no event later than fifteen (15) days).

7.20. Further Assurances. At any time and from time to time at or after the Closing, the parties agree to cooperate with each other to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required in order to carry out the purposes of this Agreement.

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7.21. Access to Records and Management After Closing.

(a) From the Closing Date through the earlier of (i) the third anniversary of the Closing Date or (ii) FMRX’s final distribution of assets to FMRX’s stockholders or dissolution of FMRX, the Sellers shall afford to Buyer and, upon request, Buyer’s counsel, accountants and other representatives, reasonable access at reasonable times and occasions to access and inspect information not included in the Purchased Assets but relating to the Purchased Assets, the Business, any Transferred Employee, or a claim by any Buyer Member for indemnification pursuant to Section 8.1. From the Closing Date through the earlier of (i) the third anniversary of the Closing Date or (ii) FMRX’s final distribution of assets to FMRX’s stockholders or dissolution of FMRX, Buyer shall afford to the Sellers and, upon request, the Sellers’ counsel, accountants and other representatives, reasonable access at reasonable times and occasions (and for any reasonable business purposes) to information previously provided to Buyer by the Sellers relating to the Purchased Assets, Transferred Employees, Records related to periods before the Closing Date or a claim by the Sellers for indemnification pursuant to Section 8.2. If FMRX determines to dissolve itself prior to the third anniversary of the Closing Date, FMRX will notify Buyer at least thirty (30) days in advance and give Buyer an opportunity, at its sole expense, to make copies of any of the Sellers’ records relating to the Purchased Assets.

(b) Buyer and FMRX agree that for a period of four (4) months following the Closing (the “Management Consulting Period”), upon reasonable advance notice from Buyer, FMRX shall cause its senior management to provide reasonably requested consulting services to Buyer (relating the ownership and operation of the Business prior to Closing); provided, however, that such consulting services shall be limited to services that can reasonably be performed by those members of senior management who are at such time employed by FMRX throughout any time period in which such services are to be performed, and shall not interfere with FMRX’s operation of its businesses or with senior management’s duties and responsibilities to the Sellers. Buyer shall compensate FMRX for such management time at an hourly rate equal to each employee’s time on a fully loaded basis, provided, that Buyer shall not be required to compensate FMRX for (i) any cooperation required by Section 7.20 or (ii) any services provided pursuant to the Consulting and Non-Competition Agreement to be executed between Buyer and Edgardo Mercadante.

7.22. Tupelo Property. Buyer shall, at its expense, be permitted to conduct a Phase I environmental audit with respect to the Tupelo Property. Additionally, Buyer shall have the right to obtain prior to the Closing Date, at its expense, a title commitment setting forth the current state of title (the “Title Commitment”). If (i) the results of any such environmental audit, assessment or study reveals any environmental defects or liabilities or violations of Environmental, Health and Safety Requirements, (ii) if the Buyer shall have attempted in good faith and been unable to obtain an acceptable Title Commitment or the Title Commitment is obtained and reveals any Encumbrance, other than a Permitted Encumbrance, (iii) the Tupelo Property is subject to condemnation or a taking under eminent domain or (iv) Sellers do not deliver a deed with respect to the property in form and substance acceptable to Buyer, in the case of clauses (i) or (ii) that materially and adversely affects the value of the Tupelo Property, then Buyer may elect to exclude the Tupelo Property from this Agreement, in which case the Sellers will not sell to Buyer, and Buyer will not purchase from the Sellers, the Tupelo Property; provided, that such election shall constitute the sole remedy of Buyer or Eastern with respect to any breach of representation, warranty or covenant hereunder with respect to the Tupelo Property; and provided, further, that no such election, nor any breach of any representation, warranty or covenant hereunder regarding the Tupelo property, shall alter the obligations of the parties regarding the purchase and sale of the other Purchased Assets.

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7.23. Collection of Patient Charges. During the 90 day period that begins on the applicable Inventory Closing Date with respect to each File-Transfer Location and Purchased Operate Location Pharmacy (the “Collection Period”), Buyer and Eastern shall collect and receive payment in the ordinary course of business with respect to the Patient Charges transferred to Buyer and Eastern with respect to each File-Transfer Location and Purchased Operate Location Pharmacy, generally in accordance with the billing and collection practices presently applied by the Sellers in the collection of patient charges, except that Buyer and Eastern shall be under no obligation to commence or threaten any litigation to effect collection and may, after reasonable consultation with, and written consent (which shall not be unreasonably withheld) from, the Sellers, make any adjustment, concession or settlement which in the good faith judgment of Buyer or Eastern is commercially reasonable. The Sellers agree to use commercially reasonable efforts to assist in the collection of the Patient Charges when so requested by Buyer and Eastern; provided, that the Sellers shall not be required to incur any out-of-pocket Expenses in connection with such efforts. If the cumulative principal amount of the collections received with respect to the applicable Patient Charges as of the expiration of the applicable Collection Period, less Buyer’s collection costs, exceeds 110% of the Patient Charges Aggregate Amount (such collection amount in excess of 110% of the Patient Charges Aggregate Amount, less Buyer’s collection costs, the “Collections Excess”), Buyer shall pay promptly to the Sellers an amount equal to the Collections Excess. If the cumulative principal amount of the Patient Charges collected as of the expiration of the Collection Period is less than 90% of the Patient Charges Aggregate Amount (such difference between the collection amount and 90% of the Patient Charges Aggregate Amount, the “Collections Deficiency”), the Sellers shall promptly pay to Buyer an amount equal to such Collections Deficiency. At the end of the applicable Collection Period, Buyer shall cease to have any further responsibilities to the Sellers with respect to the applicable Patient Charges.

7.24. Website Termination. As of or immediately following the Closing Date and any Inventory Closing Date, Sellers shall disable any connection between the Sellers’ websites, including www.familymeds.com, and the Locations purchased by Buyer or Eastern on such Closing Date or Inventory Closing Date.

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ARTICLE VIII

INDEMNIFICATION

8.1. Indemnification by the Sellers.

(a) The Sellers jointly and severally agree to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of the Sellers contained or referred to in this Agreement or any certificate delivered by or on behalf of the Sellers pursuant hereto;

(ii) any breach by the Sellers of any of their respective covenants or agreements, or any failure of the Sellers to perform any of their respective obligations, in this Agreement;

(iii) the failure of the Sellers to pay, perform or discharge any Excluded Liability;

(iv) the failure of Seller to comply with any applicable Uniform Commercial Code filing provisions with respect to “bulk transfers”; or

(v) any and all claims from or on behalf of any former, current or future (A) holder of capital stock of, or other rights or interests in FMRX or (B) creditor of the Sellers (other than with respect to Assumed Liabilities), in either case, arising from or relating to the execution, delivery and performance of this Agreement and the transactions contemplated hereby provided, however, that:

(A) the Sellers shall not be required to indemnify and hold harmless Buyer Group Members under clause (i) of this Section 8.1(a) with respect to Losses and Expenses incurred by Buyer Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1, 5.4 and 5.25, as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by the Sellers exceeds $200,000, and once such amount is exceeded, the Sellers shall indemnify the Buyer Group Members only for the amount in excess of such amount; and

(B) in no event shall the aggregate amount required to be paid by the Sellers pursuant to clause (i) of this Section 8.1(a) (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1, 5.4 and 5.25, as to which there shall be no limitation) exceed $10,000,000.

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(b) The indemnification provided for in clause (i) of Section 8.1(a) shall terminate on the earlier of (i) one (1) year after the Closing Date or (ii) the final distribution of assets to FMRX’s stockholders or dissolution of FMRX (the “Indemnity Termination Date”) (and no claims shall be made by any Buyer Group Member under clause (i) of Section 8.1(a) after the Indemnity Termination Date), except that the indemnification by Seller shall continue as to:

(i) the representations and warranties set forth in Sections 5.1, 5.4 and 5.25, as to which no time limitation shall apply; and

(ii) any Loss or Expense arising under or related to a claim pursuant to clause (i) of Section 8.1(a) of which any Buyer Group Member has notified the Sellers in accordance with the requirements of Section 8.4 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.1, as to which the obligation of the Sellers shall continue until the liability of the Sellers shall have been determined pursuant to this Article VIII, and the Sellers shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article VIII.

8.2. Indemnification by Buyer. Buyer agrees to indemnify and hold harmless the Sellers and their respective Affiliates, directors, officers and employees from and against any and all Losses and Expenses incurred by any of them in connection with or arising from: (a) any breach by Buyer of any of its representations or warranties in this Agreement or in any agreement or document required to be delivered by Buyer hereunder; (b) any breach by Buyer of any of its covenants, agreements or obligations in this Agreement or in any agreement or document required to be delivered by Buyer hereunder, (c) any Assumed Liability; (d) the acts or omissions of Buyer or its Affiliates, employees, agents and contractors, in connection with the transactions contemplated by this Agreement. The indemnification provided for in Section 8.2 shall terminate on the Indemnity Termination Date (and no claims shall be made by Seller under Section 8.2 thereafter).

8.3. Indemnity Fund; Termination of Indemnity Fund.

(a) For purposes of satisfying any amounts owed to any Buyer Group Member under this Agreement, the Buyer Group Members shall be entitled (subject to final determination of the right to, and amount of, indemnification pursuant to Section 8.4(b) to either (a) set off and reduce any amounts owed to the Sellers under this Agreement, or (b) charge the amount of any Loss and Expense against (and be entitled to receive payment from) the Indemnity Fund, until the amounts owed under this Article VIII exceed the Indemnity Fund.

(b) In the event that on the Indemnity Termination Date, no claims for indemnification by any Buyer Group Member are pending or remain unpaid, the Indemnity Fund shall terminate and any funds then remaining in the Indemnity Fund shall be distributed in accordance with the terms of the Indemnity Escrow Agreement. Alternatively, in the event that on the Indemnity Termination Date, any such good faith claims for indemnification are pending or remain unpaid, the Indemnity Fund shall not terminate and any funds remaining in the Indemnity Fund shall not be distributed to the Sellers or any of their respective creditors or stockholders unless and until all such claims have been resolved and, if appropriate, paid in accordance with this Article VIII; provided, however, that if the aggregate maximum amount of such claims is less than the then existing Indemnity Fund, the Indemnity Agent shall distribute such difference in accordance with the terms of the Indemnity Escrow Agreement. The parties agree that if six (6) months after the Indemnity Termination Date, any good faith claims for indemnification remain pending or unpaid, the party making such claim shall bring an action to adjudicate such claims as promptly as practicable.

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8.4. Notice and Determination of Claims.

(a) The party which is entitled to indemnification hereunder (the “Indemnified Person”) may make claims for indemnification hereunder by promptly giving written notice thereof to the party required to indemnify (the “Indemnitor”) within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party (the “Third Person Claim”), the Indemnified Person shall also give written notice thereof to the Indemnitor promptly after it receives notice of the claim or liability being asserted, but the failure to do so, or any delay in doing so, shall not relieve the Indemnitor of its indemnification obligation under this Article VIII, unless, and then only to the extent that, the rights and remedies of the Indemnitor are prejudiced as a result of the failure to give, or delay in giving, such notice. Such notice shall in good faith summarize the bases for the claim for indemnification (the “Claim Notice”) describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement, any certificate or other agreement delivered pursuant hereto in respect of which such Loss or Expense shall have occurred.

(b) Within fourteen (14) days after receiving such notice (or sooner as is reasonably necessary, in the case of a Third Person Claim), the Indemnitor shall give written notice to the Indemnified Person stating whether it in good faith disputes the claim for indemnification and whether it will defend against any Third Person Claim at its own cost and expense. If the Indemnitor fails to give notice that it disputes an indemnification claim within 14 days after receipt of notice thereof (or sooner as is reasonably necessary, in the case of a Third Person Claim), it shall be deemed to have accepted and agreed to the claim, and the amount of indemnification to which an Indemnified Person shall be entitled under this Article VIII shall be determined: (i) by the written agreement between the Indemnified Person and the Indemnitor; (ii) by a final, non-appealable judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Person and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

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8.5. Third Person Claims.

(a) Subject to Section 8.5(b), the Indemnitor shall have the right to conduct and control, through counsel of its choosing (subject to the consent of the Indemnified Person, which consent shall not be unreasonably withheld), the defense, compromise or settlement of any such Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding anything herein to the contrary, the Indemnitor shall not settle or compromise any Third Person Claim without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, unless the terms of any settlement or compromise provide for (i) no relief other than the payment of monetary damages for which the Indemnified Party will be indemnified in full and (ii) a full release of the Indemnified Party for all liability in respect of such claim or litigation.

(b)Notwithstanding the provisions of paragraph (a) above which grant to the Indemnitor the right to assume the defense of a Third Person Claim, if (i) the Indemnitor elects not to assume the defense or fails to assume the defense in a timely manner, (ii) the Indemnitor and any Indemnified Party are both parties to or subjects of such Third Person Claim and a conflict of interests exists between the Indemnitor and such Indemnified Party which has the potential of materially and adversely affecting the interests of the Indemnified Party in the defense of such Third Person Claim or (iii) the Indemnified Party reasonably determines in good faith that the Indemnified Party or its Affiliates could be adversely affected in any material respect in such Third Person Claim other than as a result of monetary damages, then the Indemnified Party may conduct its own defense and employ counsel reasonably satisfactory to the Indemnitor to represent or defend it against such Third Person Claim, in which case the Indemnitor will pay the reasonable Expenses of such counsel. If the Indemnified Party retains its own counsel, the Indemnitor shall reasonably cooperate in providing information to and consulting with the Indemnified Party about the Third Person Claim.

8.6. Calculation of Losses and Expenses.

(a) Any indemnity payment hereunder with respect to any Loss or Expense shall be calculated on an “After-Tax Basis”, which shall mean an amount which is sufficient to compensate the Indemnified Person for the event giving rise to such Loss or Expense (the “Indemnified Event”), determined after taking into account (1) all increases in federal, state, local or other Taxes (including estimated Taxes) payable by the Indemnified Person as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of Tax basis, or otherwise), (2) to the extent not previously taken into account in computing the amount of the such Loss or Expense, all increases in federal, state, local and other Taxes (including estimated Taxes) payable by the Indemnified Person as a result of the Indemnified Event for all affected taxable years or periods ending on or before the Closing Date or the applicable Inventory Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date or the applicable Inventory Closing Date, and (3) to the extent not previously taken into account in computing the amount of such Loss or Expense, all reductions in federal, state, local and foreign Taxes (including estimated Taxes) realized by the Indemnified Person as a result of the Indemnified Event for all affected taxable years or periods ending on or before the Closing Date or the applicable Inventory Closing Date and, with respect to any Straddle Period, the portion of the Straddle Period ending on and including the Closing Date or the applicable Inventory Closing Date.

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(b) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person; provided, that such exclusion shall not be interpreted to include any actual out-of-pocket Losses or Expenses.

8.7. Tax Treatment of Indemnity Payments. The Sellers and Buyer agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

8.8. Indemnification as Sole Remedy. Except as permitted under Section 11.11 and except with respect to claims for Losses and Expenses which cannot be waived as a matter of law (including fraud), the indemnity provided herein will be the sole and exclusive remedy of the Buyer Group Members and the Sellers and their respective Affiliates, directors, officers, employees and agents with respect to any and all claims for Losses and Expenses sustained, incurred or suffered, directly or indirectly, relating to or arising out of this Agreement.

ARTICLE IX

CONDITIONS TO CLOSING

9.1. Sellers’ Condition to Closing. The obligations of the Sellers under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, but compliance with any or all of such conditions may be waived, in writing, by the Sellers:

(a) The representations and warranties of Buyer and Eastern contained in this Agreement that are qualified as to materiality shall be true and correct in all respects and those representations and warranties not so qualified shall be true and correct in all material respects, in each case, on the date hereof and on the Closing Date (except to the extent that they expressly relate to an earlier date);

(b) Buyer and Eastern shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement and satisfied all of the conditions required by this Agreement to be performed or complied with or satisfied by Buyer and Eastern at or prior to the Closing;

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(c) The waiting period under the HSR Act shall have expired or been terminated and, on the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Body in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement and no action, suit or proceeding shall have been instituted by any Person or entity, or threatened by any Governmental Body, before a court or Governmental Body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement;

(d) The FMRX Stockholder Approval shall have been obtained; and

(e) Buyer and Eastern shall have delivered all documents required to be delivered under Section 4.2.

9.2. Buyer’s Conditions to Closing. The obligations of Buyer and Eastern under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, but compliance with any or all of any such conditions may be waived, in writing, by Buyer and Eastern:

(a) The representations and warranties of each of the Sellers contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date which shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitations or qualifications as to “materiality” (including the word “material” or “Material Adverse Effect” set forth therein)) would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect;

(b) Each of the Sellers shall have performed and complied in all material respects with all the covenants and agreements contained in this Agreement and satisfied all the conditions required by this Agreement to be performed or complied with or satisfied by it or them at or prior to the Closing Date;

(c) The waiting period under the HSR Act shall have expired or been terminated and, on the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Body in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement and no action, suit or proceeding shall have been instituted by any Person or entity, or threatened by any Governmental Body, before a court or Governmental Body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement;

(d) Between the date hereof and the Closing Date, there shall not have been any Material Adverse Effect;

(e) The FMRX Stockholder Approval shall have been obtained;

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(f) The Sellers shall have delivered to Buyer and Eastern documents, in form and substance reasonably satisfactory to Buyer, demonstrating the release of all Encumbrances (except Permitted Encumbrances) on the Purchased Assets, including customary pay-off letters or similar acknowledgements of the discharge of any indebtedness for borrowed money of the Sellers setting forth the amount owed as of the Closing Date and indicating that upon payment of such amount, such indebtedness will be discharged in full and all related Encumbrances (except Permitted Encumbrances) on the Purchased Assets will be released and removed;

(g) The Sellers shall have delivered all documents required to be delivered under Section 4.3;

(h) Buyer and Edgardo Mercadante shall have entered into a definitive Consulting and Non-Competition Agreement on the terms set forth in the term sheet attached as Exhibit E and such other customary terms mutually agreed upon by Buyer and Edgardo Mercadante; and

(i) Buyer and Eastern shall have obtained all pharmacy licenses and pharmacy permits required to operate the Business (either by transfer of Seller’s Transferable Permits to the extent permitted by law or its receipt of new licenses, permits or numbers, provided, however, that prior to Closing, Buyer and Eastern will file their respective applications for the required licenses).

ARTICLE X

TERMINATION

10.1. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date whether before or after the FMRX Stockholder Approval shall have been obtained (except for any termination pursuant to Section 10.1(h)):

(a) by the mutual written consent of Buyer and each of the Sellers;

(b) by Buyer in the event of any material breach by any Seller of any of such Seller’s agreements, covenants, representations or warranties contained herein and such material breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by such Seller of notice of such material breach from Buyer;

(c) by any of the Sellers in the event of any material breach by Buyer of any of Buyer’s agreements, covenants, representations or warranties contained herein and such material breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Buyer of notice of such material breach from the Sellers;

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(d) by any of the Sellers or Buyer if any Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) by any of the Sellers or Buyer if the Closing shall not have occurred on or before 180 days after the date hereof (or such later date as may be mutually agreed to in writing by Buyer and the Sellers) (the “Termination Date”); provided, that the party seeking to exercise such right of termination has not breached its obligations hereunder;

(f) by any of the Sellers or Buyer if, at the FMRX Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the FMRX Stockholder Approval shall have not been obtained; or

(g) by Buyer if (i) the Board of Directors of FMRX shall (A) make a Change of Recommendation or shall fail to include the FMRX Recommendation in the FMRX Proxy Statement, (B) approve or recommend to the stockholders of FMRX an Acquisition Proposal or an Alternative Proposal, (C) fail to confirm the FMRX Recommendation within five (5) business days of Buyer’s request to do so, (D) approve or recommend that the stockholders of FMRX tender their stock in FMRX in any tender or exchange offer that is an Acquisition Proposal or an Alternative Proposal (or fail to recommend to FMRX’s stockholders rejection of such tender or exchange offer within ten (10) days after such tender or exchange offer is first published, sent or given), or (E) publicly propose, approve a resolution or agree to do any of the foregoing, in each case, whether or not permitted by the terms of this Agreement; (ii) FMRX shall have breached its obligations under this Agreement by reason of a failure to call and hold the FMRX Stockholder Meeting in accordance with Section 7.10(a) or a failure to prepare and mail to its stockholders the FMRX Proxy Statement in accordance with Section 7.10(b); or (iii) prior to the record date with respect to the FMRX Stockholder Approval, any Person or group (other than Buyer or its Affiliates) acquires Beneficial Ownership of a majority of the outstanding stock of any of the Sellers; or

(h) by FMRX, pursuant to Section 7.9(c).

10.2. Extension of Termination Date. Notwithstanding the foregoing, any of the Sellers or Buyer shall have the option to extend, from time to time, the Termination Date for additional periods of time not to exceed sixty (60) days in the aggregate if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is that the FMRX Stockholder Meeting has not yet been held as a result of the time required to complete the SEC review process related to the FMRX Proxy Statement; provided, that the right to extend the Termination Date pursuant to this Section 10.2 shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date.

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10.3. Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 10.1, all further obligations of the parties under this Agreement shall be terminated without further liability of any party or its stockholders, directors or officers to the other parties, provided, (a) that this Section 10.3 and Sections 11.2, 11.7 and 11.13 shall survive any such termination, and (b) that nothing herein shall relieve any party from liability or damages for its willful breach of this Agreement.

(b) If:

(i)    (A) (x) any of the Sellers or Buyer shall terminate this Agreement pursuant to Section 10.1(e) or (y) Buyer shall terminate this Agreement pursuant to Section 10.1(b), and

(B) at any time after the date of this Agreement and before such termination, a Superior Proposal shall have been publicly announced, become publicly known or otherwise communicated to senior management, the Board of Directors and stockholders of FMRX (whether or not conditional and whether or not withdrawn), and

(C) within twelve months of such termination FMRX or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal or Alternative Proposal;

(ii) Buyer shall terminate this Agreement pursuant to Section 10.1(g); or

(iii) FMRX shall terminate this Agreement pursuant to Section 10.1(h);

then the Sellers shall promptly, but in no event later than the date of such termination (or, in the case of clause (i), if later, the date any of the Sellers or any of their respective Subsidiaries enters into such agreement with respect to or consummates such Acquisition Proposal or Alternative Proposal), (x) pay Buyer an amount equal to $2,500,000 and (y) assume and pay, or reimburse Buyer for, all reasonable, out-of-pocket Expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby (but not in excess of $500,000) by wire transfer of immediately available funds.

(c) If any of the Sellers or Buyer shall terminate this Agreement pursuant to Section 10.1(f), then the Sellers shall on the date of such termination assume and pay, or reimburse Buyer for, all reasonable, out-of-pocket Expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby (but not in excess of $500,000) by wire transfer of immediately available funds. In addition, if any of the Sellers or Buyer shall terminate this Agreement pursuant to Section 10.1(f), and at any time after this date of this Agreement and before the FMRX Stockholder Meeting, (i) there shall have been a Change of Recommendation or (ii) a Superior Proposal shall have been publicly announced, become publicly known or otherwise communicated to senior management, the Board of Directors and stockholders of FMRX (whether or not conditional and whether or not withdrawn) and within twelve months of such termination any of the Sellers or any of their respective Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal or Alternative Proposal, then the Sellers shall pay Buyer an amount equal to $2,500,000 (x) in the case of clause (i) above, upon the date of such termination or (y) in the case of clause (ii) above, upon the date any of the Sellers or any of their respective Subsidiaries enters into such agreement with respect to or consummates any Acquisition Proposal.

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ARTICLE XI

GENERAL PROVISIONS

11.1. Survival. All representations and warranties made in this Agreement shall survive the Closing Date until the indemnity obligations with respect thereto, as set forth in Article VIII, shall terminate.

11.2. No Public Announcement. Neither party shall, without the approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that a party may be so obligated by law, in which case the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.

11.3. Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered in person, by telex or telecopier, when delivered to a recognized next business day courier, or, if mailed, when deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, addressed as follows or to such other address as notice shall have been given pursuant hereto:

If to the Sellers, to:

Familymeds Group, Inc.
312 Farmington Avenue
Farmington, CT 06032
Attention: Allison D. Kiene R.Ph., Esq.
Sr. Vice President, General Counsel and Secretary
Phone:  (860) 676-1222 ext. 117
Fax:  (860) 676-8764

with a copy to:

Jones Day
555 California Street
San Francisco, CA 94104
Attention: Tobias S. Keller
Phone:  (415) 875-5869
Fax:  (415) 875-5700

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If to Buyer, to:

Walgreen Co. Law Department
104 Wilmot Road, M. S. #1425
Deerfield, Illinois 60015
Attention: Allan M. Resnick
Mark E. Vainisi
Phone:  (847) 315-4185
Fax:  (847) 315-4826

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Chris Abbinante
Phone:  (312) 853-7000
Fax:  (312) 853-7036

11.4. Successors and Assigns; No Third Party Beneficiaries. Either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except as set forth in Article VIII, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.4 any right, remedy or claim under or by reason of this Agreement.

11.5. Entire Agreement; Amendments. This Agreement, the Confidentiality Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and, except with respect to the Confidentiality Agreement, supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

11.6. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

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11.7. Expenses. Except for the Closing Date Shared Expenses and Expenses included in the Inventory Closing Shared Expense Amount, each party hereto will pay all costs and Expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, Expenses and disbursements of its counsel and accountants. All items of income and Expense incurred in connection with the Business of the Purchased Operate Location Pharmacies or the Purchased Worksite Pharmacies and, unless excluded pursuant to Section 7.22, the Tupelo Property (including rent, Expenses, utilities, prepayments, deposits and similar items) shall be prorated between the Sellers and Buyer such that Sellers shall receive and be responsible for all items of income and Expense earned or incurred on or prior to the Closing Date or applicable Inventory Closing Date. Notwithstanding the foregoing, at the Closing Date or the applicable Inventory Closing Date, Buyer will reimburse to Sellers the aggregate amount of any lease deposits transferred to Buyer (and acknowledged to be transferred to Buyer by the applicable landlord or sub-lessor) in connection with any Purchased Operate Location. For administrative convenience, Buyer agrees to pay and be liable for the Closing Date Shared Expenses and Expenses included in the Inventory Closing Shared Expense Amount. In consideration therefore, the parties agree that Buyer will be reimbursed, through a credit against the Purchase Price at Closing, in an amount equal to one-half of the Inventory Closing Shared Expense Amount and one-half of the Closing Date Shared Expenses.

11.8. Disclaimer Regarding Projections. In connection with Buyer’s investigation of FMRX, Buyer has received from FMRX certain projections and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties in attempting to make such projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer will have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that FMRX does not make any representation or warranty with respect to such projections, forecasts or plans.

11.9. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

11.10. Injunctive Relief; Remedies.

(a) The parties agree that any breach or threatened breach by any party or its Affiliates of this Agreement, including Section 7.2, would result in substantial and irreparable damage to the other parties, the amount of which would be difficult, if not impossible, to ascertain. Therefore, each party agrees that in the event of any such breach or threatened breach thereof, each non-breaching party shall have the right to enforce this Agreement by preliminary or permanent injunctive or other relief in equity, without the necessity of proving any actual damages or providing any bond or other security. The right of each party to obtain injunctive or other equitable relief to enforce the terms hereof shall be in addition to all other rights and remedies it may otherwise have at law, in equity, or otherwise. Such right to obtain injunctive or other equitable relief may be exercised, at the option of the non-breaching parties, concurrently with, prior to, after, or in lieu of the exercise of any other rights or remedies which the non-breaching party may have as a result of any breach or threatened breach of any of the terms hereof.

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(b) The prevailing party or parties in any action brought to enforce any provision of this Agreement shall be entitled to recover all reasonable attorneys’ fees and disbursements and other out-of-pocket costs incurred in connection therewith.

11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

11.12. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

* * * * * * *

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APPENDIX B

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF

FAMILYMEDS GROUP, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Familymeds Group, Inc., a Nevada corporation (the “Company”), in accordance with Nevada Revised Statutes (“NRS”), Sections 78.580 through 78.620 inclusive, and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.    Plan Adoption. The Board of Directors of the Company (collectively with any legal successor thereto, where the context so requires, the “Board”) has adopted and recommended this Plan and called a special meeting (the “Meeting”) of the holders of the Company’s Common Stock to take action on the Plan and ratify the Company’s actions taken to date on the Plan. If stockholders holding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), vote for the adoption of this Plan at the Meeting by an affirmative vote of the holders of record of a majority of the outstanding shares at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting (the “Adoption Date”).

2.    Cessation of Business Activities. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan and applicable law. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3.    Certificate of Dissolution; Effective Date. After the Adoption Date, the officers of the Company shall, at such time as the Board, in its absolute discretion, deems necessary, appropriate or desirable, file with the Secretary of State for the State of Nevada a certificate pursuant to NRS 78.580(2) signed by an officer of the Company setting forth that the dissolution has been approved by the directors and the stockholders, and a list of the names and addresses, either residence or business, of the corporation's president, secretary and treasurer, or the equivalent thereof, and all of its directors. The date of such filing, or such other date as is determined by the Board that is not more than ninety (90) days thereafter, shall be the “Effective Date” of the dissolution. The filing of such certificate shall have the effect specified in the NRS.

4.    Payment of and Reservation for Claims. Following the Adoption Date, the Company shall (a) pay, or make reasonable provision to pay, all claims, liabilities, and obligations, including all contingent, conditional, or unmatured contractual claims, and all expenses relating to the sale of the Company’s assets and the liquidation and dissolution of the Company (collectively, “Claims”) known to the Company, (b) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company that is the subject of a pending action, suit, or proceeding to which the Company is a party; and (c) make such provision as will be reasonably likely to provide compensation for claims that have not been made known to the Company or that have not arisen but, based on facts known to the Company, are likely to arise or become known to the Company. The Company may give such notice as it deems appropriate to holders of Claims or other persons known to the Company that may assert Claims.

APPENDIX B

5.    Stockholder Distributions; Record Date. Distributions to the stockholders pursuant to the terms of this Plan shall be in complete satisfaction and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Company’s stockholders, the Company, in its absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board (“Satisfactory Evidence and Indemnity”). The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the close of business on the Effective Date or such other date as is fixed by the Board, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

6.    De Minimis Distributions. Notwithstanding anything to the contrary contained in this Plan:

(a) the Company shall not make an interim or final distribution to a holder of Common Stock if the aggregate of such distribution is not ten dollars [($10.00)] or more, provided that if such holder did not receive an interim distribution hereunder, the amount that would otherwise have been paid shall be carried over and added to the amount of any additional interim or final distribution, and the aggregate of such unpaid distributions shall be subject to this provision; and

(b) if, after it has made final distributions, the Company holds assets with an aggregate value that the Board deems insufficient to pay all expenses associated with a supplemental distribution (provided that for the purpose of this provision such amount shall not exceed [$25,000]), the Company may abandon such assets or transfer such assets to a nonprofit organization or organizations that are exempt pursuant to section 501(c) of the Internal Revenue Code (Title 26 of the United States Code); provided that any such donations made pursuant to this provision shall be made to organizations that provide health or health-related services primarily in or around the Hartford, Connecticut metropolitan area.

7.    Undeliverable Distributions. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 8 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

APPENDIX B

8.    Liquidating Trust Authorized. If deemed necessary, appropriate or desirable by the Board, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders, as a final liquidating distribution or from time to time, the Company may transfer to one or more liquidating trustees, for the benefit of its stockholders (the “Trustee”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the stockholders, including without limitation non-cash assets and assets held on behalf of the stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the Federal securities laws and regulations promulgated thereunder, or (ii) held as a contingency reserve. The Board is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee for the benefit of the stockholders and to receive any assets of the Company. Any Trustee appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in its capacity as Trustee, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustee shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 5 of this Plan. Any such conveyance to the Trustee shall be in trust for the stockholders of the Company. The Company, subject to this Section and as authorized by the Board, in its absolute discretion, may enter into a liquidating trust agreement with the Trustee, on such terms and conditions as the Board, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

9.    Sale or Other Disposition of Company Assets. Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, including any sale, exchange or other disposition in liquidation of less than a majority of the property and assets of the Company to affiliates of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

10.    Continued Employment and Compensation of Officers and Employees Authorized. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company’s stockholders of the payment of any such compensation.

APPENDIX B

11.    Third Party Expenses of Dissolution Authorized. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional, legal and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan. Adoption of the Plan shall constitute approval of such payments by the stockholders of the Company.

12.    Indemnity. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its articles of incorporation, as amended, and Bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

13.    Plan Modification, Amendment, or Abandonment. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company’s stockholders, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the NRS.

14.    Jurisdiction of the District Court. Pursuant to NRS 78.605, the district court for the State of Nevada (the “District Court”) shall have jurisdiction over all issues arising under or relating to the terms and implementation of the Plan. By adopting the Plan, the stockholders grant the Board power of attorney to seek relief in the District Court on behalf of the stockholders of the Company, and the Board is authorized, in its sole and absolute discretion, to seek relief in the District Court as appropriate to interpret and implement the Plan.

15.    Omnibus Authority. The Board of the Company is hereby authorized, without further action by the Company’s stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, the execution and filing of all such certificates, documents, information, returns, tax returns, and other documents which may be necessary to implement the Plan, the collection of outstanding debts and the selling and conveying of property, real and personal, and paying for and/or providing for all the Company’s liabilities and obligations. The Board may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the complete liquidation and dissolution of the Company and the distribution of its assets to its stockholders in accordance with the NRS and Sections 331 and 336 of the Code.

APPENDIX C
February 7, 2007

PERSONAL AND CONFIDENTIAL

Board of Directors
Familymeds Group, Inc.
312 Farmington Avenue
Farmington, CT 06032

Members of the Board:

We understand that Familymeds Group, Inc. (“Familymeds” or the “Company”) proposes to sell substantially all of the assets of the Company (the “Asset Sales”) and to liquidate the Company (the “Liquidation”) promptly following consummation of the Asset Sales. As a result of the Asset Sales and the sale of the remaining assets of the Company in connection with the Liquidation we understand that holders of the Company’s Common Stock are expected to receive cash distributions (the “Consideration”) after all liabilities of the Company and the expenses and other costs associated with the Asset Sales and Liquidation (the “Liquidation Expenses”) have been paid.

In order to consummate the Asset Sales, we understand the Company is expected to enter into an agreement (the “Walgreens Agreement”) with Walgreen Co. (“Walgreens”) whereby Walgreens will acquire certain assets from Familymeds (the “Walgreens Asset Purchase”), subject to the terms and conditions more fully set forth in the Walgreens Agreement. Additionally, we understand that Familymeds proposes to enter certain other agreements (the “Secondary Agreements”) with other financially-qualified parties (the “Secondary Purchasers”) whereby the Secondary Purchasers will acquire certain assets from Familymeds, subject to the terms and conditions more fully set forth in the Secondary Agreements. The Walgreens Agreement, and the Secondary Agreements are hereinafter collectively referred to as the “Agreements.”

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Liquidation is fair from a financial point of view to such holders. For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of Familymeds;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Familymeds prepared by the management of Familymeds;

(iii)	reviewed certain financial forecasts prepared by the management of Familymeds;

(iv)	reviewed the reported prices and trading activity for Familymeds Common Stock;

(v)
compared the financial performance of Familymeds and the prices and trading activity of Familymed’s Common Stock with that of certain other publicly−traded companies that we believe are generally comparable to Familymeds;

(vi)	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions involving companies in lines of business that we believe are generally comparable to Familymeds;

(vii)	participated in discussions and negotiations among representatives of Familymeds and Walgreens and their financial and legal advisors;

(viii)	participated in discussions and negotiations among representatives of Familymeds and Secondary Purchasers and their respective financial and legal advisors;

(ix)	reviewed the Walgreens Agreement and certain related documents;

(x)	reviewed the proposed terms and conditions of the Secondary Agreements and certain related documents;

(xi)	reviewed the draft form of Proxy Agreement related to the Liquidation and Walgreens Asset Purchase;

(xii)	reviewed the Liquidation Analysis dated as of January 25, 2007 prepared by management of Familymeds; and

(xiii)	considered such other factors and performed such other analyses as we have deemed appropriate.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by Familymeds for the purposes of this opinion. We have further relied upon the assurance of the management of Familymeds that they are not aware of any facts that would make any of such information, in the light of the circumstances in which it was provided or obtained, inaccurate or misleading. With respect to the financial forecasts we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Familymeds. We have assumed that the transactions contemplated by the Agreements will be completed and, that the assets owned by Familymeds after the transactions contemplated in the Agreements close will be sold. Further we have relied upon the Liquidation Analysis prepared by management of Familymeds. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Asset Sales, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the Consideration. We have also assumed that the terms and conditions of the Agreements will not be changed in any material respects and that all conditions to the consummation of the Asset Sales will be satisfied without waiver thereof.

We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of Familymeds and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We are not in the business of appraising tangible assets and have not made any independent valuation or appraisal of any or all of the assets or liabilities of Familymeds. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We were not requested to consider, and our opinion does not address, Familymed’s underlying business decision to enter into the Agreements, pursue the Asset Sales or pursue the Liquidation, or the relative merits of the Liquidation as compared to any alternative business strategies that might exist for Familymeds or the effect of any other transaction in which Familymeds might engage. We were not requested to consider, and our opinion does not address, the non-financial terms of the Agreements or the Liquidation, nor does it address the terms of any of the related agreements to be entered into by the parties.

We are acting as financial advisor to the Company in connection with the Asset Sales and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Asset Sales. We will also receive a fee for providing this opinion. In addition, Familymeds has agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our trading, brokerage, investment management and financing activities, JMP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities of Familymeds or any other company or any currency or commodity that may be involved in this transaction. JMP and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, investment banking services to Familymeds and have received fees for the rendering of such services.

It is understood that this letter is for the information of the Board of Directors of Familymeds only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing required to be made by Familymeds in respect of the transactions identified in this opinion with the Securities and Exchange Commission if such inclusion is required by applicable law. In addition, JMP expresses no opinion or recommendation as to how the shareholders of Familymeds should vote at the shareholders’ meeting to be held in connection with the proposal to approve the Walgreens Asset Purchase and the Liquidation.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of the Common Stock pursuant to the Liquidation is fair from a financial point of view to such holders.

Very truly yours,

/s/ JMP SECURITIES LLC

JMP SECURITIES LLC

Appendix D
FAMILYMEDS GROUP, INC.
312 Farmington Avenue, Farmington, CT 06032-1968

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD _______________, 2007

The undersigned, having received notice of the Special Meeting of Familymeds Group, Inc. to be held at 10:00 a.m. (Eastern Time), on [______________], 2007 (the “Special Meeting”), hereby designates and appoints Edgardo A. Mercadante and James A. Bologa, or either of them, with authority to act without the other, as proxies for the undersigned, with full power of substitution and resubstitution, to vote all of the shares of common stock which the undersigned is entitled to vote at the Special Meeting and at any adjournment thereof, such proxies being directed to vote as specified on the reverse side of this proxy card.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF FAMILYMEDS GROUP, INC. AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THE ABOVE NAMED PROXIES WILL BE VOTED “FOR” PROPOSAL 1 AND 2 IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING MATTERS. PLEASE MARK AN “X” IN ONE SPACE. TO BE EFFECTIVE, THIS PROXY MUST BE DEPOSITED AT THE COMPANY’S REGISTRAR NOT LATER THAN 48 HOURS BEFORE THE TIME APPOINTED FOR THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

1. Proposal to ratify and approve the Asset Purchase Agreement, including sale of a majority of the Company’s pharmacy assets to Walgreen Co. and Walgreen Eastern Co., Inc.

FOR AGAINST WITHHELD
☐                        ☐                              ☐

2. Proposal to approve and adopt the Plan of Complete Liquidation and Dissolution of the Company including the liquidation and dissolution of Familymeds Group, Inc.

FOR AGAINST WITHHELD
  ☐                        ☐                              ☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

Dated

Signature

Signature if held jointly

IMPORTANT: Please sign exactly as your name appears on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.